Exhibit 4.46
[Confidential Treatment]
OFFICE LEASE AGREEMENT
BY AND BETWEEN
HINES REIT AIRPORT CORPORATE CENTER LLC,
AS LANDLORD
AND
NCL (BAHAMAS) LTD. D/B/A NORWEGIAN CRUISE LINE,
AS TENANT

BASIC LEASE INFORMATION

Lease Date:	December 1, 2006

Tenant:	NCL (Bahamas) Ltd. d/b/a Norwegian Cruise Line

Address of Tenant:	7665 Airport Corporate Center Drive, Miami, Florida 33126

Primary Contact:	George Chesney

Landlord:	Hines REIT Airport Corporate Center LLC

Address of Landlord:	c/o 2800 Post Oak Boulevard Houston, Texas 77056-6190 Attention: Profit Center Office/Central Division

Leased Premises:	208,737 Rentable Square Feet consisting of: (A) 125,806 Rentable Square Feet in the building known as 7665 Corporate Center Drive (N.W. 19th Street), Miami, Florida, and (B) 82,931 Rentable Square Feet in the building known as 7650 Corporate Center Drive (N.W. 19th Street), Miami, Florida

Commencement Date:	December 1, 2006 as to all of the Leased Premises other than the Building 10 Sixth Floor Premises and April 1, 2007 as to the Building 10 Sixth Floor Premises

Lease Term:	one hundred forty six (146) months

Base Rental:	Initially [**] [Confidential Treatment] per Rentable Square Foot (net) escalating on each anniversary of the Commencement Date by [**] [Confidential Treatment].

Tenant Improvement Allowance:	up to [**] [Confidential Treatment] per Rentable Square Foot within the Leased Premises totaling [**] [Confidential Treatment].

Real Estate Broker(s):	Studley, Inc. (as Agent) and Travers Realty, Inc. (as subagent of Studley, Inc.) representing Tenant, Hines Interests Limited Partnership, representing Landlord

Guarantor:	NCL Corporation Ltd., a Bermuda corporation
The foregoing Basic Lease Information is hereby incorporated into and made a part of the Lease identified above. In the event of any conflict between any Basic Lease Information and the Lease, the Lease shall control.

(i)

LIST OF EXHIBITS
EXHIBIT A	-	SITE PLAN AND LOCATION OF PROPERTY 11 AND PROPERTY 10
EXHIBIT A-1	-	DESCRIPTION OF PARCEL 11
EXHIBIT A-2	-	DESCRIPTION OF PARCEL 10
EXHIBIT B	-	SITE PLAN AND LOCATION OF THE PROJECT
EXHIBIT B-1	-	DESCRIPTION OF THE PROJECT
EXHIBIT C	-	FLOOR PLAN OF BUILDING 11 PREMISES
EXHIBIT C-1	-	FLOOR PLAN OF BUILDING 10 PREMISES
EXHIBIT D	-	BASE BUILDING SHELL CONDITION
EXHIBIT E	-	TENANT IMPROVEMENTS
EXHIBIT F	-	OPERATING EXPENSES EXCLUSIONS
EXHIBIT G	-	BUILDING RULES AND REGULATIONS
EXHIBIT H	-	LETTER OF CREDIT FORM
EXHIBIT I	-	BASE RENTAL
EXHIBIT J	-	MARKET TERMS
EXHIBIT K	-	FORM OF SNDA
EXHIBIT L	-	SATELLITE DISH AGREEMENT
EXHIBIT M	-	GUARANTY
EXHIBIT N	-	JANITORIAL SPECIFICATIONS

(ii)

AIRPORT CORPORATE CENTER
OFFICE LEASE AGREEMENT
     THIS LEASE AGREEMENT (“Lease”) is made and entered into as of the 1st day of December, 2006 (the “Effective Date”), by and between HINES REIT AIRPORT CORPORATE CENTER LLC, a limited liability company organized under the laws of the State of Delaware (hereinafter called “Landlord”), and NCL (BAHAMAS) LTD., a Bermuda company D/B/A NORWEGIAN CRUISE LINE (hereinafter called “Tenant”).
     The Basic Lease Information rider (the “BLI Rider”) attached to the front of this Lease is hereby incorporated herein and made a part hereof.
ARTICLE I
     1.1 Leased Premises.
          (a) Landlord’s predecessor has constructed certain improvements on two certain tracts or parcels of land described in Exhibit A-1 (“Parcel 11”) and Exhibit A-2 (“Parcel 10,” and together with Parcel 11, the “Land”) attached hereto and incorporated herein by this reference. The improvements include (i) an office building commonly referred to as “Building 11,” located at 7665 Corporate Center Drive (N.W. 19th Street), Miami, Florida on Parcel 11 (“Building 11”), (ii) an office building commonly referred to as “Building 10,” located at 7650 Corporate Center Drive (N.W. 19th Street), Miami, Florida on Parcel 10 (“Building 10”), and (iii) the Parking Areas (as defined hereinafter). Building 11 and Building 10 may be collectively referred to hereinafter as the “Buildings” or individually as a “Building.” Building 11 and all other improvements located on Parcel 11 are hereinafter referred to as “Property 11.” Building 10 and all other improvements located on Parcel 10 are hereinafter referred to as “Property 10.” A site plan showing Property 11 and Property 10 is attached hereto as Exhibit A. The Buildings, the Parking Areas, and the Land are located within, and constitute a portion of, “Airport Corporate Center” (the “Project”). A site plan showing the Project is attached hereto as Exhibit B and a legal description of the real property comprising the Project is attached hereto as Exhibit B-1.
          (b) Subject to and upon the terms hereinafter set forth, and in consideration of the sum of Ten Dollars ($10.00), the premises, and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, Landlord does hereby lease and demise to Tenant and Tenant does hereby lease and take from Landlord (subject to all matters of record in Miami-Dade County, Florida, that affect the Land and the Project) those certain premises located in the Buildings, and more particularly described as follows:
(A) 125,806 Rentable Square Feet in Building 11 as follows: (i) 22,033 RSF consisting of the entire RSF of the sixth (6th) floor, (ii) 22,109 RSF consisting of the entire RSF of the fifth (5th) floor, (iii) 22,109 RSF consisting of the entire RSF of the fourth (4th) floor, (iv) 22,109 RSF consisting of the entire RSF of the third (3rd) floor, (v) 20,825 RSF consisting of the entire RSF of the second (2nd) floor, and (vi) 16,623 RSF consisting of the entire RSF of the first (1st) floor, all as generally described or depicted on Exhibit C, attached hereto and incorporated herein (collectively, the “Building 11 Premises”); and
(B) 82,931 Rentable Square Feet in Building 10 as follows: (i) 22,046 RSF consisting of the entire RSF of the sixth (6th) floor (the “Building 10 Sixth Floor Premises”), (ii) 22,118 RSF consisting of the entire RSF of the fifth (5th) floor, (iii) 22,118 RSF consisting of the entire RSF of the third (3rd) floor, and (iv) 16,649 RSF consisting of the entire RSF of the first (1st) floor, all as generally described or depicted on Exhibit C-1, attached hereto and incorporated herein (collectively, the “Building 10 Premises”).

The Building 11 Premises and the Building 10 Premises may be collectively referred to hereinafter as the “Leased Premises.” Notwithstanding anything contained herein to the contrary, however, Landlord is not leasing to Tenant, and the Leased Premises do not include, any of the following: vertical penetrations (such as elevator shafts, stairwells, mechanical shafts, and risers), the ground floor lobbies, the roofs, the space above the finished ceilings of each floor of the Leased Premises, the mechanical, electrical, storage, and janitorial rooms or any other areas included within the “Building Common Areas” (as defined in ANSI/BOMA 265.1 2006).
          (c) The terms “Rentable Square Feet,” “Rentable Square Foot” and “RSF,” as used herein, shall mean the figures which Landlord and Tenant have agreed to use for calculation of Rental (as defined hereinafter) and Tenant’s Additional Rental (as defined hereinafter) and other matters referenced in this Lease. The Rentable Square Feet of the Leased Premises is set forth in Section 1.1(b) above, and the Rentable Square Feet of Building 11 is 125,806 and the Rentable Square Feet of Building 10 is 125,822 (all such figures referenced in this subparagraph (c) have been agreed upon by Landlord and Tenant prior to the date hereof, are conclusive for all purposes of this Lease, and are not subject to change for any reason whatsoever).
          (d) “Parking Areas” shall mean the parking structure(s) that are constructed and located on the Land and the surface parking spaces located on the Land, all as shown and labeled on Exhibit A, together with any connecting walkways or other means of access to said structures, the grounds related thereto and any additional improvements at any time related thereto. The Parking Areas may be operated by a parking contractor designated from time to time by Landlord.
          (e) “Declaration” shall mean that certain Declaration of Covenants, Conditions, Restrictions and Easements of Airport Corporate Center, made on December 31, 1986, by The Prudential Insurance Company of America, a New Jersey corporation, filed on January 2, 1987 and recorded in the Public Records of Miami-Dade County, Florida, in Official Records Book 13134, Page 1116, as amended in Official Records Book 14810, Page 1122, as re-recorded in the Public Records of Miami-Dade County, Florida, in Official Records Book 14940, Page 565, as amended in Official Records Book 15382, Page 2381, and as amended in Official Records Book 16256, Page 923.
          (f) “Original Lease” shall mean that certain Office Lease dated September 19, 1996, by and between Norwegian Cruise Line Limited, as tenant (“Original Tenant”), and John Alden Life Insurance Company, as landlord (“Original Landlord”), under which Tenant currently leases certain office space consisting of the entire Building 11 and certain space in Building 10, as amended by that certain First Addendum dated March 24, 1997, by and between Original Landlord and Original Tenant, that certain Second Amendment dated March 18, 2003 by and between Miami RPFIV Airport Corporate Center Associates Limited Liability Company (“RPFIV”), as successor to Original Landlord, and Original Tenant, that certain Third Amendment dated August 30, 2004, by and between RPFIV and Tenant, as successor to Original Tenant, and that certain Fourth Amendment dated June 1, 2005, by and between RPFIV and Tenant.
          (g) This Lease does not grant Tenant any rights to light, air or view over or about the Land or any other real property. Landlord specifically excepts and reserves to itself all rights to, and the use of, any roofs, the exterior portions of the Leased Premises, the Land, improvements and air and other rights below the improved floor level of the Leased Premises, the improvements and air and other rights above the improved ceiling of Leased Premises, the improvements and air and other rights located outside the demising walls of the Leased Premises and such areas within the Leased Premises as are required for installation of utility lines and other installations required to serve the Buildings or any occupants of the Buildings, and Landlord specifically reserves to itself the right to enter the Leased Premises to use, maintain and repair same, and no rights with respect thereto are conferred upon Tenant, unless otherwise specifically provided herein. If Landlord enters the Leased Premises as provided in this subparagraph (g), it shall use its commercially reasonable efforts to minimize interruption to Tenant’s business. Except in the case of emergency, any entry within the Leased Premises for such purposes that would materially interfere with Tenant’s use and occupancy shall be performed any time on weekends and holidays or during non-Building Operating Hours on weekdays.
          (h) Tenant’s taking possession of the Leased Premises or any portion thereof shall be conclusive evidence against Tenant that such portion of the Leased Premises was then in good order and satisfactory condition and in full compliance with this Lease. Tenant acknowledges that no promise by or on behalf of Landlord, any of Landlord’s beneficiaries, the managing agent of the Buildings, the leasing agent of the Buildings or any of their respective agents, partners or employees to alter, remodel, improve, repair, decorate or clean the Leased Premises has been made to or relied upon by Tenant, and that no representation respecting the condition of the Leased Premises or the Buildings by or on behalf of Landlord, any of Landlord’s beneficiaries, the managing agent of the Buildings, the leasing agent of the Buildings or any of their respective agents, partners or employees has been made to or relied upon by Tenant, except to the extent expressly set forth in this Lease. Notwithstanding any other term, covenant, or condition of this Lease, Tenant hereby irrevocably and unconditionally agrees and stipulates that it leases the Leased Premises as herein provided in its AS-IS, WHERE-IS condition, with all faults, and without any warranty from Landlord whatsoever with respect thereof, except as specifically provided herein and as shown on Exhibit D “Base Building Shell Condition” (which exhibit is attached hereto and made a part hereof by reference).
     1.2 Lease Term.
          (a) Subject to and upon the terms and conditions set forth herein, or in any exhibit hereto, the Lease Term shall commence on the Commencement Date (as defined hereinafter) and shall expire on January 31, 2019 (the “Lease Term”).
          (b) As used herein, “Commencement Date” means (i) December 1, 2006 as to all portions of the Leased Premises other than the Building 10 Sixth Floor Premises, subject to subparagraph (c) below, and (ii) the earlier of (y) the date Tenant occupies the Building 10 Sixth Floor Premises for the purpose of conducting business, or (z) April 1, 2007, as to the Building 10 Sixth Floor Premises, subject to subparagraph (d) below.
          (c) Suite 150 of Building 10 (“Ground Floor Suite”) is currently occupied by another tenant (“Ground Floor Existing Tenant”) under a lease that expires on January 11, 2007 (“Ground Floor Suite Expiration Date”). If the Ground Floor Existing Tenant does not vacate the Ground Floor Suite prior to December 1, 2006, the Commencement Date as to the Ground Floor Suite shall be delayed until such time as Landlord delivers the Ground Floor Suite to Tenant. In the event of holdover by the Ground Floor Existing Tenant beyond the Ground Floor Suite Expiration date, Landlord shall use commercially reasonable efforts to cause the Ground Floor Existing Tenant to vacate the Ground Floor Suite (including, if necessary, instituting eviction proceedings) before the Commencement Date and the Commencement Date shall be delayed until the Ground Floor Existing Tenant vacates the Ground Floor Suite, but Landlord shall not incur any liability to Tenant nor have any further responsibility or obligation with respect to, or arising from such holdover.
          (d) The Building 10 Sixth Floor Premises are currently occupied by another tenant (the “Existing Tenant”) under a lease that expires on March 31, 2007 (the “Prior Lease Expiration Date”). If the Existing Tenant does not vacate the Building 10 Sixth Floor Premises on or before the Prior Lease Expiration Date, then the Commencement Date shall be delayed only with respect to the Building 10 Sixth Floor Premises until such time as Landlord delivers the Building 10 Sixth Floor Premises to Tenant. In the event of holdover by the Existing Tenant, Landlord shall use commercially reasonable efforts to cause the Existing Tenant to vacate the Building 10 Sixth Floor Premises (including if necessary instituting eviction proceedings) but Landlord shall not incur any liability to Tenant nor have any further responsibility or obligations with respect to, or arising from, such holdover.
     1.3 Use. The Leased Premises are to be used and occupied by Tenant (and its permitted assignees and subtenants) solely for the purpose of (a) office space for general business purposes consistent with Class A office buildings in the Airport/West Dade market, which includes as ancillary uses the following: the use of conference and computer facilities, employee kitchen, employee gym (but only on the ground floor of either Building), employee store, credit union branch office for Tenant’s employees, management information systems department, employee training center, employee healthcare facility, copy centers, mail rooms, and other ancillary uses typical for a corporate headquarters office; and (b) as to the ground floor of Building 10, a cafeteria (which shall be open to all tenants of Building 10 but, with respect to the Ground Floor Suite only, at Tenant’s option, may be open to the general public if and to the extent legally permissible). The Leased Premises shall not be used for any purpose which would create unreasonable elevator loads or otherwise unreasonably interfere with Building operations, and Tenant shall not engage in any activity which is not in keeping with the first class standards of the Buildings. In no event shall the Leased Premises be used for the purpose of installing, marketing, operating, or providing electronic telecommunications, information or data processing, storage or transmissions, or other electronic office services or equipment for tenants or other occupants of the Buildings on a shared-usage basis through a central switch or a local area network. Without limiting the generality of this Section 1.3, the Leased Premises shall not be used as or for (i) any health care professionals or service organization, except for administrative offices where no diagnostic treatment or laboratory services are performed; (ii) schools or other training facilities that are not ancillary to executive, professional or corporate administrative office use; (iii) retail or restaurant uses (except as specifically permitted by subparagraph (b) above); (iv) broadcast studios or other broadcast production facilities such as radio and/or television stations except, however, for any such facilities which are used for broadcast only to Tenant’s ships, including ship-to-shore broadcasts; (v) product display or demonstration facilities (i.e., use of the Leased Premises for product displays or demonstrations more than twice in any one week); (vi) offices at which deposits or bills are regularly paid in person by customers of Tenant; or (vii) personnel agencies, except offices of executive search firms; provided, however, the restrictions in the preceding sentence shall not apply to Tenant if such uses are ancillary uses and are primarily for the benefit of Tenant’s employees.
     1.4 Other Use Rights. Tenant shall have the non-exclusive right to use the common areas of the Buildings from time to time made available by Landlord, including, without limitation, the lobbies, public entrances, public stairways, public rest rooms and public elevators of the Buildings. The common areas serving the Buildings, including those referenced above, the Parking Areas, and others shall at all times be subject to Landlord’s exclusive control and management. Tenant shall be permitted to use the common area breezeway between Building 10 and Building 11 on a periodic basis for Tenant’s gatherings and functions, subject to the Buildings’ Rules and Regulations, provided that such use does not unreasonably disturb other tenants, and Tenant pays all costs of clean-up and maintains such insurance as Landlord may reasonably require. Tenant shall have the right to run its communication and other wires and cables through existing risers in the Buildings (but leaving a pro rata share of space available for other tenants) and ceiling crawl spaces as well as any existing underground conduits running between Buildings. Tenant may install and maintain up to four (4) satellite dishes and antennae and other communication equipment on the roofs of the Buildings, all of which shall be used solely for Tenant’s business operations and shall not be used by third parties, subject to (a) Landlord’s approval, which shall not unreasonably be withheld, (b) Tenant’s screening of such equipment from view in a manner approved by Landlord, (c) Tenant’s execution of a Satellite Dish Agreement in the form of Exhibit L hereto; and (d) Tenant’s obtaining all required governmental approvals and complying with all legal requirements. All such satellite dishes and equipment shall be installed in locations approved by Landlord, which approval shall not unreasonably be withheld. Landlord agrees that the satellite dishes and equipment existing on the Effective Date are approved by Landlord and may remain as presently located, subject to Tenant’s execution of a Satellite Dish Agreement with respect thereto.
     1.5 Surrender of Premises.
          (a) Upon the termination of this Lease by lapse of time or otherwise or upon the earlier termination of Tenant’s right of possession, Tenant shall quit and surrender possession of the Leased Premises to Landlord, broom clean, in as good condition as existed at the commencement of Tenant’s occupancy, ordinary wear and tear and damage by fire or other casualty excepted. Before surrendering possession of the Leased Premises, Tenant shall, without expense to Landlord, remove all signs (including interior and exterior signs and monument signs), furnishings, equipment (including all communication cables and other cables other than the “Initial Cabling”), trade fixtures, satellite dishes and communications equipment, merchandise and other personal property installed or placed in the Leased Premises by Tenant or its permitted subtenants and all debris and rubbish, and Tenant shall repair all damage to the Leased Premises and the Buildings resulting from such removal, and shall repair the Buildings, including the exterior, to the condition that existed prior to Tenant’s installation thereof (including exterior signage). Tenant shall not be obligated to remove the “Initial Cabling,” which shall mean all cables and wires that exist on the Effective Date and the wires and cables installed by Tenant during the first thirty six (36) months following the Commencement Date and made as part of the Leasehold Improvements (as hereinafter defined) that was not included in the Original Lease. If Tenant fails to remove any of the signs, furnishings, equipment, trade fixtures, merchandise and other personal property installed or placed in the Leased Premises by the expiration or termination of this Lease, then Landlord may, at its sole option, (i) deem any or all of such items abandoned and the sole property of Landlord, or (ii) remove any and all such items and dispose of same in any manner. Tenant shall pay Landlord on demand any and all reasonable out-of-pocket expenses incurred by Landlord in the removal of such items, including, without limitation, the cost of repairing any damage to the Leased Premises or the Buildings caused by such removal and storage charges (if Landlord, in its sole discretion, elects to store such property).
          (b) All installations, additions, partitions, hardware, cables, wires, fixtures and improvements, temporary or permanent (including, but not limited to, any work performed by or on behalf of Tenant in excess of Tenant’s initial Leasehold Improvements described in Section 5.1(a) hereof (“Tenant’s Extra Work”)), except for Tenant’s signs, furnishings, equipment, communication cables (other than Initial Cabling), telephone switches, trade fixtures, merchandise and other personal property, in or upon the Leased Premises, whether placed there by Tenant or Landlord, shall, upon the termination of this lease by lapse of time or otherwise or upon the earlier termination of Tenant’s right of possession, become Landlord’s property and shall remain upon the Leased Premises, all without compensation, allowance or credit to Tenant. With respect to any improvements or alterations made after the Effective Date, if at the time Landlord consents to Tenant’s installation thereof, Landlord advises Tenant that Landlord will require removal of the same upon termination, then Tenant, at Tenant’s sole cost and expense, upon termination of this Lease by lapse of time or otherwise or upon the earlier termination of Tenant’s right of possession, shall promptly remove such designated items placed in or upon the Leased Premises by or on behalf of Tenant and repair any damage to the Leased Premises or the Buildings caused by such removal, failing which Landlord may remove the same and repair the Leased Premises or the Buildings, as the case may be, and Tenant shall pay the cost thereof to Landlord on written demand; provided, however, that Landlord shall not require removal of any leasehold improvement existing as of the Effective Date (except as otherwise specifically provided herein, e.g. signage) or any Leasehold Improvements made after the Effective Date but which are consistent with general office space in Class A buildings or of the Initial Cabling (but as to Initial Cabling, outlets, termination panels and wiring diagrams shall also remain if the Initial Cabling is not removed). Tenant hereby agrees and acknowledges that the generator in place at the time of Tenant’s occupancy as well as the UPS system are considered base building materials and shall remain the property of Landlord.
     1.6 Survival. Any claim, cause of action, liability or obligation arising under the provisions hereof in favor of either party hereto against or obligating the other party hereto and all of Tenant’s indemnification obligations hereunder shall survive the expiration or any earlier termination of this Lease.
     1.7 Termination of Original Lease. Tenant and Landlord hereby agree that the Original Lease shall be terminated effective at midnight on November 30, 2006 as to all of the leased premises described therein except Suite 230 and Suite 250 of Building 10 (the “Suite 230 and 250 Space”), which consists of 4,534 RSF. As to the Suite 230 and 250 Space, the Original Lease shall remain in full force and effect through and including June 30, 2007 (“Final Termination Date”) in accordance with all terms and provisions thereof except for the following modifications: Base Rental for the Suite 230 and Suite 250 Space shall be adjusted to an amount equal to [**] [Confidential Treatment] per RSF per annum together with Tenant’s Percentage Share of Additional Rent with respect to such space, which shall be determined pursuant to Section 2.3 of this Lease. Tenant shall pay Base Rental and Forecast Additional Rental in equal monthly installments of [**] [Confidential Treatment] (plus sales tax) commencing on December 1, 2006 and continuing on the first day of each month thereafter to and including June 1, 2007 (plus applicable sales tax). Tenant shall also be subject to Tenant’s Additional Rental Adjustment with respect to such space when the Annual Operating Statements are available. Any default by Tenant under the Original Lease with respect to Suite 230 and Suite 250 shall constitute a default hereunder.
ARTICLE II
     2.1 Rental Payments.
          (a) Subject to subparagraph (d) below, commencing on the Commencement Date and continuing thereafter throughout the full Lease Term, Tenant hereby agrees to pay the Base Rental (as defined hereinafter) and Tenant’s Forecast Additional Rental (as defined hereinafter) and Tenant’s Additional Rental Adjustment (as defined hereinafter) in accordance with this Article. The Base Rental and Tenant’s Forecast Additional Rental shall be due and payable in equal monthly installments on the first day of each calendar month during the initial Lease Term and any extensions or renewals hereof, and Tenant hereby agrees to so pay such rent to Landlord at Landlord’s address as provided herein (or such other address as may be designated by Landlord from time to time) monthly in advance.

          (b) If the Commencement Date is other than the first day of a calendar month, then the installments of Base Rental and Tenant’s Forecast Additional Rental for such month shall be prorated and the installment or installments so prorated shall be paid in advance. Said installments for such prorated month shall be calculated by multiplying the equal monthly installment by a fraction, the numerator of which shall be the number of days of the Lease Term occurring during said commencement month, and the denominator of which shall be the total number of days in the commencement month. If the Lease Term commences or expires on a day other than the first day of a calendar year, Tenant’s Forecast Additional Rental and Tenant’s Additional Rental (as defined hereinafter) shall be prorated for such commencement or expiration year, as the case may be, by multiplying Tenant’s Forecast Additional Rental and Tenant’s Additional Rental by a fraction, the numerator of which shall be the number of whole and partial months of the Lease Term during the commencement or expiration year, as the case may be, and the denominator of which shall be twelve (12). In such event Tenant’s Additional Rental Adjustment shall be made as soon as reasonably possible after the termination of this Lease.
          (c) For purposes hereof, the term “Rental” shall mean and collectively refer to the Base Rental, Tenant’s Forecast Additional Rental, Tenant’s Additional Rental Adjustment and all other sums payable by Tenant hereunder. Tenant agrees to pay all Rental at the times and in the manner provided in this Lease, without abatement, demand, notice, setoff, deduction or counterclaim (except as may be otherwise expressly provided herein with respect to any of the foregoing), and all sums payable under this Lease by Tenant shall be deemed to be Rental due and owing hereunder. All Rental shall bear interest from the fifth (5th) day after the date due thereof until paid at the lesser of (i) a per annum rate equal to the “prime rate” announced by Chase Manhattan Bank, New York, New York, or its successor (or if the “prime rate” is discontinued, the rate announced as that being charged to the most creditworthy commercial borrowers) plus two percent (2%) or (ii) the maximum interest rate per annum allowed by law.
          (d) Notwithstanding anything to the contrary, provided Tenant is not in default under this Lease beyond any applicable notice or cure period at the time that abatement is otherwise scheduled to occur (or if default exists, then upon cure):
(i)	Base Rental, Tenant’s Forecast Additional Rental, and Tenant’s Additional Rental Adjustment shall be abated as to the Building 10 Sixth Floor Premises for the period commencing on [**] [Confidential Treatment] for the Building 10 Sixth Floor Premises [**] [Confidential Treatment] thereafter; and

(ii)	Base Rental (but not Tenant’s Forecast Additional Rental nor Tenant’s Additional Rental Adjustment) shall be abated for the [**] [Confidential Treatment]. The abatement provided in this subparagraph (ii) shall apply to the entire Leased Premises described in Section 1.1(b) hereof (including the Building 10 Sixth Floor Premises and the Ground Floor Suite) but shall not apply to any space added to the Leased Premises subsequent to the Effective Date nor to any renewal or extension of the initial Lease Term.
     2.2 Base Rental. Throughout the full Lease Term, Tenant hereby agrees to pay a base annual rental (the “Base Rental”) in accordance with the schedule attached hereto as Exhibit I, as such amount may be adjusted from lease year to lease year pursuant to the terms of this Lease.
     2.3 Additional Rental.
     (a) Commencing with the calendar year in which the Commencement Date occurs and continuing thereafter for each calendar year during the full Lease Term, Landlord shall present to Tenant prior to the beginning of said calendar year (or for the calendar year in which the Lease Term commences, on or before the Commencement Date) a statement of Tenant’s Forecast Additional Rental. Landlord’s failure to deliver such a statement of Tenant’s Forecast Additional Rental shall not operate to excuse Tenant from the payment of the monthly installment of Tenant’s Forecast Additional Rental due under Section 2.1(a). Rather, Tenant shall continue to pay the monthly installment of Tenant’s Forecast Additional Rental based on Landlord’s most recent calculation thereof until such a statement is delivered to Tenant, with such statement being applied retroactively to the beginning of the calendar year and Tenant making up any under payments (or Landlord refunding any overpayment or affording Tenant a credit against the next ensuing Rental obligations) immediately upon its receipt of such statement. Landlord may, from time to time, recalculate Tenant’s Forecast Additional Rental in order to more accurately reflect Landlord’s good faith estimate of Tenant’s Additional Rental, and Tenant shall commence paying the recalculated Tenant’s Forecast Additional Rental, in accordance with Section 2.1(a) hereof, upon the later of the next monthly payment date of Rental or ten (10) days after receiving notice thereof.
          (b) As used herein, “Tenant’s Forecast Additional Rental” shall mean Landlord’s reasonable estimate of Tenant’s Additional Rental for the coming calendar year (or, in the calendar year in which the Lease Term commences, for such calendar year).
          (c) As part of Tenant’s Additional Rental, Tenant shall be responsible for paying its pro rata share of the Operating Expenses of each Building for each calendar year. For purposes hereof, “Tenant’s Additional Rental” for each year shall mean Tenant’s Percentage Share (as defined hereinafter) of the Operating Expenses for each Building for such calendar year. As used herein, “Tenant’s Percentage Share” shall be determined separately for each Building and shall mean a fraction, the numerator of which is the total number of Rentable Square Feet within the Leased Premises within the applicable Building and the denominator of which is the greater of (i) ninety-five percent (95%) of the total Rentable Square Feet in such Building, or (ii) the total Rentable Square Feet in such Building actually leased or occupied by tenants.
          (d) Landlord shall use reasonable efforts to provide Tenant, within ninety (90) days after the end of the calendar year in which the Commencement Date occurs and of each calendar year thereafter during the Lease Term, with a statement detailing the Operating Expenses for each such calendar year (the “Annual Operating Expense Statement”) and a statement prepared by Landlord comparing Tenant’s Forecast Additional Rental with Tenant’s Additional Rental. Separate statements shall be provided as to Building 10 and Building 11. In the event that Tenant’s Forecast Additional Rental exceeds Tenant’s Additional Rental for said calendar year, Landlord shall pay Tenant (at Tenant’s option, in the form of a credit against rentals next due or in the form of Landlord’s check) an amount equal to such excess. In the event that the Tenant’s Additional Rental exceeds Tenant’s Forecast Additional Rental for said calendar year, Tenant shall pay Landlord, within thirty (30) days of receipt of the statement, an amount equal to such difference (“Tenant’s Additional Rental Adjustment”). Landlord shall not be permitted to make a subsequent adjustment in Annual Operating Expenses for further back than the calendar year preceding the calendar year for which the most recent Annual Operating Expense Statement was furnished except to the extent attributable to bills or invoices received by Landlord after the Annual Operating Expense Statement for such year was prepared.
          (e) Tenant, at Tenant’s sole cost and expense, shall have the right, to be exercised by written notice given to Landlord within one hundred fifty (150) days after receipt of the Annual Operating Expense Statement for any calendar year, to audit Landlord’s books and records pertaining only to the Operating Expenses for such calendar year, provided such audit must commence within sixty (60) days after Tenant’s notice to Landlord and thereafter proceed diligently and continuously to conclusion and, provided, further, that such audit must be conducted by (i) a nationally recognized independent public accounting firm; or (ii) other well-established accounting firm acceptable to Landlord and in a manner that does not unreasonably interfere with the conduct of Landlord’s business. Notwithstanding the foregoing, Tenant shall not have the right to audit Landlord’s books and records regarding the Operating Expenses for any calendar year at any time when Tenant is in monetary default beyond any applicable cure period under the terms of this Lease. Landlord agrees to cooperate in good faith with Tenant in the conduct of any such audit. Tenant (and its agents, employees and accountants) shall use good faith efforts to hold the results of such audits in strict confidence and not disclose the same to any third party, except as is necessary during any dispute between Landlord and Tenant related thereto or as required by law. A copy of the results of any such audit shall be promptly provided to Landlord, and Landlord may conduct an independent review of the same. If there is any disagreement regarding the results of any such audit, the parties shall select a third party auditor to resolve the dispute. Tenant shall not employ any person or entity to audit Landlord’s books and records whose compensation is based, in whole or in part, on a contingency fee or the results of the audit. If it is ultimately determined by agreement of Landlord and Tenant or through final court decision that Tenant’s Additional Rent for any calendar year is less than the Tenant’s Additional Rent as shown in the Annual Operating Expense Statement furnished by Landlord to Tenant, at Tenant’s option, Landlord shall credit the overpayment to future rent payments or shall promptly refund the overpayment to Tenant, and, if Tenant’s Additional Rent was overstated by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable actual costs incurred by Tenant in engaging the accounting firm to render the audit.
     2.4 Operating Expenses.
          (a) “Operating Expenses” for each calendar year, shall consist of (i) all Operating Costs (as defined hereinafter) for Property 11 and Property 10, and (ii) an amount equal to the sum of the total ownership, management, maintenance, repair, replacement and operating costs accruing during each such calendar year for other portions of the Project that are designated or maintained from time to time as common areas, including those areas which are for the benefit of the occupants of the Project whether or not so designated or maintained as common areas (net of any contribution received from time to time from the owners of the other portions of the Project for such expenses), including, without limitation, any amounts imposed upon Property 11 and Property 10 pursuant to the Declaration.
          (b) For the purposes of this Lease, “Operating Costs” shall mean all expenses, costs and accruals (excluding therefrom, however, specific costs billed to or otherwise incurred for the particular benefit of specific tenants of the Buildings) of every kind and nature, computed on an accrual basis, incurred or accrued in connection with, or relating to, the ownership, operation, management, maintenance, repair and replacement of the Buildings during each calendar year, including, but not limited to, the following:
(i)	wages and salaries, including taxes, insurance and benefits, of all on and off-site employees engaged in operations, management, maintenance, repair, replacement or access control (including, without limitation, the senior property manager and the senior accountant), as reasonably allocated by landlords and rent for, and expenses associated with, the Project’s management office;

(ii)	cost of all supplies, tools, equipment and materials to the extent used in operations, management, maintenance, repairs or replacements, as reasonably allocated by Landlord;

(iii)	cost of all utilities, including, but not limited to, the cost of electricity, the cost of water and the cost of power for heating, lighting, air conditioning and ventilating;

(iv)	the cost of trash and garbage removal, cleaning, vermin extermination and debris removal, and other services;

(v)	cost related to and fees payable under all maintenance, management and service agreements, including, but not limited to, a management fee contribution equal to three percent (3%) of the gross revenues of the Buildings (and excluding any other management fee in excess thereof);

(vi)	costs related to those agreements related to access control services, garage operations, window cleaning, elevator maintenance, janitorial service, pest control and landscaping maintenance;

(vii)	cost of inspections, repairs, maintenance and replacements (except to the extent covered by proceeds of insurance); provided, however, any contrary provision in this Section 2.4 notwithstanding, the cost of capital repairs and replacements (other than those contemplated by Section 2.4(b) (ix)) shall be limited to an aggregate of [**] [Confidential Treatment] per event (and without subcategories) and shall be amortized over such reasonable period of time as Landlord shall determine and only the portion of such costs allocable to any calendar year (plus interest on the unpaid balance of such costs) may be included in the Operating Costs for such calendar year;

(viii)	the cost of legal and accounting services incurred by Landlord relating to management and maintenance of the Project but not including any such expenses related to leasing of space in the Project;

(ix)	amortization of the cost over the useful life as determined by GAAP (plus interest on the unpaid balance of such costs) of any system, apparatus, device, or equipment which is installed for the principal purpose of (i) reducing Operating Expenses, (ii) promoting safety, or (iii) complying with governmental requirements which are first imposed or enforced after Tenant’s initial occupancy of the applicable premises;

(x)	the cost of all insurance, including, but not limited to, the cost of casualty, rental loss and liability insurance, and insurance on Landlord’s personal property, plus the cost of all deductible and co-insurance payments made by Landlord in connection therewith or in connection with any damage or casualty; provided, however, with respect to any calendar year in which a casualty loss occurs, in lieu of paying Tenant’s Percentage Share of the deductible in a lump sum cash payment, Tenant may amortize Tenant’s payment obligation [**] [Confidential Treatment]. Such amortization shall require payments of equal monthly installments sufficient to pay in full the amount amortized and the finance charge over the amortization term. To be entitled to such right of amortization, Tenant shall be obligated to provide Landlord with a letter of credit equal to the amount to be amortized, in form and substance acceptable to Landlord and issued by a financial institution acceptable to Landlord (which letter of credit may be reduced annually to the remaining balance of Tenant’s obligation);

(xi)	amounts due under easements, operating agreements, parking operating agreements, declarations (including the Declaration), covenants or instruments encumbering Parcel 11 and Parcel 10;

(xii)	subject to Section 2.4(b)(vii) with respect to capital repairs and capital replacements, cost of maintaining, striping, repairing, replacing, repaving and lighting grounds, streets, parking areas, sidewalks, curbs, walkways, landscaping, drainage and lighting facilities with respect to Parcel 10 or Parcel 11; and

(xiii)	all taxes, assessments and governmental charges, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Land, Buildings, Project, Parking Areas and related common areas or by others subsequently created or otherwise, and any other taxes, assessments and governmental charges attributable to the Land, Buildings, Project, Parking Areas and that portion of the common areas or their operation, excluding, however, taxes and assessments attributable to the personal property of other tenants, federal and state taxes on income, death taxes, franchise taxes, and any taxes imposed or measured on or by the income of Landlord from the operation of the Buildings or imposed in connection with any change of ownership of the Buildings; provided, however, that if at any time during the Lease Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon shall be discontinued and as a substitute therefor, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed or imposed, wholly or partially, as a capital levy or otherwise, on the rents received from the Buildings or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed with respect to the Buildings, shall be deemed to be included within the Operating Costs. Tenant acknowledges and agrees that Landlord shall have the exclusive right to contest, protest and/or appeal taxes, assessments, levies, impositions on the Project, including the Buildings. Consultation, legal fees and costs resulting from any challenge of tax assessments as reasonably allocated by Landlord shall also be included in Operating Costs; provided, however, if Landlord does not intend to appeal the tax assessments with respect to either Parcel, Landlord shall do so if Tenant so requests in writing and agrees to pay all fees and costs in connection therewith (subject to reimbursement for such payments to the extent of any tax savings resulting from such appeal for the year for which the appeal was made). Tenant will be responsible for ad valorem taxes on its personal property and on the value of the Leasehold Improvements in the Leased Premises to the extent that the same exceed the Tenant Improvement Allowance (and if the taxing authorities do not separately assess Tenant’s Leasehold Improvements, Landlord may make a reasonable allocation of the ad valorem taxes allocated to the Buildings to give effect to this sentence). In the case of special taxes and assessments which may be payable in installments, only the amount of each installment accruing during a calendar year shall be included in the Operating Costs for such year.
          (c) Notwithstanding any language contained herein to the contrary, as to Building 10 Tenant hereby agrees that, during any calendar year in which the Building is less than 95% occupied, Landlord shall compute all Variable Operating Costs (as defined hereinafter) for such Building for such calendar year as though such Building were 95% occupied and provided with Building Standard Services. For purposes of this Lease, the term “Variable Operating Costs” shall mean any operating cost that is variable with the level of occupancy of a Building, in Landlord’s commercially reasonable judgment. In the event that Landlord excludes from Operating Costs any specific costs billed to or otherwise incurred for the particular benefit of specific tenants of a Building or to other buildings or projects on the Land, Landlord shall have the right to increase Operating Costs by an amount equal to the cost of providing Building Standard Services similar to the services for which such excluded specific costs were billed or incurred. In no event shall Landlord receive from all tenants of a Building more than one hundred percent (100%) of any Operating Costs.
          (d) Notwithstanding any language contained herein to the contrary, Landlord hereby agrees that Operating Expenses shall not include those items set forth on Exhibit F attached hereto.
     2.5 Security Deposit. Tenant, concurrently with the execution of this Lease, has delivered to Landlord a clean, irrevocable letter of credit (the “Letter of Credit”) established in Landlord’s (and its successors’ and assigns’) favor in the amount of [**] [Confidential Treatment] (the “Letter of Credit Amount”), issued by a federally insured banking or lending institution acceptable to Landlord in the form of Exhibit H attached hereto as a security deposit (the “Security Deposit”). The Letter of Credit specifically provides for partial draws and shall by its terms be transferable by the beneficiary thereunder. If Tenant fails to make any payment of Rental, or otherwise defaults hereunder, beyond any applicable notice and cure period, Landlord, at Landlord’s option, may make a demand for payment under the Letter of Credit in an amount equal to the amounts then due and owing to Landlord under this Lease. In the event that Landlord draws upon the Letter of Credit or if at any time Landlord determines in its reasonable discretion that the issuer of the Letter of Credit is not acceptable, Tenant shall present to Landlord a replacement Letter of Credit in the full Letter of Credit Amount satisfying all of the terms and conditions of this paragraph issued by a financial institution acceptable to Landlord (in its reasonable opinion), and in substantially the same form as Exhibit H within twenty (20) days after receipt of notice from Landlord of such draw or of Landlord’s determination that the issuer is no longer acceptable. If Tenant shall fail to do so within such twenty (20) day period Landlord shall immediately be entitled to draw the entire amount of the Letter of Credit and hold the proceeds as a cash security deposit. In the event that the Letter of Credit has an expiration date earlier than the expiration date of this Lease and Tenant has not presented to Landlord a replacement Letter of Credit which complies with the terms and conditions of the Lease on or before thirty (30) days prior to the expiration date of any such Letter of Credit then held by Landlord, then Landlord shall have the right to draw upon the Letter of Credit then held by Landlord and any such amount paid to Landlord by the issuer of the Letter of Credit shall be held by Landlord as security for the performance of Tenant’s obligations hereunder. Any interest earned on any proceeds of the Letter of Credit shall be the property of Landlord. If Landlord elects to draw under the Letter of Credit and to hold the proceeds of the drawing under the Letter of Credit as a cash security deposit, such action shall not be deemed a cure of any default by Tenant hereunder (other than the failure to deliver a replacement letter of credit) but, upon delivery of an acceptable replacement letter of credit, Landlord shall release the cash proceeds then held by Landlord to Tenant. Tenant acknowledges that any proceeds of a draw made under the Letter of Credit and thereafter held by Landlord may be used by Landlord to cure or satisfy any obligation of Tenant hereunder as if such proceeds were instead proceeds of a draw made under a Letter of Credit that remained outstanding and in full force and effect at the time such amounts are applied by Landlord to cure or satisfy any such obligation of Tenant. Tenant hereby affirmatively disclaims any interest Tenant has, may have, claims to have, or may claim to have in any proceeds drawn by Landlord under the Letter of Credit and held in accordance with the terms hereof. Without limiting the generality of the foregoing, Tenant expressly acknowledges and agrees that at the end of the Lease Term (whether by expiration or earlier termination hereof), and if Tenant is not then in default under this Lease, Landlord shall return to the issuer of the Letter of Credit or its successor (or as such issuer may direct in writing) any remaining and unapplied proceeds of any prior draws made under the Letter of Credit, and Tenant shall have no rights, residual or otherwise, in or to such proceeds. On February 1, 2010 and on February 1 of each of the four calendar years thereafter, Tenant shall be entitled to reduce the Letter of Credit by [**] [Confidential Treatment] provided that Tenant is not then in default under this Lease beyond any applicable notice or cure period. In no event, however, shall the Letter of Credit Amount be reduced below [**] [Confidential Treatment]. Any reduction permitted hereby shall be accomplished by Tenant’s delivery of a replacement letter of credit in the required amount approved by Landlord as to form and issuing bank (and otherwise in compliance with the provisions of this Section 2.5 and in substantially the same form as the Letter of Credit being replaced). Simultaneously upon receipt of an acceptable replacement letter of credit, Landlord shall return to Tenant the Letter of Credit then held by Landlord.
     Landlord shall release the letter of credit in the amount of [**] [Confidential Treatment], which Landlord is holding pursuant to the Original Lease, upon receipt of the Letter of Credit required hereunder.
     2.6 Sales Tax. Simultaneously with each payment by Tenant of Base Rental, Tenant’s Additional Rental and any other amount due pursuant to this Lease, Tenant shall also pay to Landlord all applicable sales tax, use tax or other tax imposed by any governmental entity thereon. Such tax shall be collectable by Landlord and payment thereof shall be enforced in the same manner provided herein for enforcing payment of Base Rental and Tenant’s Additional Rental.
     2.7 Guaranty. Tenant shall cause NCL Corporation Ltd., a Bermuda corporation, to duly execute and deliver a Guaranty of this Lease in the form of Exhibit M hereto and to maintain such Guaranty in full force and effect during the entire Lease Term and any renewals or extensions thereof.
ARTICLE III
     3.1 Services. Landlord shall furnish the following services to Tenant during the Lease Term (“Building Standard Services”):
          (a) Hot and cold domestic water to common use restrooms and toilets, in such amounts as are customary in other Class A office buildings in the Airport/Miami-Dade submarket (“Comparable Buildings”).
          (b) Subject to curtailment as required by governmental laws, rules or mandatory regulations, central heat and air conditioning in season, at such temperatures and in such amounts as are customary in Comparable Buildings.
          (c) Electric lighting service for all public areas and special service areas of the Buildings in such amounts and locations as are reasonably determined by Landlord.

          (d) Janitorial service five (5) days per week, exclusive of holidays, in accordance with janitorial specifications attached hereto as Exhibit N; provided, however, if Tenant’s floor coverings or other improvements are other than building standard commercial grade, and require more than the standard janitorial services for building standard floor coverings (e.g., other than carpet or standard tile floor coverings), Tenant shall pay one hundred percent (100%) of the actual additional cleaning cost, if any, attributable thereto. Tenant shall have the right to request janitorial services in excess of those set forth in Exhibit N. Landlord shall then request such additional services from its janitorial service provider and Tenant shall pay all additional costs for such excess services.
     If Tenant is dissatisfied with the janitorial services provided by Landlord, Tenant may, no more than three occasions in any calendar year, request in a written notice to Landlord a meeting (which meeting shall occur no later than fifteen (15) days from the date of such notice) to discuss possible solutions. If the problems persist and acceptable service is not provided, Landlord shall terminate the existing service provider (but only in compliance with the terms of the existing contract with such service provider without incurring penalties) and replace such service provider with a new service provider, the identity of which shall be determined by Landlord after consultation with Tenant.
          (e) Access control for the Buildings twenty-four (24) hours per day, seven (7) days per week; provided, however, Landlord shall have no responsibility to prevent, and shall not be liable to Tenant for, any liability or loss to Tenant, its agents, employees and visitors arising out of losses due to theft, burglary, or damage or injury to persons or property caused by persons gaining access to the Leased Premises, and Tenant hereby releases Landlord from all liability for such losses, damages or injury unless such loss, damage or injury is caused by Landlord’s gross negligence or willful misconduct. The Leased Premises shall be accessible to Tenant and its employees twenty-four hours per day, seven days per week (except in case of emergency, Force Majeure, governmental curtailment, or other circumstances beyond Landlord’s reasonable control).
     With respect to Building 11 (and also Building 10 if Tenant leases the entire RSF of Building 10) the following provisions shall apply:
For the desk (“Building Information Desk”) to be located in the ground floor lobby, Tenant shall be allowed to staff up to three (3) Tenant employees at the Building Information Desk during Building Operating Hours for the purposes of providing general information, security clearance and other relevant information to Tenant’s employees, visitors, and contractors only and for no other purposes. Tenant agrees at all times to cooperate with Landlord’s property management and security services provider. Tenant’s employees and its activities at the Building Information Desk shall not interfere at any time with Landlord’s employees, contractors or agents or prevent the foregoing from performing their duties relevant to Building access control, safety, repair and maintenance, and other such duties as may be assigned by Landlord. Landlord shall not be responsible for the acts and/or omissions of Tenant’s employees or agents assigned to the Building Information Desk. Landlord shall cooperate with Tenant to locate the personnel of the security provider during Building Operating Hours in locations acceptable to Tenant and Landlord so long as the performance of security services will not be adversely affected.
          (f) Facilities to provide electrical current for general office use consistent with Comparable Buildings. Should Tenant’s total rated electrical design load exceed the Building Standard rated electrical design load for low and high voltage electrical consumption, or if Tenant’s electrical design requires low voltage or high voltage circuits in excess of Tenant’s share of the Base Building Shell Condition circuits, Landlord will (at Tenant’s expense) install additional high voltage panel(s) and/or additional low voltage panels with associated transformer if and to the extent space is available in the base building electrical closets (which additional panels and transformers shall be hereinafter referred to as the additional electrical equipment (the “Additional Electrical Equipment”). If the Additional Electrical Equipment is installed because Tenant’s low or high voltage rated electrical design load exceeds the applicable building standard rated electrical design load or if Tenant’s hours of operation exceed Building Operating Hours, then a meter shall also be added (at Tenant’s expense) to measure the electricity used through the Additional Electrical Equipment. The foregoing provision shall apply only to Building 10 (and not Building 11) so long as Tenant’s Percentage Share with respect to Building 11 is 100% and Tenant is paying all such costs with respect to Building 11 as part of Operating Costs.
     The design and installation of any Additional Electrical Equipment (or any related meter) required by Tenant shall be subject to the prior approval of Landlord (which approval shall not be unreasonably withheld). All reasonable expenses incurred by Landlord in connection with the review and approval of any Additional Electrical Equipment shall also be reimbursed to Landlord by Tenant. Tenant shall also pay on demand the actual metered cost of electricity consumed through the additional electrical equipment (if applicable).
     If Tenant requires that certain areas within the Leased Premises operate in excess of the Building Operating Hours (as defined hereinafter), the electrical service to such areas shall be separately circuited and metered such that Tenant shall be billed the actual costs associated with electricity consumed during hours other than Building Operating Hours.
     If any of Tenant’s electrical equipment requires conditioned air in excess of Base Building Shell Condition air conditioning, the same shall be installed by Landlord (on Tenant’s behalf), and Tenant shall pay all design, installation, metering, utility service and operating costs relating thereto.
          (g) Building Standard fluorescent bulb replacement in all areas and all incandescent bulb replacement in the common areas, and in the Leased Premises (but only for Building standard bulbs).
          (h) Non-exclusive multiple cab passenger service to the Leased Premises consistent with that provided in Comparable Buildings during Building Operating Hours and at least one (1) cab passenger service to the Leased Premises twenty-four (24) hours per day and non-exclusive freight elevator service during Building Operating Hours (all subject to temporary cessation for ordinary repair and maintenance and during times when life safety systems override normal building operating systems) with freight elevator service available at other times upon reasonable prior notice by Tenant to Landlord.
          (i) If Tenant requires heating, ventilating and air conditioning within the Leased Premises during periods in excess of the hours of 7:30 a.m. to 6:00 p.m., Monday to Friday, and 8:00 a.m. to 1:00 p.m. Saturday, excluding legal holidays (the “Building Operating Hours”), Landlord shall bill Tenant for the number of hours used as Tenant’s Additional Rental at an initial rate equal to [**] [Confidential Treatment] per hour per floor (“HVAC Fee”), subject to increase from time to time in Landlord’s reasonable discretion, to provide such services taking into account electrical consumption, wear and tear on equipment and systems, labor and administrative costs. Notwithstanding the foregoing, so long as Building 11 is fully leased by Tenant and that Tenant is paying all cost of all utilities servicing Building 11 as part of Operating Costs since Tenant’s Percentage Share is 100% as to Building 11, the HVAC Fee with respect to Building 11 only shall be reduced to an initial rate equal to [**] [Confidential Treatment] per hour per floor. Tenant recognizes and agrees that Landlord’s HVAC system is not designed to cool the air to comply with requirements of heavy machinery or other than normal office equipment. To request after-hour HVAC, Tenant shall contact the on-site Property Management office with commercially reasonable advance notice as determined by Landlord. Any and all costs to acquire, maintain, and replace any supplemental air conditioning equipment shall be the sole obligation of Tenant.
     To the extent the services described in subsection (a), (b), (c), (e), (f), (h) and (i) above require electricity and water supplied by public utilities, Landlord’s covenants thereunder shall only impose on Landlord the obligation to use its good faith, reasonable efforts to cause the applicable public utilities to furnish the same. Failure by Landlord to furnish the services described in this Section, or any cessation thereof, shall not render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor (except as specifically provided below in this paragraph) work an abatement of Rental, nor relieve Tenant from fulfillment of any covenant or agreement hereof. In addition to the foregoing, should any of the equipment or machinery, for any cause, fail to operate or function properly, Tenant shall have no claim for rebate of Rental or damages on account of an interruption in service occasioned thereby or resulting therefrom; provided, however, Landlord agrees to use reasonable efforts to repair said equipment or machinery promptly and to restore said services. Notwithstanding the foregoing, if the Leased Premises (or portions thereof) are untenantable for a period of more than five (5) consecutive business days because “Critical Services” (hereby defined as electricity, HVAC, water/sewer and elevator service) are interrupted due to the negligence of Landlord, as Tenant’s sole remedy, Base Rental (or in the case only a portion of the Leased Premises is untenantable, an equitable portion of Base Rental) shall be abated thereafter until the Leased Premises or portions thereof are again tenantable.
     3.2 Keys and Locks. Landlord has previously supplied Tenant with pass-cards or keys that provide access to the Leased Premises from the public areas. Additional pass-cards or keys will be furnished by Landlord upon an order signed by Tenant and at Tenant’s expense. All such pass-cards shall remain the property of Landlord. No additional locks shall be allowed on any door of the Leased Premises without Landlord’s permission, and Tenant shall not make or permit to be made any duplicate keys or pass-cards. Upon termination of this Lease, Tenant shall surrender to Landlord all keys and pass cards to any locks on doors entering or within the Leased Premises, and give to Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Leased Premises.
     3.3 Graphics, Building Directory and Name.
          (a) Subject to the provisions of this Section 3.3, Tenant shall have the right to:
(i)	maintain in a first class manner its two (2) existing signs on the exterior of Building 11;

(ii)	install and maintain in a first class manner two (2) exterior signs on the top and sides of Building 10 similar to those on Building 11 with Tenant’s name (and at Tenant’s option, its logo) in size and appearance similar to the exterior signs on Building 11 and in locations acceptable to Landlord and Tenant; and

(iii)	maintain in a first class manner the existing monument sign outside of Building 10 and Building 11.
     All signage rights granted in this subparagraph (a) shall be subject to and conditioned upon Tenant’s obtaining all required governmental approvals. The signage rights referenced in 3.3(a)(i) and 3.3(a)(ii) shall contain only the name of the initial Tenant hereunder or any entity comprising NCL (as hereinafter defined), or any Successor; provided, however, that if Tenant, any entity comprising NCL, or any Successor, wants to change the name contained in any of the signs described in Section 3.3(a)(i) and 3.3(a)(ii) above, such name change shall be subject to Landlord’s prior written approval. The signage referenced in 3.3(a)(iii), however, may be used by any permitted subtenant or assignee or NCL. Tenant shall install all signage at Tenant’s sole cost and expense and in compliance with all governmental requirements and Landlord’s requirements as to insurance and manner of installation. Tenant shall maintain all signage in good and attractive condition consistent with exterior signage on Comparable Buildings. Upon expiration or termination of the Lease or upon termination of Tenant’s signage rights as to any of the signage, Tenant shall cause such signage to be removed promptly and shall repair the Building and the monument signs to the condition which existed prior to Tenant’s installation thereof.
     Tenant’s signage rights under subparagraph 3.3(a)(i) shall expire and shall thereafter be void and of no force and effect (and Tenant shall promptly remove the exterior signs on Building 11 and restore the Building to the condition that existed prior to installation) if at any time NCL (Bahamas) Ltd. and its Affiliates or Successors [as such terms are defined in Section 8.1(l)] (“NCL”) does not occupy at least [**] [Confidential Treatment] of the total RSF of Building 11.
     Tenant’s signage rights under subparagraph 3.3(a)(ii) shall expire and shall thereafter be void and of no force or effect (and Tenant shall promptly remove the exterior signs on Building 10 and restore the Building to the condition that existed before installation) if at any time NCL does not occupy at least [**] [Confidential Treatment] of total RSF of Building 10).

     The aforesaid percentages represent percentages of the total RSF in the applicable Building and are not percentages of the Leased Premises within such Building.
          (b) Tenant shall also be entitled to install signage as follows: (i) within the Leased Premises so long as such signage is not visible from the exterior, (ii) at entrances to the Leased Premises provided such signage is consistent with Comparable Buildings and is approved by Landlord as to size, location, and appearance, such approval not to be unreasonably withheld; (iii) in the northern portion of the Building 10 ground floor lobby for the employee store, conference center, and cafeteria (including a list of daily specials) provided that all of the foregoing are consistent with signage for Comparable Buildings and are approved by Landlord as to size, location, and appearance, such approval not to be unreasonably withheld; and (iv) within the lobby of any Building wholly occupied by Tenant provided that such signage is consistent with lobby signage for Comparable Buildings and is approved by Landlord as to size, location and appearance, which approval shall not unreasonably be withheld. Any signage installed on any multi-tenant floor, however, shall be in building standard graphics.
          (c) Tenant shall also be entitled to a proportionate share (which shall be [**] [Confidential Treatment] as to Building 11) of the listings on the directory that shall be maintained by Landlord in the lobby of each Building. The content of Tenant’s listings shall be at Tenant’s discretion.
          (d) Tenant agrees that Landlord shall not be liable for any inconvenience or damage occurring as a result of any error or omission in any directory or graphics. Except as specified in this Section 3.3, no signs, numerals, letters or other graphics shall be used or permitted on the exterior of, or may be visible from outside, the Leased Premises, unless approved in writing by Landlord.
          (e) Provided that Tenant fulfills its obligations under this Section 3.3 and maintains its signage rights under Section 3.3(a)(i) and 3.3(a)(ii), Landlord shall not: (i) rename the Project (i.e., Airport Corporate Center) after Carnival Cruise Lines, Royal Caribbean Cruise Lines or MSC Cruises or any Affiliate or successor thereof (the “Competitors”); nor (ii) grant any signage rights in favor of the Competitors for signs on the exterior sides or on top of Building 9, Building 10 or Building 11 or the exterior sides or on top of the building to be developed on the Vacant Parcel, as such parcel is identified on the site plan attached hereto as Exhibit B (but monument signs shall not be prohibited).
     3.4 Parking.
          (a) Subject to the other provisions hereof, during the entire Lease Term Landlord hereby agrees to make available, or to cause the lessee or operator of the Parking Areas, if any (the “Parking Operator”), to make available to Tenant and Tenant shall take and lease five (5) non-reserved parking permits (“Parking Permits”) per each 1,000 square feet of Rentable Square Feet within the Leased Premises (rounded to the nearest 100 square feet). The Parking Permits shall entitle Tenant and its permitted subtenants, assigns and occupants and their principals and employees to park in the structured parking decks and surface parking areas in Parcel 11 and Parcel 10, of which 410 shall be allocated to Parcel 10 and the remaining parking permits to Parcel 11, upon the terms and conditions set forth here. Of the foregoing Parking Permits, Tenant shall have the option to designate up to twenty (20) parking spaces as reserved spaces (of which up to five (5) may be allocated by Tenant to the Building 10 parking garage and the balance shall be in the Building 11 parking garage). There shall be no charge for fifteen (15) of the reserved spaces. Tenant shall pay for any spaces in excess of fifteen (15) that Tenant elects to designate as reserved spaces, at the market rate as from time to time reasonably determined by Landlord for comparable reserved spaces in Comparable Buildings but not exceeding the amount generally charged for reserved spaces for other tenants in the Project (which on the date hereof is [**] [Confidential Treatment] per month per space plus applicable sales tax). Landlord shall also provide (or cause the Parking Operator to provide) visitor parking at all times during the Lease Term in a portion of the Parking Areas on a “first come-first served” upon such conditions as Landlord or the Parking Operator, as applicable, shall reasonably establish from time to time but at no charge. Tenant shall not be obligated to pay for Parking Permits for non-reserved spaces.
          (b) Landlord or the Parking Operator may make, modify and enforce reasonable rules and regulations relating to the parking of vehicles in the Parking Areas, and Tenant agrees to abide by such rules and regulations. Except as expressly provided herein, this Lease does not grant Tenant (or its agents, employees, contractors and visitors) the right to use the Parking Areas or any other parking areas located on the Land or serving the Buildings or parking areas in any other portion of the Project. So long as Landlord provides sufficient parking available in the Parking Areas to accommodate the holders of the Parking Permits and visitor parking, Landlord or the Parking Operator may, from time to time, designate specific portions of the Parking Areas as reserved areas and Tenant shall have no right to park in such reserved areas, except Tenant may park in reserved areas made available to tenants of the Building to the extent Landlord has made available to Tenant, and Tenant has purchased, Parking Permits specifically entitling Tenant to use the same. Tenant’s principals and employees shall not park in any of the surface parking spaces located around the Building designated as visitor parking.
          (c) Tenant shall have the right to request that Landlord make enhancements to the Building 11 Parking Garage (and also the Building 10 Parking Garage if Tenant is then leasing the entire RSF of Building 10). Landlord shall not unreasonably withhold approval of such enhancements provided that Tenant pays the costs associated therewith (and upon expiration or termination of the Lease, all removal and restoration costs if required by Landlord).
ARTICLE IV
     4.1 Care of Leased Premises. Tenant shall not commit or allow to be committed by Tenant’s employees, agents or contractors, any waste or damage to any portion of the Leased Premises or the Buildings. Upon the expiration or any earlier termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Leased Premises immediately.
     4.2 Entry for Repairs and Inspection. Tenant shall permit Landlord and its contractors, agents or representatives to enter into and upon any part of the Leased Premises during reasonable hours to clean the same and, upon reasonable prior notification, to inspect or make repairs, alterations or additions thereto, and for the purpose of showing the same to prospective tenants (during the last twenty-four (24) months of the Lease Term only), purchasers or lenders, and Tenant shall not be entitled to any abatement or reduction of Rental by reason thereof. Landlord shall use its reasonable efforts not to interfere materially with the operation of Tenant’s business during any such entry. Except in the case of emergency, any repairs or alterations, or additions within the Leased Premises that would materially interfere with Tenant’s business operations shall be performed any time on weekends and holidays and during non-Building Operating Hours on weekdays.
     4.3 Nuisance. Tenant shall conduct its business and control its agents, employees, invitees, contractors and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Buildings.
     4.4 Laws and Regulations; Encumbrances; Rules of Building. Tenant shall comply with, and Tenant shall cause its employees, contractors and agents to comply with, and shall use its commercially reasonable efforts to cause its visitors and invitees (while in the Leased Premises) to comply with, (i) all laws, ordinances, orders, rules and regulations of all state, federal, municipal and other governmental or judicial agencies or bodies relating to Tenant’s specific use or occupancy of the Leased Premises or to any leasehold improvements made by or for Tenant, including without limitation, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., and those for the correction, prevention and abatement of nuisance, unsafe conditions, or other grievances arising from or pertaining to the use or occupancy of the Leased Premises, (ii) all recorded easements, operating agreements, parking agreements, declarations, covenants and instruments encumbering the Leased Premises, and (iii) the rules of the Buildings reasonably adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Leased Premises and Buildings and for the preservation of good order therein. Landlord agrees that the rules and regulations shall be reasonably, non-discriminatory and uniformly applied. The initial rules of the Buildings are attached hereto and incorporated herein as Exhibit G. In the event of any conflict between the Lease and Exhibit G, this Lease shall prevail. Any new rules and regulations adopted after the Effective Date shall be reasonable and shall not be in conflict with any provisions of this Lease. With respect to costs related to complying with requirements of any state, federal, municipal and other governmental or judicial agencies or bodies which involve capital items, to the extent they are included in Operating Expenses pursuant to Section 2.4(b)(ix) the portions of the cost thereof attributable to the Lease Term shall be paid by Tenant each year (amortized over the useful life of such capital item) together with interest at [**] [Confidential Treatment] per annum on the unamortized balance).

     4.5 Legal Use and Violations of Insurance Coverage. Tenant shall not occupy or use the Leased Premises, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose which is unlawful, disreputable or deemed to be hazardous in any manner, or permit anything to be done (other than uses permitted by Section 1.3) which would in any way increase the rate of fire, liability, or any other insurance coverage on the Building or its contents.
     4.6 Hazardous Substances. Tenant shall comply, at its sole expense, with all laws, ordinances, orders, rules and regulations of all state, federal, municipal and other governmental or judicial agencies or bodies relating to the protection of public health, safety, welfare or the environment (collectively, “Environmental Laws”) in the use, occupancy and operation of the Leased Premises, but excluding any violations existing on the Effective Date not caused by Tenant, its agents, contractors or employees and excluding any violations by Landlord or any party other than Tenant or Tenant’s agents, contractors or employees. Tenant agrees that no Hazardous Substances (as defined hereinafter) shall be used, located, stored or processed on the Leased Premises or be brought onto any other portion of the Buildings by Tenant or any of its agents, employees, contractors, assigns, subtenants, guests or invitees, except for minimal quantities customarily associated with office use in first class office buildings and required for Tenant’s business, and no Hazardous Substances will be released or discharged from the Leased Premises (including, but not limited to, ground water contamination). The term “Hazardous Substances” shall mean and include all hazardous and toxic substances, waste or materials, any pollutant or contaminant, including, without limitation, PCB’s, asbestos and raw materials that include hazardous constituents or any other similar substances or materials that are now or hereafter included under or regulated by any Environmental Laws or that would pose a health, safety or environmental hazard. Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any and all losses, liabilities (including, but not limited to, strict liability), damages, injuries, expenses (including, but not limited to, court costs, litigation expenses, reasonable attorneys’ fees and costs of settlement or judgment), suits and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Landlord by any person, entity or governmental agency for, with respect to, or as a direct or indirect result of any Hazardous Substances placed on or discharged from the Leased Premises or the Buildings by Tenant or any of its agents, employees, contractors, assigns or subtenants, including, without limitation, any losses, liabilities (including, but not limited to, strict liability), damages, injuries, expenses (including, but not limited to, court costs, litigation expenses, reasonable attorneys’ fees and costs of settlement or judgment), suits and claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), any so-called federal, state or local “Superfund” or “Superlien” laws or any other Environmental Law.
     4.7 Tenant Taxes. Tenant shall pay promptly when due all taxes directly or indirectly imposed or assessed upon Tenant’s gross sales, business operations, machinery, equipment, trade fixtures and other personal property or assets, whether such taxes are assessed against Tenant, Landlord or the Buildings. In the event that such taxes are imposed or assessed against Landlord or the Buildings, Landlord shall furnish Tenant with all applicable tax bills, public charges and other assessments or impositions and Tenant shall forthwith pay the same either directly to the taxing authority or, at Landlord’s option, to Landlord.
ARTICLE V
     5.1 Leasehold Improvements; Allowances.
          (a) Tenant shall receive a tenant improvement allowance in the amount set forth in the BLI Rider (the “Tenant Improvement Allowance”) to apply towards cover the costs of Tenant’s architectural, engineering, design, construction (including all costs of refurbishment and reconstruction of the Leased Premises, including utilities, security, and other building services (above and beyond services that are already provided under this Lease)), permitting, construction supervision costs, and moving costs; provided, however, it shall be a condition to the obligation of Landlord to pay amounts pursuant to this Section 5.1 that Tenant shall have provided Landlord with appropriate requests for payment, invoices, contractors’ affidavits and sworn statements, contractors’ and subcontractors’ lien waivers, and other documents as may be reasonably required (i) by Landlord to demonstrate the correctness of the amount requested by Tenant, and (ii) to satisfy any other conditions as may be reasonably imposed by Landlord or any Mortgagee. Tenant may apply up to (but not exceeding) [**] [Confidential Treatment] of the Tenant Improvement Allowance towards its furniture, fixtures and equipment (“FF&E”) costs. Tenant hereby agrees that the provisions of Exhibit E attached hereto shall govern the construction of Tenant’s leasehold improvements and renovations or refurbishment of existing improvements (the “Leasehold Improvements”). Tenant shall not install any improvements which are not compatible with Landlord’s plans and specifications for the Buildings or which are not approved by Landlord or Landlord’s architect (which approval shall not be unreasonably withheld so long as these do not affect the Building structure, the Building systems, and are not visible from the exterior of the Leased Premises). The Tenant Improvement Allowance shall be disbursed in monthly installments to reimburse Tenant for payment of (or to pay for) the costs incurred by Tenant for the purposes permitted by this Section 5.1, subject to all terms and limitations of this Section 5.1. The amounts disbursed to Tenant shall not, however, exceed the sum of [**] [Confidential Treatment] per month for each month which has elapsed subsequent to the Commencement Date (i.e., Tenant shall be entitled to a disbursement of [**] [Confidential Treatment] per month, cumulative). If Tenant requests a disbursement of less than [**] [Confidential Treatment] for any month, Tenant may request that the deficiency be added to subsequent monthly installments). Each disbursement shall be made only after Landlord’s receipt of such invoices, lien releases, approvals, payment receipts and other documentation as Landlord shall reasonably require. Except as provided in the penultimate sentence of Section 5.1(c) below, any portion of the Tenant Improvement Allowance that has not been disbursed prior to April 1, 2010 shall be forfeited and Tenant shall not be entitled to further disbursements. Landlord shall cooperate with Tenant to agree upon procedures for Landlord’s disbursement of portions of the Tenant Improvement Allowance directly to Tenant’s contractors and suppliers upon written authorization from Tenant and Landlord’s receipt of such lien releases, invoices, architect’s approval and other supporting information as Landlord shall reasonably require. In making any such direct disbursements, Landlord shall rely solely upon Tenant’s authorization and shall have no obligation to inquire as to whether such payment is due or appropriate (and Tenant shall have no claims against Landlord if Landlord makes disbursements in accordance with Tenant’s written authorization).
          (b) Tenant shall have the right to designate general contractors and architects, subject to Landlord’s approval, which approval shall not be unreasonably withheld.
          (c) Subject to the terms and limitations of Section 5.1(a) above, Tenant will be allowed to draw from the Tenant Improvement Allowance up to [**] [Confidential Treatment] per RSF (of which [**] [Confidential Treatment] per RSF may be applied to FF&E), but will be allowed to draw the remaining [**] [Confidential Treatment] per RSF only after Tenant has invested [**] [Confidential Treatment] per RSF of its own funds (proof of which has been submitted to and approved by Landlord) in the improvement of the Leased Premises. Tenant shall have the right to utilize the last portion of the Tenant Improvement Allowance [**] [Confidential Treatment] during the entire term of the Lease provided that the funds are used for building improvements or Alterations in the Leased Premises. Tenant shall be entitled to commence space refurbishment upon the execution of this Lease by all parties hereto.
          (d) Notwithstanding any language contained herein or in Exhibit E to the contrary, if for any reason the Leased Premises (or any portion thereof) should not be ready for occupancy by the Commencement Date, Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof.
          (e) Tenant shall not make or allow to be made any alterations, additions or improvements in or to the Leased Premises, of any kind or nature, including, without limitation, alterations, additions or improvements in, to or on, telephone or computer installations (any and all of such alterations, additions or improvements, except for the Leasehold Improvements, are collectively referred to as the “Alterations”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, that Landlord’s consent shall not be required for painting, wallpaper or carpeting or for non-structural decorations or non-structural Alterations that are not visible from the exterior of the Leased Premises and not affecting Building systems which do not cost more than [**] [Confidential Treatment] in any instance. Moving telephone or computer installations which do not include altering or penetrating walls, floors, or ceilings do not require prior consent of Landlord. Tenant further specifically agrees that no food, soft drink or other vending machine will be installed within the Leased Premises without the written consent of Landlord; provided, however, that Landlord’s consent is not required if such vending machine is for Tenant’s employees and business invitees only. Tenant shall submit to Landlord detailed drawings and plans of the proposed Alterations at the time Landlord’s consent is sought. Should Landlord consent to any proposed Alterations by Tenant, such consent may be conditioned as Landlord deems appropriate including, without limitation, upon Tenant’s agreement to comply with (i) all reasonable requirements established by Landlord, including, without limitation, safety requirements, and (ii) the matters referenced in Section 4.4 of this Lease. Tenant shall deliver to Landlord a copy of the “as built” plans and specifications for all Alterations made in or to the Leased Premises. Safes, vaults and other heavy furniture or equipment shall only be placed in the Leased Premises in locations approved by Landlord (such approval not to be unreasonably withheld) and only if they do not exceed the load-bearing limits of the structure.
          (f) Tenant shall indemnify and hold Landlord harmless from and against all costs (including reasonable attorneys’ fees and costs of suit), losses, liabilities, or causes of action arising out of or relating to any alterations, additions or improvements made by Tenant to the Leased Premises, including, but not limited to, any mechanics’ or materialmen’s liens asserted in connection therewith. No portion of Landlord’s interest in the Buildings, the Project and/or this Lease shall be subject to liens (whether pursuant to Florida Statutes Chapter 713 or common law or otherwise) on account of any work performed by or on account of Tenant, and Tenant’s contracts with such contractors shall include notice thereof.
          (g) Should any mechanic’s or other liens be filed against any portion of the Buildings or the Project by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within thirty (30) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens, within said thirty (30) day period, Landlord may, at its sole option, cancel or discharge the same and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all reasonable costs incurred in canceling or discharging such liens.
          (h) Tenant shall promptly deliver to Landlord copies of any and all building permits and any similar or related documentation required by any applicable law, ordinance, rule, regulation, or governmental or quasi-governmental authority in connection with any Alteration performed by or on behalf of Tenant, regardless of whether or not Landlord’s approval is required for such Alteration.
     5.2 Repairs by Landlord. All repairs, alterations, replacements or additions that affect the common areas, a Building’s structural components or the Building’s roof, plate glass, or mechanical, electrical, HVAC, and plumbing systems (including any of the same located in the Leased Premises) shall be made solely by Landlord or its contractor. In the event of any damage to such components or systems or any other portion of the Building caused by Tenant or Tenant’s agents, contractors or employees or visitors or invitees (but as to visitors and invitees, only when they are within the Leased Premises), the cost of repair or restoration of such damage shall be paid for solely by Tenant in an amount equal to Landlord’s costs plus [**] [Confidential Treatment] for administrative cost recovery, which costs shall constitute Tenant’s Additional Rental. Landlord shall make such repairs, alterations, replacements or additions to Base Building Shell Condition improvements as may be deemed necessary by Landlord for normal maintenance operations and, except as otherwise provided in this Section 5.2 or this Lease, Landlord shall not otherwise be obligated to make improvements to, or repairs of, the Leased Premises. Landlord’s Repairs shall be performed to the extent and in a manner consistent with Comparable Buildings.
     5.3 Repairs by Tenant. Subject to Section 5.2, Tenant shall, at its own cost and expense, keep the Leased Premises and all Leasehold Improvements in a condition similar to the condition on the Commencement Date, or as to Alterations, similar to the conditions as existed upon completion thereof, normal wear and tear and loss by fire or other casualty excepted, and Tenant shall perform all maintenance, repairs and replacements necessary to accomplish the same. In addition, Tenant shall perform all maintenance, repairs, replacements and improvements required by any governmental law, ordinance, rule or regulation to the extent required by Section 4.4. If Tenant fails to commence any maintenance, repairs, replacements or improvements which it is required to perform hereunder within ten (10) days after written notice from Landlord to Tenant and thereafter diligently proceed with such work until completion, Landlord may, at its option, perform any such maintenance, repairs, replacements or improvements deemed necessary by Landlord, and Tenant shall pay to Landlord on demand Landlord’s cost thereof plus a charge of [**] [Confidential Treatment] for administrative cost recovery, which amount shall be deemed Tenant’s Additional Rental.
ARTICLE VI
     6.1 Condemnation. If all or substantially all of the Leased Premises, or such portion of the Leased Premises or the Building as would render, in Landlord’s reasonable judgment, the continuance of Tenant’s business from the Leased Premises impracticable, shall be permanently taken or condemned for any public purpose, then this Lease, at the option of Tenant or Landlord upon the giving of written notice to the other party within ten (10) days from the date of such condemnation or taking, shall forthwith cease and terminate. The foregoing shall also apply with respect to the Parking Facilities unless Landlord provides alternate parking. If less than all or substantially all of the Leased Premises or any portion of the Buildings shall be permanently taken or condemned for any public purpose and such portion is material and will have a material adverse affect upon the continued operation of a Building, then Landlord shall have the option of terminating this Lease with respect to such Building by written notice to Tenant within ten (10) days from the date of such condemnation or taking, provided Landlord also terminates all other similarly affected leases in the Building. If this Lease is terminated as provided above, this Lease shall cease and expire as if the date of transfer of possession of the Leased Premises, the Buildings, or any portion thereof, was the expiration date of this Lease. In the event that this Lease is not terminated by either Landlord or Tenant as aforesaid, Tenant shall pay the Rental up to the date of transfer of possession of such portion of the Leased Premises so taken or condemned and this Lease shall thereupon cease and terminate with respect to such portion of the Leased Premises so taken or condemned as if the date of transfer of possession of the Leased Premises was the expiration date of the Lease Term relating to such portion of the Leased Premises. Thereafter the Base Rental, Tenant’s Forecast Additional Rental and Tenant’s Additional Rental shall be adjusted on a pro rata, Rentable Square Foot basis. In the event of any such condemnation or taking and this Lease is not so terminated, Landlord shall promptly repair the Leased Premises or the Buildings, as the case may be, to Base Building Shell Condition so that the remaining portion of the Leased Premises or Buildings, as the case may be, shall constitute an architectural unit, fit for Tenant’s occupancy and business; provided, however, that Landlord’s obligation to repair hereunder shall be limited to the extent of the net proceeds made available to Landlord for such repair from any such condemnation or taking. In the event of any temporary taking or condemnation for any public purpose of the Leased Premises or any portion thereof, then this Lease shall continue in full force and effect except that Base Rental, Tenant’s Forecast Additional Rental, and Tenant’s Additional Rental shall be adjusted on a pro rata Rentable Square Foot basis for the period of time that the Leased Premises are so taken as of the date of transfer of possession of the Leased Premises and Landlord shall be under no obligation to make any repairs or alterations. In the event of any condemnation or taking of the Leased Premises, Tenant hereby assigns to Landlord the value of all or any portion of the unexpired Lease Term and all Leasehold Improvements and Tenant may not assert a claim for a condemnation award therefor; provided, however, Tenant may pursue a separate attempt to recover an award or compensation against or from the condemning authority for (i) the value of any fixtures, furniture, furnishings, Tenant’s Extra Work and other personal property which were paid for by Tenant and not by Landlord and which were condemned but which under the terms of this Lease, Tenant is permitted to remove at the end of the Lease Term, (ii) relocation and moving expenses, and (iii) compensation for loss to Tenant’s business. In the event Landlord has not repaired the condemned property as required herein within [**] [Confidential Treatment] days of the date of taking (the “Outside Date”), subject to extension by reason of Section 8.5 hereof, then Tenant shall have the option to terminate this Lease by delivering written notice to Landlord; provided, however, if Tenant gives written notice of termination, Landlord may negate such termination by completing the work within thirty (30) days (subject to Section 8.5) after the Outside Date.
     6.2 Damages From Certain Causes. Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, riot, strike, insurrection, war, act or omission of any tenant or occupant of the Buildings, any nuisance or interference caused or created by any tenant or occupant of the Buildings, requisition or order of governmental body or authority, court order or injunction, or any cause beyond Landlord’s control or, except in the case of the gross negligence or intentional misconduct of Landlord, for any damage or inconvenience which may arise through repair or alteration of any part of the Buildings. Tenant shall notify Landlord of any damage to the Leased Premises of which Tenant has actual knowledge, regardless of the cause of such damage.
     6.3 Casualty Clause.
          (a) In the event any portion of the Leased Premises or any portion of the common areas of the Buildings are damaged by fire or other casualty, earthquake or flood or by any other cause of any kind or nature (hereinafter collectively referred to as the “Damaged Property”), Landlord shall proceed to rebuild the Damaged Property to Base Building Shell Condition if (i) in the opinion of Landlord’s architect, the Damaged Property can be fully restored and rebuilt within one year from the date of notice of Landlord’s architect; and (ii) the “Available Funds” (as hereafter defined) shall be adequate to pay all costs of restoration and repair. In the event that Landlord has not received confirmation that the condition of subparagraph (ii) will be met, Landlord shall have the right to terminate this Lease by written notice to Tenant within sixty (60) days following receipt of Landlord’s architect’s opinion. As used herein, the term “Available Funds” shall mean (determined separately for each Building) the sum of (x) the net insurance proceeds available to Landlord (and not retained by any Mortgagee or Ground Lessee); (y) the applicable deductible that constitutes Operating Costs to be paid by the tenant(s) of such Building; and (z) the amount which Landlord has agreed to pay. If the sum of (x) and (y) are not adequate to fully restore and rebuild the Damaged Property, Landlord may in its sole discretion pay the entire deficiency but in no event shall Landlord’s contribution with respect to Damaged Property in the Building in question be less than the lesser of the following (determined on a per Building basis): (a) the total deficiency with respect to such Building; or (b) [**] [Confidential Treatment]; provided, however, the [**] [Confidential Treatment] figure shall be subject to adjustment on December 1, 2007 and on each anniversary of such date (each, an “Adjustment Date”) as follows:
     On each Adjustment Date the [**] [Confidential Treatment] figure shall be multiplied by a fraction, the numerator of which is the CPI Index for month in which the Adjustment Date occurs and the denominator of is the CPI Index for the month of December 2006. As used herein “CPI” shall mean the Consumer Price Index for All Urban Consumers, All Items (1982 — 1984 = 100) published by the Department of Labor, Bureau of Labor Statistics for the area in which the Leased Premises are located. If the Bureau of Labor Statistics substantially revises the manner in which the CPI is determined, an adjustment shall be made in the revised index which would produce results equivalent to those which would be obtained hereunder if the CPI were not so revised. If the CPI is discontinued or becomes unavailable, Landlord shall substitute a comparable index to measure changes in the cost of living or purchase power of consumers, published by a governmental agency, major bank, or recognized financial publisher.
     In the event of any insured casualty, Landlord agrees to use good faith efforts (but without incurring any additional liability or cost) to convince the Mortgagee or Ground Lessor to make the net insurance proceeds available to Landlord for purposes of restoration.
     (b) In the event that either of the Buildings is damaged and the cost of repairing and restoring the same exceeds [**] [Confidential Treatment] of the replacement costs of the improvements comprising such Building, then Landlord, at Landlord’s option, shall have the right to terminate this Lease with respect to such Building (and if Landlord so terminates the Lease with respect to such Building, Tenant may elect to terminate the entire Lease by providing written notice of termination no later than thirty (30) days thereafter).
     (c) If, in the opinion of Landlord’s architect, the Damaged Property cannot be repaired [**] [Confidential Treatment] from the date of notice of Landlord’s architect, then both Landlord and Tenant shall have the right to terminate this Lease by written notice to the other party of such termination within thirty (30) days of receipt of Landlord’s architect’s opinion. If neither party terminates but the Damaged Property is not substantially repaired or restored within [**] [Confidential Treatment] after the date specified by Landlord’s architect as the estimated completion date for the repairs, or [**] [Confidential Treatment] after receipt of Landlord’s architect’s opinion, whichever is later, subject to extension pursuant to Section 8.5, then Tenant shall have the option to terminate this Lease by delivering written notice to Landlord (“Tenant’s Notice”); provided, however, that if on the date that Landlord receives Tenant’s Notice Landlord is diligently performing repairs and restoration, Landlord shall have an additional thirty (30) days, subject to Section 8.5, in which to finish such work and if Landlord does finish the work, the Lease shall not be terminated and Tenant’s Notice shall be void. If at the time any damage to the Leased Premises occurs there is less than one year remaining in the Lease Term and in Landlord’s architect’s opinion the damage cannot be repaired within [**] [Confidential Treatment], either party shall have the right to terminate this Lease by written notice to the other within thirty (30) days after receipt of Landlord’s architect’s opinion.
     (d) With respect to any portion of the Damaged Property that is the Leased Premises, Landlord shall only be obligated to rebuild or restore to Base Building Shell Condition and to make available to Tenant any net insurance proceeds received by Landlord that are attributable to such leasehold improvements that were damaged or destroyed (not exceeding the full costs of restoration); provided, however, Tenant shall have the right to require Landlord to rebuild or restore the Leased Premises substantially to the condition which existed immediately prior to such damage if, but only if, within thirty (30) days of receipt of the opinion of Landlord’s architect, Tenant agrees in writing to pay all additional costs that Landlord will incur in excess of such proceeds to restore such leasehold improvements and Tenant deposits with Landlord an amount [**] [Confidential Treatment] acceptable to Landlord in form, substance and issuer pursuant to which draws may be made by Landlord thereunder as progress is made in construction of the Tenant

Improvements. Tenant shall be entitled to a pro rata (based upon the RSF which has been damaged) abatement of Rental for a period commencing upon the date of the casualty and continuing until the first to occur of (i) (y) [**] [Confidential Treatment] days after the damage to the Leased Premises has been restored to Base Building Shell Condition; (if Tenant is constructing its own Tenant Improvements) or, (z) if Landlord is constructing the Tenant Improvements, the date when the Tenant Improvements have been substantially completed or such earlier date that the Tenant Improvements would have been substantially completed if there had been no delays caused by Tenant; or (ii) the date that Tenant resumes occupancy of the Lease Premises (or portion thereof).
          (e) If any portion of Tenant’s leasehold improvements (including, but not limited to, Tenant’s Extra Work), alterations, additions, improvements, fixtures, furnishing, equipment or trade fixtures are damaged by fire or other casualty, hurricane, earthquake or flood or by any other cause of any kind or nature, Tenant shall restore the same to the condition existing immediately prior to such damage, unless this Lease is terminated or Tenant has elected to have Landlord complete the restoration pursuant to, and in compliance with the requirements of, subparagraph (d) above. If Tenant restores the leasehold improvements, the portion of the insurance proceeds which Landlord makes available to Tenant shall be disbursed as construction progresses and in accordance with such terms, conditions and requirements customarily imposed by Landlord in connection with disbursement of tenant improvement allowances for leasehold improvements.
          (f) Landlord’s architect’s opinion shall be delivered to both Landlord and Tenant within sixty (60) days from the date of any such damage, which opinion shall be objective and informed and state the estimated completion date for the repairs. In the event of any termination of this Lease under this Section 6.3, this Lease shall cease and terminate as if the date of such damage were the expiration date of the term of this Lease. If Landlord or Tenant terminates the Lease pursuant to subparagraph (a), (b), or (c) above, Tenant shall be entitled to remain in occupancy for a period not exceeding six (6) months after the date of termination (but in no event beyond Lease Term) as to any portion of the Leased Premises that is tenantable and may be lawfully occupied; provided, however, that such six (6) month period shall be extended to twelve (12) months from the date of termination (but not beyond the Lease Term) if Tenant remains in occupancy of [**] [Confidential Treatment] RSF or more. Tenant shall continue to pay Rental and shall continue to be bound by this Lease with respect to all such space during such period of occupancy.
     6.4 Casualty Insurance. Landlord shall maintain all-risk property insurance on the Buildings and on all Base Building Shell Condition improvements. Said insurance shall be maintained with an insurance company authorized to do business in Florida and having a rating of A minus VII or better by A.M. Best and Company, at full replacement cost and payments for losses thereunder shall be made solely to Landlord. Tenant shall maintain at its expense (a) business interruption insurance (or Tenant shall self-insure for business interruption) and (b) all-risk property insurance on the full replacement cost of all its personal property, including removable trade fixtures, located in the Leased Premises and on Tenant’s Extra Work and all other additions and improvements (including fixtures) made by Tenant and not required to be insured by Landlord above, regardless of whether such improvements were made at Landlord’s or Tenant’s expense. Said insurance shall be maintained with an insurance company authorized to do business in Florida and having a rating of A minus VII or better by A.M. Best and Company. If the annual premiums to be paid by Landlord shall exceed the standard rates because of Tenant’s operations within, or contents of, the Leased Premises or because the improvements to the Leased Premises are in excess of improvements contemplated by the Tenant Improvement Allowance, Tenant shall promptly pay the excess amount of the premium upon request by Landlord (and if necessary, Landlord may allocate the insurance costs of such Building to give effect to this sentence). Upon the request of Landlord, a duly executed certificate of insurance, reflecting Tenant’s maintenance of the insurance required under this Section 6.4 and Section 6.5, shall be delivered to Landlord. If this Lease is terminated by reason of damage resulting from a casualty, each party shall retain the insurance proceeds of the insurance policies obtained by such party (i.e. Landlord shall retain all proceeds from all policies carried by Landlord and Tenant shall retain all proceeds of policies carried by Tenant). If this Lease is not terminated by reason of any damage caused by a casualty, then each party shall apply the net proceeds of its policies (to the extent made available to such party and not retained by any Mortgagee or Ground Lessor) towards the cost of its restoration obligations hereunder.
     6.5 Liability Insurance. Landlord and Tenant shall each maintain a policy or policies of commercial general liability insurance with the premiums thereon fully paid on or before the due dates, issued by and binding upon an insurance company authorized to transact business in Florida and having a rating of A-VII or better by A.M. Best and Company. Such insurance shall be written on an occurrence basis and shall afford minimum protection

(which may be affected by primary and/or excess coverage) of not less than $5,000,000 combined single limit for bodily injury and property damage in any one occurrence. During any renewal term of this Lease, Tenant shall carry such greater limits of coverage as Landlord may reasonably request from time to time so long as Landlord maintains similar limits of coverage and if landlords of Comparable Buildings would require similar insurance from similar tenants.
     6.6 Hold Harmless.
          (a) Landlord shall not be liable to Tenant, its agents, servants, employees, contractors, customers or invitees for any damage to person or property caused by any act, omission or neglect of Tenant. Without limiting or being limited by any other indemnity in this Lease, but rather in confirmation and furtherance thereof, Tenant agrees to indemnify, defend by counsel reasonably acceptable to Landlord and hold Landlord, Landlord’s beneficiaries (if Landlord is a land trust), the managing agent of the Buildings, the leasing agent of the Buildings and their respective agents, partners, shareholders, officers, directors and employees of the Building harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and litigation expenses) in connection with injury to or death of any person or damage to or theft, loss or loss of the use of any property occurring in or about the Leased Premises or the Buildings arising from Tenant’s occupancy of the Leased Premises, or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Leased Premises or the Buildings, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or due to any other act or omission or willful misconduct of Tenant or any of its agents, employees, contractors, assigns, subtenants, guests or invitees (but with respect to such guests and invitees, only while they are in the Leased Premises).
          (b) Tenant shall not be liable to Landlord, its agents, employees, contractors, customers or invitees for any damage to person or property caused by any act, omission or neglect of Landlord. Without limiting or being limited by any other indemnity in this Lease, but rather in confirmation and furtherance thereof, Landlord agrees to indemnify, defend by counsel reasonably acceptable to Tenant and hold Tenant, its officers, directors, shareholders, employees and affiliates harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and litigation expenses) in connection with injury to or death of any person or damage to or theft, loss or loss of the use of any property occurring in or about the Buildings or the Project arising from any activity, work or action done by Landlord in or about the Buildings or the Project or breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to the terms of this Lease, or due to the gross negligence or willful misconduct of Landlord or any of its agents, employees, or contractors.
     6.7 Waiver of Subrogation Rights. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action, against the other, its agents, servants, partners, shareholders, officers or employees, for personal injury, loss or damage to business, and loss or damage that may occur to the Leased Premises, the Buildings or any improvements thereto or thereon or any personal property of such party therein or thereon by reason of fire, the elements, or any other cause to the extent such loss or damage is covered by terms of the all-risk property insurance policies referred to in Section 6.4 hereof, the commercial general liability insurance referred to in Section 6.5, or any other insurance policy maintained by Landlord or Tenant, as applicable, regardless of cause or origin, including negligence of the other party hereto, its agents, officers, partners, shareholders, servants or employees, and covenants that no insurer shall hold any right of subrogation against such other party. The foregoing waiver shall apply regardless of the cause or origin of such claim, including but not limited to the negligence of a party, or such party’s agents, officers, employees or contractors, but shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Landlord or Tenant. Each party shall obtain any special endorsements, if any, required by their respective insurers to evidence compliance with the aforementioned waiver.
ARTICLE II
     7.1 Default and Remedies.

          (a) The occurrence of any of the following shall constitute an event of default under and breach of this Lease by Tenant (an “Event of Default”):
(i)	Failure by Tenant to pay any Rental within five (5) days after the same becomes due hereunder; provided, however, on not more than two (2) occasions within each calendar year in the Lease Term, Landlord shall provide Tenant with written notice of such delinquency and Tenant shall have five (5) days from the date of the written notice to cure such delinquency before an event of default shall exist for Tenant’s failure to pay said Rental;

(ii)	Failure by Tenant to observe or perform any of the covenants in respect of assignment and subletting set forth in Article VIII;

(iii)	Failure by Tenant to commence to cure, immediately after receipt of notice from Landlord and thereafter diligently pursue same to completion, any hazardous condition which Tenant has created or permitted in violation of law or of this Lease;

(iv)	Failure by Tenant to complete, execute and deliver any instrument or document required to be completed, executed and delivered by Tenant pursuant to Section 7.8 or Section 7.9 of this Lease, within the applicable time period specified in such sections;

(v)	Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, if such default is curable, such thirty (30) day period shall be extended for the time reasonably required to complete such cure, if such failure cannot reasonably be cured within said thirty (30) day period and Tenant commences to cure such failure within said thirty (30) day period and thereafter diligently and continuously proceeds to cure such failure;

(vi)	The levy upon execution or the attachment by legal process of the leasehold interest of Tenant, or the filing or creation of a lien in respect of such leasehold interest, which lien shall not be released or discharged within thirty (30) days from the date of such filing;

(vii)	Any material default under or material breach by any guarantor of the terms of any guaranty of this Lease which continues beyond any applicable cure period specified in the Guaranty, if any;

(viii)	Tenant or any guarantor of Tenant’s obligations under this Lease becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for all or a major part of its property;

(ix)	A trustee or receiver is appointed for Tenant, any guarantor of Tenant’s obligations under this Lease or for a major part of either party’s property and is not discharged within sixty (60) days after such appointment; and

(x)	Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law or similar law for the relief of debtors is instituted (A) by Tenant or any guarantor of Tenant’s obligations under this Lease, or (B) against Tenant or any guarantor of

Tenant’s obligations under this Lease and is allowed against it or is consented to by it or is not dismissed within sixty (60) days after such institution.
          (b) Upon the occurrence of an Event of Default, Landlord shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or in equity or by this Lease:
(i)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter re-enter the Leased Premises and correct or repair any condition which shall constitute a failure on Tenant’s part to keep, observe, perform, satisfy, or abide by any term, condition, covenant, agreement, or obligation of this Lease or of the Rules and Regulations now in effect or hereafter adopted or of any notice given Tenant by Landlord pursuant to the terms of this Lease, and Tenant shall fully reimburse and compensate Landlord on demand.

(ii)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter demand in writing that Tenant vacate the Leased Premises and thereupon Tenant shall vacate the Leased Premises and remove therefrom all property thereon belonging to or placed on the Leased Premises by, at the direction of, or with consent of Tenant within ten (10) days of receipt by Tenant of such notice from Landlord, whereupon Landlord shall have the right to re-enter and take possession of the Leased Premises. Any such demand, re-entry and taking possession of the Leased Premises by Landlord shall not of itself constitute an acceptance by Landlord of a surrender of this Lease or of the Leased Premises by Tenant and shall not of itself constitute a termination of this Lease by Landlord.

(iii)	If Tenant does not comply with any demand pursuant to Section 7.2(b)(ii), Landlord, with or without terminating this Lease, may immediately or at any time thereafter, re-enter the Leased Premises and remove therefrom Tenant and all property belonging to or placed on the Leased Premises by, at the direction of, or with consent of Tenant. Any such re-entry and removal by Landlord shall not of itself constitute an acceptance by Landlord of a surrender of this Lease or of the Leased Premises by Tenant and shall not of itself constitute a termination of this Lease by Landlord.

(iv)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter relet the Leased Premises or any part thereof for such time or times, at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, and Landlord may make any alterations or repairs to the Leased Premises which it may deem necessary or proper to facilitate such reletting; and Tenant shall pay all costs of such reletting including but not limited to the cost of any such alterations and repairs to the Leased Premises, attorneys’ fees, leasing inducements, and brokerage commissions; and if this Lease shall not have been terminated, Tenant shall continue to pay all Rental and all other charges due under this Lease up to and including the date of beginning of payment of Rental by any subsequent tenant of part or all of the Leased Premises, and thereafter Tenant shall pay monthly during the remainder of the Lease Term the difference, if any, between the Rental and other charges collected from any such subsequent tenant or tenants and the Rental and other charges reserved in this Lease, but Tenant shall not be entitled to receive any excess of any such rents collected over the rents reserved herein.

(v)	Landlord may immediately or at any time thereafter terminate this Lease, and this Lease shall be deemed to have been terminated upon receipt by Tenant of written notice of such termination; upon such termination Landlord shall recover from Tenant all damages Landlord may suffer by reason of such termination including, without limitation, unamortized sums expended by Landlord for leasing commissions and construction of tenant improvements, all arrearages in rentals, costs, charges, additional rentals, and reimbursements, the cost (including court costs and attorneys’ fees) of recovering possession of the Leased Premises, the cost of any alteration of or repair to the Leased Premises which is necessary or proper to prepare the same for reletting and, in addition thereto, Landlord shall have and recover from Tenant an amount equal to the excess, if any, of the total amount of all rents and other charges to be paid by Tenant for the remainder of the Lease Term over the then reasonable rental value of the Leased Premises for the remainder of the Lease Term.
(vi)	Landlord, may, without re-entering, retaking or resuming possession of the Leased Premises, sue for all rents provided for hereunder, including but not limited to Base Rental and Tenant’s Additional Rental, and all other sums, charges, payments, costs and expenses due from Tenant to Landlord hereunder, either: (i) as they become due under this Lease, or (ii) at Landlord’s option, Landlord may annually (on a recurring basis) accelerate the maturity and due date of the whole or any part of the Base Rental and Tenant’s Additional Rental for the successive twelve (12) month period during the remainder of the Lease Term, as well as all other sums, charges, payments, costs and expenses required to be paid by Tenant to Landlord hereunder, including, without limitation, damages for a breach or default of Tenant’s obligations hereunder in existence at the time of such acceleration, such that all sums due and payable under this Lease for each successive twelve (12) month period during the remainder of the Lease Term shall, following such acceleration, be treated as being and, in fact, due and payable in advance as of the date of such acceleration (but for any such twelve (12) month period first arising after Landlord has relet the Leased Premises or portions thereof, the acceleration of Rental for any successive twelve (12) month periods as applies solely to such relet portions of the Leased Premises, shall be limited to the acceleration of the positive difference between the Rental under this Lease for such relet portion of the Leased Premises and the actual rental proceeds collected pursuant to such reletting of the portion of the Leased Premises so relet) (all accelerated amounts shall be discounted to the then-present value at the discount rate of the Federal Reserve Bank of the district within which the Leased Premises is located). Landlord may recover and collect all such unpaid Base Rental, Tenant’s Additional Rental and other sums due and owing by Tenant by distress, levy, execution or otherwise.
Regardless of which alternative remedy is chosen by Landlord under the foregoing provision of this subparagraph, Landlord shall not be required to relet the Leased Premises nor exercise any other right granted to Landlord pursuant to this Lease, nor shall Landlord be under any obligation to minimize or mitigate Landlord’s damages or Tenant’s loss as a result of Tenant’s breach of or default under this Lease except as follows: if Landlord exercises the remedies set forth in subparagraph (iv) without terminating this Lease, Landlord to the extent required by law, shall use commercially reasonable efforts to relet the Leased Premises (for a term greater or less than the remaining term of this Lease) but Landlord need not give priority to the Leased Premises over other comparable vacant space in the Project in connection with reletting the Leased Premises.
          (c) If Landlord re-enters the Leased Premises or terminates this Lease pursuant to any of the provisions of this Lease, Tenant hereby waives all claims for damages which may be caused by such re-entry or termination by Landlord, provided such entry or termination is in accordance with applicable legal requirements. No such re-entry or termination shall be considered or construed to be a forcible entry.
          (d) The exercise by Landlord of any one or more of the rights and remedies provided in this Lease shall not prevent the subsequent exercise by Landlord of any one or more of the other rights and remedies herein provided. All remedies provided for in this Lease are cumulative and may, at the election of Landlord, be exercised alternatively, successively, or in any other manner and are in addition to any other rights provided for or allowed by law or in equity.
          (e) No act by Landlord with respect to the Leased Premises shall terminate this Lease, including, but not limited to, acceptance of the keys, institution of an action for detainer or other dispossessory proceedings, it being understood that this Lease may only be terminated by express written notice from Landlord to Tenant, and any reletting of the Leased Premises shall be presumed to be for and on behalf of Tenant, and not Landlord, unless Landlord expressly provides otherwise in writing to Tenant.
     7.2 Insolvency or Bankruptcy. The appointment of a receiver to take possession of all or substantially all of the assets of Tenant or any guarantor of Tenant’s obligations under this Lease, or any general assignment by Tenant or any guarantor of Tenant’s obligations under this Lease for the benefit of creditors, or any action taken or suffered by Tenant or any guarantor of Tenant’s obligations under this Lease under any insolvency, bankruptcy, or reorganization act, shall, at Landlord’s option, constitute a breach of this Lease by Tenant. Upon the happening of any such event or at any time thereafter, this Lease shall terminate five (5) days after written notice of termination from Landlord to Tenant. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency, or reorganization proceedings.
     7.3 Late Payments. Tenant shall pay, as a one (1) time late charge on each installment of any Rental owed by Tenant hereunder that is not paid within five (5) days after the date when due, the greater of [**] [Confidential Treatment] of the amount due for each and every thirty (30) day period that said amount remains unpaid (but in no event shall the amount of such late charge exceed an amount based upon the highest legally permissible rate chargeable at any time by Landlord under the circumstances). Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first to reduce all accrued and unpaid late charges, in inverse order of their maturity, and then to reduce all other past due amounts, in inverse order of their maturity. Notwithstanding the foregoing, Landlord shall not impose the late fee set forth in this Section 7.3 for the first time that Tenant is late in any calendar year.
     7.4 Attorneys’ Fees. If Landlord or Tenant initiate any action to enforce its rights under this Lease or the terms hereof, the prevailing party shall be entitled to collect from the other party all court costs, reasonable attorneys fees and litigation expenses, including, but not limited to, costs of depositions and expert witnesses, that the prevailing party incurs in connection with such action at the trial level and at all levels of appeal and in any post judgment, bankruptcy and administrative proceeding.
     7.5 Waiver of Homestead. Tenant hereby waives and renounces all homestead or exemption rights which Tenant may have under or by virtue of the Constitutions and Laws of the United States, the State of Florida, and any other State as against any debt or sum Tenant may owe Landlord under this Lease and hereby transfers, conveys, and assigns to Landlord all homestead or exemption rights which may be allowed or set apart to Tenant, including such as may be set apart in any bankruptcy proceeding, to pay any debt or sum owing by Tenant to Landlord hereunder.
     7.6 No Waiver of Rights. No failure or delay of Landlord or Tenant to exercise any right or power given them herein or to insist upon strict compliance by the other party of any obligation imposed on it herein and no custom or practice of either party hereto at variance with any term hereof shall constitute a waiver or a modification of the terms hereof by Landlord or any right to demand strict compliance with the terms hereof. No waiver of any right of Landlord or Tenant or any default by the other party on one occasion shall operate as a waiver of any of Landlord’s other rights or of any subsequent default. No express waiver shall affect any condition, covenant, rule, or regulation other than the one specified in such waiver and then only for the time and in the manner specified in such waiver. No person has or shall have any authority to waive any provision of this Lease unless such waiver is expressly made in writing and signed by an authorized officer of Landlord.
     7.7 Holding Over. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay, solely for such holding over, [**] [Confidential Treatment] of the Rental that would have been payable if this Lease had not terminated or expired for the first thirty (30) days of holdover and [**] [Confidential Treatment] of the Rental that would have been payable if this Lease had not so terminated or expired) for the remaining holdover period. No holding over by Tenant after the Lease Term shall be construed to extend this Lease, and Tenant shall be deemed a tenant at will, terminable on five (5) days notice from Landlord, provided, however, if not less than one year prior to the scheduled expiration date of the Lease Term, Tenant provides written notice to Landlord that Tenant has irrevocably waived its Renewal Option and advises that Tenant intends to holdover for a specified period (which period may not exceed one hundred twenty (120) days) Tenant shall be entitled to remain in occupancy for the specified period as an authorized holdover and shall be obligated to pay Rental in an amount equal to 105% of the Base Rental in effect immediately prior to such period for the entire period so specified (plus all Additional Rental). In the event of any unauthorized holding over, Tenant shall indemnify Landlord against all claims for damages by any other tenant to whom Landlord shall have leased all or any part of the Leased Premises effective upon the termination of this Lease. Any holding over with the express written consent of Landlord shall thereafter constitute this Lease to be a lease from month to month (terminable by either party on fifteen (15) days notice) at a Base Rental, Tenant’s Forecast Additional Rental, and all other sums required to be paid by Tenant prior to the expiration or termination of this Lease as may be determined by Landlord.
     7.8 Subordination.
          (a) Landlord may have heretofore or may hereafter encumber with a mortgage, deed of trust, deed to secure debt, financing statement or other security interests (collectively, a “Mortgage”) the Land, the Building, the Project or any part thereof or any interest therein, may sell and lease back the Land, the Project or any part thereof, and may encumber the leasehold estate under such a sale and leaseback arrangement with a Mortgage. (the holder of any Mortgage is herein called a “Mortgagee.” A lease creating Landlord’s interest in the Land, the Building, the Project or part thereof is herein called a “Ground Lease” and the lessor under any such Ground Lease is herein called a “Ground Lessor”). Provided that any Mortgagee or Ground Lessor executes and delivers an SNDA (as hereafter defined), this Lease and the rights of Tenant hereunder shall be and are hereby expressly made subject to and subordinate at all times to any Mortgage and to any Ground Lease now or hereafter existing, and to all amendments, modifications, renewals, extensions, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security thereof; provided, however, that whether or not an SNDA is executed and delivered, the Mortgagee or Ground Lessor shall not, so long as Tenant shall not be in default under this Lease, disturb Tenant in its possession of the Leased Premises or terminate Tenant’s rights hereunder. With respect to Landlord’s existing Mortgagee, the foregoing subordination of this Lease and non-disturbance of Tenant shall be memorialized in a Subordination, Non-Disturbance and Attornment Agreement, in a form substantially as shown on Exhibit K hereto. With respect to any subsequent Mortgagee or Ground Lessor, the subordination and non-disturbance agreement shall either be substantially in the form of Exhibit K or shall be in the standard form required by such Mortgagee or Ground Lessor but with such changes as are customarily requested by, and granted to, major institutional tenants such as Tenant (in either case, an “SNDA”). Tenant agrees to execute and deliver to Landlord an SNDA reflecting any Mortgagee or Ground Lessor designated by Landlord within ten (10) days after Tenant’s receipt of such written request.
          (b) If any Mortgage is foreclosed, or Landlord’s interest under this Lease is conveyed or transferred in lieu of foreclosure, or if any Ground Lease is terminated:
(i)	Upon request of any person or entity which as the result of any of the foregoing has succeeded to the interest of Landlord in this Lease (any such person or entity being hereafter called a “Successor”), Tenant will attorn to such Successor, as Landlord under this Lease, subject to the provisions of this Section 7.8(c) and Section 7.8(e), and will execute and deliver such instruments as may be necessary or appropriate to evidence such attornment within ten (10) days after receipt of a written request to do so.

(ii)	No Successor shall be bound to recognize any prepayment by more than thirty (30) days of any Rental payable by Tenant hereunder, as more particularly provided in the SNDA.

          (c) Notwithstanding anything to the contrary contained herein, any Mortgagee may subordinate, in whole or in part, its Mortgage to this Lease by sending Tenant notice in writing subordinating all or any part of such Mortgage to this Lease, and Tenant agrees to execute and deliver to such Mortgagee such further instruments consenting to or confirming the subordination of all or any portion of its Mortgage to this Lease and containing such other provisions which may be requested in writing by such Mortgagee within ten (10) days after Tenant’s receipt of such written request.
          (d) Whether or not any Mortgage is foreclosed or any Ground Lease is terminated, or any Mortgagee or Ground Lessor succeeds to any interest of Landlord under this Lease, no Mortgagee or Ground Lessor shall have any liability to Tenant for any security deposit paid to Landlord by Tenant hereunder, unless such security deposit has actually been received by such Mortgagee or Ground Lessor.
          (e) Should any prospective Mortgagee or Ground Lessor require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, in the reasonable judgment of Tenant, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and deliver the same to Landlord within ten (10) business days following written request therefor. Should any prospective Mortgagee or Ground Lessor require execution of a short form of this Lease for recording (containing, among other customary provisions, the names of the parties, a description of the Leased Premises and the Lease Term), Tenant agrees to execute such short form of lease and deliver the same to Landlord within ten (10) days following the request therefor.
          (f) If Tenant fails within the ten (10) day or ten (10) business day period, as applicable, after initial written demand therefor to execute and deliver any instruments as may be necessary or proper to effectuate any of the covenants of Tenant set forth above in this Section, Tenant hereby makes, constitutes and irrevocably appoints any one of Landlord or any of Landlord’s beneficiaries or partners in such beneficiaries as attorney-in-fact for Tenant (such power of attorney being coupled with an interest) with full power and authority to execute and deliver any such instruments for and in the name of Tenant.
          (g) No Mortgagee or Ground Lessor of which Tenant has been notified, in writing, shall be bound any amendment or modification of this Lease made without the written consent of such Mortgagee or Ground Lessor.
     7.9 Estoppel Certificate. Tenant agrees that, from time to time upon not less than ten (10) business days prior request by Landlord, or any existing or prospective Mortgagee or Ground Lessor, Tenant will, and Tenant will use commercially reasonable efforts to cause any subtenant, licensee, concessionaire or other occupant of the Leased Premises claiming by, through or under Tenant, to complete, execute and deliver to Landlord or Landlord’s designee or to any existing or prospective mortgagee or ground lessor, a written estoppel certificate certifying (i) that this Lease is unmodified and is in full force and effect (or if there have been modifications, that this Lease, as modified, is in full force and effect and setting forth the modifications); (ii) the amounts of the monthly installments of Base Rental, Tenant’s Forecast Additional Rental, Tenant’s Additional Rental Adjustment and other sums then required to be paid under this Lease by Tenant; (iii) the date to which the Base Rental, Tenant’s Forecast Additional Rental, Tenant’s Additional Rental Adjustment and other sums required to be paid under this Lease by Tenant have been paid; (iv) that Landlord is not in default to Tenant’s knowledge under any of the provisions of this Lease, or if in default, the nature thereof in detail and what is required to cure same; and (v) such other information concerning the status of this Lease or the parties’ performance hereunder reasonably requested by Landlord or the party to whom such estoppel certificate is to be addressed.
ARTICLE III
     8.1 Sublease or Assignment by Tenant.
          (a) Subject to subparagraphs (b) and (l) below, Tenant shall not, without Landlord’s prior written consent, (i) assign, convey, mortgage, pledge, encumber, or otherwise transfer (whether voluntarily, by operation of law, or otherwise) this Lease or any interest hereunder; (ii) allow any lien to be placed upon Tenant’s interest hereunder; (iii) sublet the Leased Premises or any part thereof; or (iv) permit the use or occupancy of the

Leased Premises or any part thereof by any one other than Tenant. Any attempt to consummate any of the foregoing without Landlord’s consent shall be void and of no force or effect. If Tenant is an entity, other than a corporation whose shares are traded on a nationally recognized stock exchange, any change to the structure of such entity or any disposition(s) of any of the interests therein by sale, assignment, operation of law or otherwise, or any change in the power to vote the interests therein, shall be treated as a prohibited assignment of this Lease requiring Tenant to obtain Landlord’s prior written consent.
          (b) Notwithstanding anything contained herein to the contrary, Tenant shall have the ongoing right to sublease all or any portion of the Leased Premises during the Lease Term if Landlord provides its prior written consent, which consent shall not unreasonably be withheld, conditioned, or delayed; except, however, that Landlord may withhold consent to any proposed sublease if, in Landlord’s opinion, the proposed sublease is: (i) not consistent with the tenancy of Comparable Buildings; (ii) for a use not permitted by Section 1.3, (iii) to a governmental agency, (iv) primarily (i.e., excluding ancillary uses provided to Tenant’s employees only as permitted under Section 1.3 above) for medical use, (v) primarily (i.e., excluding ancillary uses provided to Tenant’s employees only as permitted under Section 1.3 above) for an educational, training center or similar use, or (vi) to a current tenant of the Project if Landlord has comparable space available to accommodate such current tenant (but for purposes of the foregoing, if a current tenant of Building 10 wants to expand, any space in a different building shall not be considered comparable to space that is available in Building 10).
          (c) Notwithstanding anything herein to the contrary but subject to Section 8.1(b), if at any time or from time to time during the Lease Term, Tenant desires to sublet all or any portion of the Leased Premises or assign Tenant’s interest in this Lease, Tenant shall notify Landlord in writing (hereinafter referred to in this Section as the “Notice”) of the terms of the proposed subletting or assignment, the identity of the proposed sublessee or assignee, such information as to the business, reputation, and creditworthiness of the proposed assignee or sublessee as shall be sufficient to allow Landlord to form a commercially reasonable judgment with respect thereto, the area proposed to be sublet or covered by the assignment (hereinafter referred to as “Sublet Space”), and such other information as Landlord may request to evaluate Tenant’s request to sublet or assign. Landlord shall then have the option (i) to terminate this Lease as to the Sublet Space as provided in subsection (d) hereof if but only if the proposed sublease is for a term equal to substantially all of the remaining Term of this Lease (not including any unexercised renewal option), (ii) to allow the proposed sublease or assignment subject only to the final review for approval as provided in subsection (e) hereof, or (iii) to refuse to consent, in which case Tenant may not proceed with the sublease or assignment. Landlord’s option to terminate, or to allow the proposed sublease or assignment subject to final review, as the case may be, shall be exercisable by Landlord in writing within a period of thirty (30) calendar days after receipt of the Notice and any failure by Landlord to exercise any of such options within said thirty (30) day period shall be deemed to constitute the election of option (ii) above. If Landlord exercises option (i), Tenant may nullify the termination by rescinding its request to sublet by giving Landlord notice thereof within ten (10) days after receipt of Landlord’s termination notice, in which case Tenant may not thereafter sublease the Sublet Space for one hundred eighty (180) days thereafter. If, however, Landlord is entitled to but does not elect option (i), Landlord shall not have the right to exercise option (i) with respect to the same Sublet Space for a period of one hundred eighty (180) days following the date of Tenant’s Notice.
          (d) If Landlord elects to terminate this Lease pursuant to Landlord’s option set forth in subparagraph (b)(i) above, then this Lease shall terminate as to the Sublet Space on the date set forth in Landlord’s notice to Tenant, which date shall be no less than thirty (30) days and no more than ninety (90) days after the date of such notice. If the Sublet Space does not constitute the entire Leased Premises and Landlord exercises its option to terminate this Lease with respect to the Sublet Space, as to that portion of the Leased Premises which is not part of the Sublet Space, this Lease shall remain in full force and effect except that Base Rental, Tenant’s Forecast Additional Rental, and Tenant’s Additional Rental shall be calculated on the remaining Rentable Square Feet. Notwithstanding anything to the contrary, however, Landlord shall not have the right to exercise the option to terminate under subparagraph (c)(i) unless the term of the proposed sublease is for a period equal to substantially all of the remaining Term of this Lease (not including any unexercised renewal option).
          (e) If Landlord elects or is deemed to have elected to allow the proposed sublease or assignment subject to final review, Tenant shall submit to Landlord, within twenty (20) calendar days after receipt of Landlord’s notice of election (or the expiration of said thirty (30)-day period if no such election is made), a copy of the proposed sublease or assignment, which sublease or assignment must provide for the assumption of all of

Tenant’s obligations under this Lease, and such additional information as Landlord shall reasonably request. Landlord agrees not to unreasonably withhold its approval of any proposed form of sublease or assignment and, in the event Landlord fails to approve or disapprove any such sublease or assignment within ten (10) days after Landlord’s receipt of such submission from Tenant, such form of sublease or assignment shall be deemed to be approved.
          (f) If Landlord approves any proposed sublease or assignment, Landlord shall be entitled to receive from Tenant as Tenant’s Additional Rental hereunder [**] [Confidential Treatment] of any rents or other sums received by Tenant pursuant to said sublease or assignment in excess of the rentals payable to Landlord by Tenant under this Lease with respect to the Sublet Space (after deducting all of Tenant’s reasonable costs associated therewith, including marketing costs, legal fees, concessions, reasonable brokerage fees and the reasonable cost of remodeling or otherwise improving the Leased Premises for said sublessee or assignee), as such rents or other sums are received by Tenant from the approved sublessee or assignee. Landlord may require that any rent or other sums paid by a sublessee or assignee be paid directly to Landlord. If Landlord approves in writing the proposed sublessee or assignee and the terms of the proposed sublease or assignment, but a fully executed counterpart of such sublease or assignment is not delivered to Landlord within one hundred twenty (120) calendar days after the date of Landlord’s written approval, then Landlord’s approval of the proposed sublease or assignment shall be deemed null and void and Tenant shall again comply with all the conditions of this Section as if the Notice and options hereinabove referred to had not been given, received or exercised. If Landlord fails to approve the form of sublease or assignment or the sublessee or assignee, Tenant shall have the right to submit amended forms or other sublessees or assignees to Landlord to review for approval.
          (g) Notwithstanding the giving by Landlord of its consent to any sublease or assignment with respect to the Leased Premises, no sublessee or assignee may exercise any expansion option, right of first refusal option, or renewal option under this Lease nor be entitled to any signage rights under Section 3.3(a)(i) and 3.3(a)(ii) unless a separate written agreement is entered into directly between such sublessee or assignee and Landlord (and Landlord shall have sole discretion as to whether to enter into such a separate agreement). Tenant may not exercise any such right with respect to any space that Tenant has sublet or assigned for substantially all of the remaining Lease Term (disregarding any unexercised renewal options).
          (h) Notwithstanding the giving by Landlord of its consent to any subletting, assignment or occupancy as provided hereunder or any language contained in such lease, sublease or assignment to the contrary (i) unless this Lease is expressly terminated by Landlord, Tenant shall not be relieved of any of Tenant’s obligations or covenants under this Lease and Tenant shall remain fully liable hereunder; and (ii) no such consent or language shall be deemed to be Landlord’s consent to any future sublease or assignment.
          (i) If, with the consent of the Landlord, the Leased Premises or any part thereof is sublet or occupied by other than Tenant or this Lease is assigned, Landlord may, after default by Tenant, collect rent from the subtenant, assignee or occupant, and apply the net amount collected to the Rental herein reserved. No such subletting, assignment, occupancy, or collection shall be deemed (i) a waiver of any of Tenant’s covenants contained in this Lease, (ii) release of Tenant from further performance by Tenant of its covenants under this Lease, or (iii) a waiver of any of Landlord’s other rights hereunder.
          (j) In no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for use, occupancy or utilization of any part of the Leased Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Leased Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts of sales), and Tenant agrees that all assignments, subleases, licenses, concessions or other agreements for use, occupancy or utilization of any part of the Leased Premises shall provide that the person having an interest in the possession, use, occupancy or utilization of the Leased Premises shall not enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Leased Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Leased Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts of sales) and any such purported assignment, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Leased

Premises. Notwithstanding anything in this Lease to the contrary, in no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for use, occupancy or utilization of any part of the Leased Premises, or otherwise transfer its rights hereunder, if the same would (i) require the payment of any consideration that would not qualify as “rents from real property,” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) cause any portion of the amounts payable under this Lease to fail to qualify as rents from real property within the meaning of said Section 856(d) of the Code.
          (k) Tenant shall pay to Landlord, as Landlord’s cost of processing, each proposed assignment or subletting, an amount equal to the sum of (i) Landlord’s reasonable attorneys’ and other professional fees, plus (ii) the sum of $250.00 for the cost of Landlord’s administrative, accounting and clerical time (collectively, “Processing Costs”), and the amount of all direct and indirect costs and expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of freight elevator operation for moving of furnishings and trade fixtures, security service, janitorial and cleaning service, and rubbish removal service). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs and all other direct and indirect costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy.
          (l) Notwithstanding anything to the contrary contained in this section, Tenant shall have the right to assign this Lease or sublease the Leased Premises or any portion thereof without Landlord’s prior written consent to any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, Tenant (“Affiliate”) or to any entity which acquires a majority of the stock and voting interest of Tenant or substantially all of the assets of Tenant or into which Tenant merges or consolidates (“Successor”); provided, however that (i) the use of the Leased Premises remains as per the terms of this Lease, (ii) Tenant gives Landlord prior written notice of such assignment in a form reasonably acceptable to Landlord, (iii) Tenant acknowledges that it shall remain liable under the Lease, and (iv) the transferee shall expressly assume Tenant’s obligations under the Lease and shall be jointly and severally liable with Tenant under the Lease. The provisions of subparagraphs (c), (d), (e) and (f) above shall not apply with respect to any such sublease or assignment to an Affiliate or Successor. In addition, the provisions of subparagraph (g) above shall not apply with respect to any sublease or assignment to a Successor (as such term is defined herein) subject to the terms and conditions set forth in Section 3.3. Tenant may enter into contracts with “outsourcing” providers to provide services to Tenant. Employees of such outsourcing providers may occupy portions of the Leased Premises from time to time so long as such outsourcing providers do not pay a fee or any other monetary consideration to Tenant in exchange for occupying space in the Leased Premises. For all purposes of this Lease, all such outsourcing employees shall be considered to be employees of Tenant, and as between Tenant and Landlord, Tenant shall have the same obligations and responsibilities with respect to them as Tenant has with respect to its own employees.
          (m) ERISA and UBTI Restrictions. Notwithstanding anything to the contrary contained herein, including, without limitation, this Section 8.1, no assignment or subletting by Tenant, nor any other transfer or vesting of Tenant’s interest hereunder (whether by merger, operation of law or otherwise), shall be permitted if: (i) Landlord, or any person designated by Landlord as having an interest therein, directly or indirectly, controls, is controlled by, or is under common control with (A) the proposed assignee, sublessee or successor-in-interest of Tenant or (B) any person which, directly or indirectly, controls, is controlled by or is under common control with, the proposed assignee, sublessee or successor-in-interest of Tenant; (ii) the proposed assignment or sublease (A) provides for a rental or other payment for the leasing, use, occupancy or utilization of all or any portion of the Leased Premises based, in whole or in part, on the income or profits derived by any person from the property so leased, used, occupied or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales or (B) does not provide that such assignee or subtenant shall not enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of all or any portion of the Leased Premises which provides for a rental or other payment for such use, occupancy or utilization based, in whole or in part, on the income or profits derived by any person from the property so leased, used, occupied or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales; or (iii) in the reasonable opinion of Landlord and Landlord’s counsel, such proposed assignment, subletting or other transfer or vesting of Tenant’s interest hereunder (whether by merger, operation at law or otherwise) will (A) cause a violation of the Employee Retirement Income Security Act of 1974 by Landlord, or by any person which, directly or indirectly, controls, is controlled by, or is under common control with, Landlord or any person who controls Landlord or (B) result or may in the future result in Landlord, or any person which, directly or indirectly, has an interest in Landlord, receiving “unrelated business taxable income” (as defined in the Internal Revenue Code).
     8.2 Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder, in the Building, the Project, the Land and all other property referred to herein, and in such event and upon such transfer (any such transferee to have the benefit of, and be subject to, the provisions of Sections 8.3 and 8.4 hereof) no further liability or obligation shall thereafter accrue against Landlord hereunder and the transferee shall be deemed to have assumed all obligations hereunder arising subsequent to the transfer or assignment.
     8.3 Peaceful Enjoyment. Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Leased Premises free from hindrance by Landlord or any person claiming by, through or under Landlord but subject to the other terms hereof, provided that Tenant pays the rental and other sums herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during the ownership of the Landlord’s interest hereunder.
     8.4 Limitation of Landlord’s Personal Liability. Tenant specifically agrees to look solely to Landlord’s equity interest in the Buildings for the recovery of any monetary judgment against Landlord, it being agreed that, notwithstanding any contrary provision of this Lease: (i) Landlord, its parent, affiliates, subsidiaries, directors, officers, agents, shareholders or employees, shall not be personally liable for any of the obligations of Landlord under this Lease, and (ii) Tenant expressly agrees that Landlord’s liability hereunder or otherwise shall be limited to, and Tenant shall only have recourse against, the value of Landlord’s fee interest in the Buildings. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.
     8.5 Force Majeure. Landlord and Tenant (except with respect to the payment of Rental or any other monetary obligation under this Lease) shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease when prevented from so doing by a cause or causes beyond the Landlord’s or Tenant’s (as the case may be) control (excluding financial inability to perform), which shall include, without limitation, all labor disputes, governmental regulations or controls, fire or other casualty, inability to obtain any material or services, acts of God, or any other cause not within the reasonable control of Landlord or Tenant (as the case may be).
ARTICLE IV
     9.1 Notices. Any notice or other communications required or permitted to be given under this Lease must be in writing and shall be effectively given or delivered if (i) hand delivered to the addresses for Landlord and Tenant stated below, (ii) sent by certified or registered United States Mail, return receipt requested, to said addresses, or (iii) sent by nationally recognized overnight courier (such as FedEx, UPS Next-day Air or Airborne Express), with all delivery charges paid by the sender and signature required for delivery, to said address. Any notice mailed shall be deemed to have been given upon receipt or refusal thereof. Notice effected by hand delivery shall be deemed to have been given at the time of actual delivery. Either party shall have the right to change its address to which notices shall thereafter be sent and the party to whose attention such notice shall be directed by giving the other party notice thereof in accordance with the provisions of this Section 9.1. The initial addresses of the parties for purposes of this Lease are:

If to Landlord:	Hines REIT Airport Corporate Center LLC or its affiliate
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056
Attn: Mr. Charles Hazen
Tel: (713) 966-2608
Fax: (713) – 966-2636

Hines Interests Limited Partnership
Five Ravinia Drive
Atlanta, Georgia 30346
Attn: Mr. Michael T. Harrison
Tel: (770) 206-5300
Fax: (770) 206-5325

Hines Interests Limited Partnership
7300 Corporate Center Drive, Suite 100
Miami, Florida 33126
Attn: Property Manager
Tel: (305) 468-8200
Fax: (305) 468-8201

Hines Interests Limited Partnership
70 West Madison, Suite 440
Chicago, Illinois 60602
Attn: Mr. C. Kevin Shannahan
Tel: (312) 419-4900
Fax: (312) 346-4180

With a copy to:	Tew Cardenas LLP
Four Seasons Tower, 15th Floor
1441 Brickell Avenue
Miami, Florida 33131
Attn: Brian P. Tague, Esq.
Tel: (305) 536-8480
Fax: (305) 536-1116

If to Tenant:	NCL (Bahamas) Ltd.
7665 Airport Corporate Center Drive
Miami, Florida 33126
Attn: George Chesney
Tel: (305) 436-4701
Fax:

With a copy to:	NCL (Bahamas) Ltd.
7665 Airport Corporate Center Drive
Miami, Florida 33126
Attn: General Counsel
Tel: (305) 436-4397
Fax: (305) 436-4117
Tenant shall also send a copy of each such notice to each Mortgagee that notifies Tenant in writing of its interest and the address to which notices are to be sent.
     9.2 Miscellaneous.
          (a) This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, its successors, and its permitted assigns. Where appropriate the pronouns of any gender shall include the other gender, and either the singular or the plural shall include the other. Wherever used in this Lease or any exhibit or schedule hereto, the terms “attorneys’ fees” and “costs” shall include those incurred whether or not suit is instituted and it shall also include those incurred at the trial level, all levels of appeal, and in any bankruptcy, administrative or post-judgment proceeding.

          (b) All rights and remedies of Landlord and Tenant under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law. This Lease is declared to be a Florida contract, and all of the terms hereof shall be construed according to the laws of the State of Florida. Venue shall be in Miami-Dade County, Florida.
          (c) This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is the draftsman of this Lease.
          (d) If Tenant is a corporation, partnership or other entity, Tenant warrants that all consents or approvals required of third parties (including but not limited to its Board of Directors or partners) for the execution, delivery and performance of this Lease have been obtained and that Tenant has the right and authority to enter into and perform its covenants contained in this Lease. Likewise, if Landlord is a corporation, partnership or other entity, Landlord warrants that all consent or approvals required of third parties (including but not limited to its Board of Directors or partners) for the execution, delivery and performance of this Lease have been obtained and that Landlord has the right and authority to enter into and perform its covenants contained in this Lease.
          (e) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE LEASED PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. IN THE EVENT LANDLORD COMMENCES ANY PROCEEDINGS FOR NONPAYMENT OF RENT OR ANY OTHER AMOUNTS PAYABLE HEREUNDER, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING, UNLESS THE FAILURE TO RAISE THE SAME WOULD CONSTITUTE A WAIVER THEREOF. THIS SHALL NOT, HOWEVER, BE CONSTRUED AS A WAIVER OF TENANT’S RIGHT TO ASSERT SUCH CLAIMS IN ANY SEPARATE ACTION BROUGHT BY TENANT.
          (f) Wherever in this Lease there is imposed upon Landlord or Tenant the obligation to use best or reasonable efforts or due diligence, Landlord or Tenant, as applicable, shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon such party extreme financial or other burdens.
          (g) If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.
          (h) Time is of the essence in this Lease.
          (i) This Lease Agreement shall not convey any leasehold estate from Landlord to Tenant. Landlord and Tenant hereby agree that this Lease creates only the interest of a usufruct in Tenant which may not be levied upon or assigned without Landlord’s permission.
          (j) Tenant represents and warrants to Landlord that Tenant did not deal with any broker in connection with this Lease other than that broker or those brokers set forth on the BLI Rider (if more than one, collectively, the “Broker”). Landlord shall pay Studley, Inc. pursuant to a separate agreement and Studley in turn shall pay Travers Realty, Inc. pursuant to a separate agreement between Studley, Inc. and Travers Realty, Inc. Tenant shall indemnify, defend and hold Landlord, Landlord’s beneficiaries, the managing agent of the Buildings, the leasing agent of the Buildings and their respective agents, partners and employees and the Buildings harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, without limitation, court costs, reasonable attorneys’ fees and litigation expenses at all levels) arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such other broker or brokers or finders claiming to have dealt with Tenant in connection with this Lease or with whom Tenant hereafter deals or whom Tenant employs. Landlord warrants and represents to Tenant that Landlord did not deal with any broker in connection with this Lease other than Broker. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, without limitation, court costs, reasonable attorneys’ fees and litigation expenses at all levels) arising from any claims or demand of any other broker or brokers or finders for any commission alleged to be due such other broker or brokers or finder claiming to have dealt with Landlord in connection with this Lease or with whom Landlord hereafter deals or whom Landlord employs. The provisions of this subsection shall survive the expiration or earlier termination of this Lease.
          (k) If Tenant consists of more than one person, corporation, partnership, limited liability company or other entity, the liability hereunder of all such persons, corporations, partnerships or other entities shall be joint and several.
          (l) Landlord’s receipt of any Rental payable by Tenant hereunder with knowledge of the breach of a covenant or agreement contained in this Lease shall not be deemed a waiver of the breach. No acceptance by Landlord of a lesser amount than the installment of Rental which is due shall be considered, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed, an accord and satisfaction. Landlord may accept a check or payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy provided in this Lease.
          (m) Wherever Landlord’s consent or approval is required pursuant to the terms of this Lease, Landlord may grant or withhold the same in Landlord’s sole and absolute discretion, except as otherwise expressly provided herein.
          (n) Tenant covenants and agrees to use good faith efforts (i) to keep strictly confidential all of the financial terms of this Lease and (ii) not to disseminate any such information to any third parties, without the prior written consent of Landlord, except as required by law. Tenant further covenants and agrees that, at all times prior to the Commencement Date (excluding the Commencement Date for Building 10 Sixth Floor Premises and Ground Floor Suite), unless consented to in writing by Landlord, no press release or other public disclosure concerning this Lease shall be made by Tenant.
          (o) Submission of this instrument for examination shall not constitute a reservation of or option to lease the Leased Premises or in any manner bind Landlord, and no lease or obligation on Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord, or the managing agent of the Buildings or the leasing agent of the Building shall constitute an irrevocable offer by Tenant to lease the Leased Premises on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.
          (p) Tenant shall deliver to Landlord annually and within twenty (20) days after Landlord’s written request, Tenant’s most recently prepared monthly, quarterly and annual financial statements including balance sheets, income statements and cash flow statements, prepared in accordance with generally accepted accounting principles consistently applied. Such financial statements shall be certified by the chief financial officer of Tenant as being true, accurate and complete in all material respects. After an Event of Default occurs and while it continues, Landlord shall have the right, exercisable once during each year of the Lease Term, to cause, at Landlord’s expense, an independent certified public accountant to audit Tenant’s annual financial statements. Tenant shall also, upon Landlord’s reasonable requests from time to time, deliver to Landlord such other financial information regarding Tenant as may be reasonably available. Any contrary provisions notwithstanding, as long as NCL is Tenant, Tenant’s obligation to provide financial statements shall be satisfied so long as Tenant’s current 20F and 6K reports are available online at the SEC website.
          (q) Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

          (r) Tenant agrees not to block or cover any of the heating, ventilation or air-conditioning ducts in the Leased Premises or to tamper with the climate controls from within the Leased Premises. Tenant agrees to promptly report to the Landlord upon Tenant’s becoming aware thereof: (i) any evidence of a water leak or excessive moisture in the Leased Premises; and (ii) any evidence of Mold or a Mold Condition that cannot be removed by simply applying a common household cleaner and wiping the area. Provided that Landlord provides HVAC services and Repairs in accordance with Sections 3.1 and 5.2 of this Lease except in connection with any casualty requiring restoration work, Tenant hereby (A) assumes the risks associated with Mold and/or a Mold Condition, (B) waives any claim or cause of action against Landlord arising out of the existence of Mold or a Mold Condition in the Leased Premises and/or the Buildings, and (C) releases the Landlord from any and all liabilities resulting from Mold or any Mold Condition. As used herein, “Mold” means mold, mildew, fungus or other potentially dangerous organisms in amounts sufficient to create a health risk to humans, and “Mold Condition” means the presence or suspected presence of Mold or any condition(s) that reasonably can be expected to give rise to or indicate the presence of Mold, including observed or suspected instances of water damage or intrusion, the presence of wet or damp wood, cellular wallboard, floor coverings or other materials, inappropriate climate control, discoloration of walls, ceilings or floors, complaints of respiratory ailment or eye irritation by residents, employees or any other occupants or invitees in the Buildings, or any notice from a governmental agency of complaints regarding the indoor air quality at the Buildings.
     9.3 OFAC.
          (a) Pursuant to United States Presidential Executive Order 13224 signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit Threaten to Commit, or Support Terrorism” (the “Executive Order”), U.S. companies are required to ensure that they do not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those identified on the list of Specially Designated Nationals and Blocked Persons (“List”), generated by the Office of Foreign Assets Control of the U.S. Department of the Treasury. The names or aliases of these persons or entities (“Blocked Person”) are updated from time to time. Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall result in the delay of services contemplated by this Lease. If it is determined that Tenant is a Blocked Person, this Lease shall be immediately terminated. The provisions of this paragraph will survive termination of this Lease.
          (b) Tenant represents and warrants to Landlord as follows: (i) neither Tenant nor any person or entity that directly owns ten percent (10%) or greater equity interest in it nor to Tenant’s knowledge any of its officers, directors, or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. Person or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the U.S. Treasury (including those named on OFAC’s Specifically Designated and Blocked Person List) or under the Executive Order, or other governmental action, and (ii) Tenant shall comply with the Executive Order throughout the Lease Term.
     9.4 Waiver of Landlord’s Lien. Landlord hereby waives its “landlord’s lien” or any other statutory lien, contractual lien or security interest given by law or this Lease to Landlord in any property (including, but not limited to equipment, furniture, fixtures, inventory and supplies) of Tenant now or hereafter placed in or upon the Leased Premises. Landlord agrees to execute any further required documentation to evidence this waiver of its landlord’s lien or other statutory lien or contractual lien and to acknowledge that Tenant shall have the right to obtain financing on any or all of its property (including, but not limited to, equipment, furniture, fixtures, inventory and supplies) which it brings upon the Leased Premises and to grant a first security or other priority security interest and lien in and to such property in connection therewith. The provisions of this Section 9.4 shall not prevent Landlord from obtaining a judgment lien in connection with any litigation arising between Landlord and Tenant.
     9.5 Recordation. If Tenant elects to obtain a leasehold title insurance policy with respect to this Lease, Tenant may record a memorandum of this Lease in the Public Records of Miami-Dade County and Landlord agrees to execute such memorandum for purposes thereof. Upon termination of this Lease, Tenant shall execute such terminations or notices in the Public Records of Miami-Dade County as shall be reasonably necessary to evidence the termination of the Lease and, if Tenant fails to do so, Landlord is hereby granted the right to do so for and on behalf of Tenant.

     9.6 Generators. The Leased Premises are currently connected to Landlord’s building generators (one for each Building) to provide back-up electrical power to the Leased Premises. Tenant shall continue to have usage of Landlord’s generators during times of power failure. Landlord shall continue to maintain and repair and replace the generators in good working order and all costs thereof shall be Operating Costs, to the extent permitted by Section 2.4. Provided that there is excess capacity, Landlord may allow such generators to be used by others. Tenant agrees that Landlord shall have no liability or responsibility if for any reason the generator(s) fail to start or to function correctly except for Landlord’s gross negligence or willful misconduct. The back-up generators are intended solely as an accommodation and no liability shall inure to Landlord as a result of Tenant’s use of such generators.
ARTICLE V
     10.1 Right of First Offer. Tenant shall have a continuous right of first offer (the “ROFO”) to lease all space in Building 10 which is not included in the Leased Premises (“ROFO Space”) if and to the extent that such ROFO Space becomes “available for lease.” Space shall not be considered available for lease if it is leased by another tenant or is subject to an expansion option or prior right of first offer held by another tenant or if the existing tenant of such space desires to renew or extend its lease (pursuant to an option existing in its lease).
     Landlord shall notify Tenant when any such ROFO Space is, or is about to become, available for Tenant to lease pursuant to Tenant’s ROFO (“Landlord’s ROFO Notice”). Landlord’s ROFO Notice shall identify the ROFO Space, shall specify the estimated delivery date, and shall specify the rental rate and terms and conditions which will apply if Tenant exercises its ROFO. If Tenant exercises his ROFO, the rental rate to be paid by Tenant with respect to the ROFO Space shall be as follows:
          (a) if the ROFO Space is added to the Leased Premises with a rent commencement date prior to December 1, 2015, the Base Rental shall be at [**] [Confidential Treatment]. Tenant shall also be entitled to a prorated Tenant Improvement Allowance in an amount equal to [**] [Confidential Treatment] per RSF within the ROFO Space multiplied by a fraction, the numerator of which is the number of months remaining in the initial 146 month Lease Term for which Tenant will pay rent for the ROFO Space and the denominator of which shall be 146;
          (b) if the ROFO Space will be added to the Leased Premises with a rent commencement date on or after December 1, 2015, the Base Rental shall be [**] [Confidential Treatment] and terms as reasonably determined by Landlord.
     Upon the date that any ROFO Space is added to the Leased Premises, Tenant’s Percentage Share shall be adjusted to reflect the additional RSF.
     If Tenant does not exercise its ROFO within twenty (20) days of any Landlord’s ROFO Notice, Tenant’s ROFO Rights shall expire and be void, the ROFO Space shall be unencumbered by Tenant’s ROFO and Landlord may thereafter lease the space to any tenant on such terms as Landlord deems acceptable whether or not more favorable than set forth in Landlord’s ROFO Notice for a period of nine (9) months following the date of the ROFO Notice. If such space is leased to another tenant during such nine (9) month period, the ROFO Space shall remain unencumbered by Tenant’s ROFO until such time as such lease expires and is not renewed (pursuant to a lease option), at which time the ROFO shall then again exist for Tenant’s benefit. The aforesaid 9-month period shall be extended through the end of negotiations if Landlord is engaged in good faith negotiations with another tenant for the lease of the ROFO Space at the time of the expiration of such nine (9) month period. Landlord shall not grant any presently existing occupant of ROFO Space any right of first offer or refusal or right to renew or extend its lease which does not exist on the Effective Date, except in connection with any lease entered into during any nine (9) month period following Tenant’s non-exercise of a ROFO for the applicable ROFO Space.
     Notwithstanding the foregoing, Tenant shall not be entitled to its ROFO at any time during which Tenant is in default under this Lease beyond any applicable notice or grace period. Tenant’s ROFO rights are personal to Tenant and may not be exercised by any sublessee or assignee of this Lease.

     Upon Landlord’s request, Landlord and Tenant shall execute a mutually acceptable amendment to this Lease setting forth the terms under which ROFO Space is leased to Tenant within fifteen (15) business days after Tenant’s exercise thereof.
     10.2 Renewal Option. Subject to the provisions set forth below, Landlord hereby grants to Tenant two (2) options to extend the term of this Lease (each a “Renewal Option”) for a period of five (5) years each (each a “Renewal Term”). If a Renewal Option is properly exercised, the Renewal Term shall commence at the expiration of the original Lease Term or first Renewal Term, as applicable, and shall expire five (5) years thereafter. Tenant shall exercise a Renewal Option by delivering written notice of such election to Landlord not less than fifteen (15) months or more than eighteen (18) months prior to the then-existing expiration of the Lease Term or first Renewal Term (a “Renewal Notice”). If Tenant fails to timely exercise any Renewal Option (time being of the essence), all of Tenant’s subsequent rights to renew shall expire and shall not thereafter be exercisable. If Tenant timely exercises its Renewal Option such renewal shall be upon the same terms and conditions as provided in this Lease except that rental and tenant inducements shall be determined in accordance with Exhibit J hereto (“Market Terms”). The Market Terms shall be determined within sixty (60) days of Landlord’s receipt of a Renewal Notice and in accordance with Exhibit J attached hereto. If, however, Tenant is not satisfied with the final determination of the Market Terms then Tenant may revoke its exercise of the Renewal Option by providing written notice to Landlord within twenty (20) days of the final determination of the Market Terms or twelve (12) months prior to the expiration of the Lease Term, whichever is earlier. If Tenant delivers its notice of revocation, the Renewal Option (and any subsequent Renewal Option) shall be void and the Lease shall expire as if Tenant had never exercised its Renewal Option. Notwithstanding anything to the contrary, Tenant shall not be entitled to exercise its Renewal Option at any time when Tenant is in default under this Lease beyond any applicable notice or cure period. Tenant’s Renewal Option is personal to Tenant and may not be exercised by any sublessee or any assignee of this Lease.
     10.3 Available Space. In January of each year, Tenant may request in writing that Landlord provide a list of space which may become available for lease in Building 10 during such calendar year and the year thereafter. Within ten (10) business days after receipt of such written request, Landlord shall inform Tenant of any available space that would lead to a future expansion of the Leased Premises in Building 10 during such calendar year and the year thereafter. Such list of available space shall be kept confidential by Tenant.
[CONTINUED ON FOLLOWING PAGE]

[CONTINUED FROM PREVIOUS PAGE]
     IN WITNESS WHEREOF, the parties hereto have executed and sealed this Lease as of the date aforesaid.

LANDLORD: HINES REIT AIRPORT CORPORATE CENTER LLC, a Delaware limited liability company or its affiliate
By:	HINES REIT PROPERTIES, L.P.,
a Delaware limited partnership
Its Sole Member

By:	HINES REAL ESTATE
INVESTMENT TRUST, INC.,
a Maryland corporation
Its General Partner
Witnesses:

/s/ David Steinback Print Name: David Steinback Print Name: Melanie Greeley	By: /s/ Frank Apollo Frank Apollo Its Chief Accounting Officer

TENANT: NCL (BAHAMAS) LTD. D/B/A NORWEGIAN CRUISE LINE, a Bermuda company

Witnesses:

/s/ James Travers Print Name: James Travers /s/ George Chesney Print Name: George Chesney	By: /s/ Colin Veitch Name: Colin Veitch Title: President & CEO

EXHIBIT A
SITE PLAN AND LOCATION OF PROPERTY 11 AND PROPERTY 10
Exhibit A — Page 1

Exhibit A — Page 2

EXHIBIT A-1
DESCRIPTION OF PARCEL 11
PARCEL 6
Tract B-1, of ACC-WEST REPLAT, according to Plat thereof, recorded in Plat Book 146, at Page 29, Public Records of Miami-Dade County, Florida.

EXHIBIT A-2
DESCRIPTION OF PARCEL 10
PARCEL 6
Tract B-1, of ACC-WEST REPLAT, according to Plat thereof, recorded in Plat Book 146, at Page 29, Public Records of Miami-Dade County, Florida.

EXHIBIT B

SITE PLAN AND LOCATION OF THE PROJECT

EXHIBIT B-l
DESCRIPTION OF THE PROJECT
     PARCEL 1:
     Lots 1,  2 and 3, to Block 1, and Lot 3, in Block 2, AIRPORT CORPORATE CENTER, according to the Plat thereof, recorded in Plat Book 130, at Page 51, of the Public Records of Miami-Dade County, Florida.
      PARCEL 2:
     Lot 1, Block 2, AIRPORT CORPORATE CENTER, according to the Plat thereof, recorded in Plat Book 130, at Page 51, of the Public Records of Miami-Dade County, Florida.
     PARCEL 2-A:
      Together with a non-exclusive easement for vehicular and pedestrian ingress and egress over and across the West 12 feet of Lot 2, Block 2, AIRPORT CORPORATE CENTER, Plat Book 130, Page 51, created pursuant to that certain Declaration of Restrictive Covenants in Lieu of Unity of Title, Easement and Operating Agreement dated December 31, 1986, filed January 2, 1987, in Official Records Book 13134, page 1105, of the Public Records of Miami-Dade County, Florida.
     PARCEL 3:
     Lot 2, Block 2, AIRPORT CORPORATE CENTER, according to the Plat thereof, recorded in Plat Book 130, at Page 51, of the Public Records of Miami-Dade County, Florida.
     PARCEL 3-A:
      The nonexclusive easement reserved in instrument filed January 2, 1987, in Official Records Book 13134, page 1105, for ingress and egress over the East 12 feet of Lot 1, Block 2, AIRPORT CORPORATE CENTER, according to the Plat thereof, recorded in Plat Book 130, at Page 51, of the Public Records of Miami-Dade County, Florida, for the benefit of Lot 2, Block 2, AIRPORT CORPORATE CENTER, according to the Plat thereof, recorded in Plat Book 130, at Page 51, of the Public Records of Miami-Dade County, Florida.
     PARCEL 4:
      Tract “B-2”, of ACC-WEST REPLAT, according to the Plat thereof, recorded in Plat Book 146, a Page 29, of the Public Records of Miami-Dade County, Florida.
     PARCEL 4-A:
      TOGETHER WITH that certain Driveway Easement created pursuant to Driveway Easement Agreement dated September 5, 1996, filed September 11, 1996, in Official Records Book 17348, at Page 3797.
Exhibit B-l - Page 1

     PARCEL 4-B:
      TOGETHER WITH Reciprocal Easement for Ingress and Egress created pursuant to Road Basement and Drainage Easement dated January 30, 1992, filed February 11, 1992, in Official Records Book 15382, page 2352.
     PARCEL 4-C:
     Together with a non-exclusive right, privilege and easement for access over and across the driveway only, legally described and depicted as set forth in Exhibit “C” of that certain Access Easement Agreement filed February 1 i, 1992, in Official Records Book 15382, page 2371, as amended by Amendment to Access Easement Agreement filed June 19, 1996, in Official Records Book 17245, page 1450.
     PARCEL5:
     Tract “A”, of ACC-WEST, according to the Plat thereof, recorded in Plat Book 144, at Page 29, Public Records of Miami-Dade County, Florida.
     PARCEL 5-A:
     Together with that certain Driveway Easement created pursuant to Driveway Basement Agreement dated September 5,1996, filed September 11, 1996, in Official Records Book 17348, page 3797.
     PARCEL 5-B.
     TOGETHER WITH that certain Road Easement and Drainage Easement created pursuant to Road Easement and Drainage Easement Agreement dated January 30, 1992, filed February 11, 1992, to Official Records Book 15382, at Page 2352
     PARCEL 6:
     Tract B-l, of ACC-WEST REPLAT, according to the Plat thereof, recorded in Plat Book 146, at Page 29, Public Records of Miami-Dade County, Florida.
     PARCEL 6-A:
     Together with a non-exclusive right, privilege and easement for access over and across the driveway only, legally described and depicted as set forth in Exhibit “C” of that certain Access Easement Agreement filed February 11, 1992, in Official Records Book 15382, page 2371, as amended by Amendment to Access Easement Agreement filed June 19, 1996, in Official Records Book 17245, page 1450.
Exhibit B-l -Page 2

EXHIBIT C
FLOOR PLAN OF BUILDING 11 PREMISES
Exhibit C - Page 1

Exhibit C - Page 2

Exhibit C - Page 3

Exhibit C - Page 4

Exhibit C – Page 5

Exhibit C-Page 6

EXHIBIT C-1
FLOOR PLAN OF BUILDING 10 PREMISES
Exhibit C-1 - Page 1

Exhibit C-1 - Page 2

Exhibit C-1 - Page 3

Exhibit C-1 - Page 4

EXHIBIT D
BASE BUILDING SHELL CONDITION
The following Base Building Condition shall be provided by Landlord at Landlord’s sole cost and shall not be deducted from the Tenant Construction Allowance. The Building in the base shell condition described in this Exhibit C may be referred to in the Lease and the exhibits attached to the Lease as either the “Base Building” or the “Base Shell Condition” or the “Building”:
a.	Tenant will provide on-floor panels and distribution as part of the Initial Improvements. Base Building electrical service will accommodate up to 7 Watts (3 Watts @ 120/208 Volts & 4 Watts @277/480 Volts) per Rentable Square Foot.

b.	Air conditioning main duct into the space ready for distribution by Tenant. VAV boxes with controls will be included on Tenant’s floor for the use of all occupants on that floor. Each VAV box will serve approximately 800 rentable square feet.

c.	Typical multi-tenant floor corridor walls to be completed with common area side only.

d.	Life Safety
i.	In all tenant spaces sprinkler heads, in a code compliant configuration, shall be provided. All required drops, relocation of sprinkler heads or additional heads in Tenant Improvement areas will be provided and installed by Tenant at Tenant’s cost. Base Building fire alarm system shall have sufficient capacity for Tenant to tie in, provided that Tenant’s demand is reasonably within requirements of comparable office space.

ii.	Extinguisher cabinets installed at each stairwell (or as otherwise required by code for an unoccupied floor).

iii.	Exit signs at all stairwells.

iv.	Smoke detectors, fire extinguishers, fire horns, electric door releases, speakers, cameras and any other life safety equipment required by code for an unoccupied floor.

v.	Emergency lighting installed in each stairwell.
e.	Interior face of exterior walls will be taped, floated and sanded gypsum board on metal studs to be finished by the tenant.

f.	Mechanical equipment rooms shall be provided and completed.

g.	Toilet room materials and finishes will consist of: counter tops; framed mirrors; ceramic tile floors and painted gypsum board walls; metal toilet partitions; recessed toilet accessories; and a lay-in ceiling system with grid.

h.	Floor Slab Design Load Capacities as per original specifications of the buildings construction (refer to base building architectural drawings).

i.	Building standard blinds to be provided and installed by Tenant.

j.	Typical multi-tenant floor corridor materials and finishes will include: gypsum board on corridor side with vinyl wall covering; two-foot by two-foot acoustical lay-in ceiling tile with exposed metal grid; and building standard carpet.

k.	Service Core
i.	Stairways

ii.	Electrical, telephone, and mechanical rooms.
EXHIBIT D - Page 1

iii.	Finished men’s and women’s washrooms.

iv.	Domestic water and drainage.
l.	Core Doors
i.	Building standard core doors for stairwells, electrical, mechanical, and telephone rooms and all washrooms.

ii.	Doors finished and complete with frame, trim, hardware, locking devices, electric door releases and closers (where applicable).
m.	Walls and Windows
i.	Curtain wall installed and sealed.

ii.	Exterior windows installed and sealed.

iii.	Insulation from slab-to-slab installed and sealed.

iv.	Core walls and elevator lobby walls installed, sheet rocked, taped, sanded, patched, filled, dusted, and ready to be finished by tenant.
n.	Sleeves in core telephone rooms for telephone access.

o.	HVAC
The equipment to furnish central heat and air conditioning shall meet specifications designed to maintain during Building Operation Hours a minimum of 72°F dry bulb ±2° in the winter when the outdoor temperature is not lower than 10°F dry bulb and a maximum of 78°F dry bulb ±2° in the summer when the outdoor temperature is not higher than 93°F dry bulb.
Exhibit D - Page 2

EXHIBIT E
TENANT IMPROVEMENTS
I.	TENANT’S WORK
1.	The following provisions shall apply to all Tenant Improvements (the “Tenant’s Work”):
(a)	Tenant’s Work shall be completed by Tenant in accordance with a space plan and Tenant’s Working Drawings which have been approved by Landlord, which approval shall not unreasonably be withheld. In construction of Tenant’s Work, Tenant shall comply with the terms of Landlord’s construction manual. Landlord shall have no responsibility for construction of any Tenant’s Work.

(b)	The architects, engineers and contractors selected by Tenant to perform Tenant’s Work shall be subject to the reasonable approval of Landlord which approval shall be provided within ten (10) business days after submission. Tenant’s contractor shall perform Tenant’s Work in a first-class, workmanlike manner, using only good commercial grades of materials, in accordance with this Lease and the plans and specifications approved hereunder, Landlord’s insurance requirements and with all applicable governmental laws, ordinances, codes, rules and regulations, and Tenant’s Work shall be subject to Landlord’s reasonable administrative supervision. Tenant’s Work shall not commence until Tenant’s contractor has delivered to Landlord a copy of the building permit issued for the Tenant’s Work and evidence of insurance, both of which are satisfactory to Landlord in all respects. Upon completion of Tenant’s Work, Tenant shall deliver to Landlord evidence of payment, contractors’ affidavits and sworn statements, full and final waivers of lien from contractors and subcontractors for labor, services and materials and all other documents reasonably required by Landlord, together with record drawings, in both electronic and paper form, reflecting as built conditions of the Leased Premises.

(c)	Tenant shall indemnify, defend by counsel reasonably acceptable to Landlord and hold harmless Landlord, Landlord’s beneficiaries, the managing agent of the Project and their respective agents, partners, members and employees and the Project of, from and against any and all liabilities, losses, costs, charges, claims, damages, liens, fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, relating to the Tenant’s Work. Landlord shall permit Tenant’s contractor to have reasonable access to the Leased Premises (other than the Building 10 Sixth Floor Premises which shall be available upon delivery of such space) immediately upon execution of this Lease and submission to Landlord of appropriate insurance certifications for purposes of constructing Tenant’s Work, provided that Tenant and Tenant’s contractor shall abide by the rules of the site applicable to all contractors, shall coordinate and schedule their access to the Leased Premises for labor and materials delivery through the managing agent of the Project and shall not interfere with or delay the work of any other contractor working in connection with the Project.

(d)	Any entry to the Project, the Building or the Leased Premises by or on behalf of Tenant or Tenant’s contractor shall be under and subject to all of the terms and provisions of this Lease. To the extent not prohibited by law, all entry to the Project, the Building or the Leased Premises by or on behalf of Tenant or Tenant’s contractor shall be solely at the risk of Tenant and Tenant’s contractor, and Landlord, Landlord’s beneficiaries, the managing agent of the Project and their respective agents, partners and employees shall not be liable in any way, and Tenant hereby waives and releases them from any liability, for any injury or damage to or theft, robbery, pilferage, loss or loss of the use of any property of Tenant, Tenant’s contractor or any other person or entity or any of the Tenant’s Work in or about the Leased Premises or the Project which occurs during such

Exhibit E - Page 1

period; provided, however, Landlord, Landlord’s beneficiaries, the managing agent of the Project and their respective agents, partners, members and employees shall be liable, and Tenant does not waive or release them from liability, for their respective gross negligence or willful misconduct which occurs during such period and causes any injury to or death of any person. The foregoing waiver and release of claim shall be in addition to and shall not limit or be limited by any other releases or waivers of claims in this Lease.
2.	Except as provided in Paragraph 3 below, Tenant shall pay the cost of all the Tenant’s Work, including without limitation the cost of all items necessary or desirable to complete the Tenant’s Work, such as the fees and expenses arising out of the preparation of Tenant’s Plans and Specifications, the fees and expenses of Tenant’s contractor.

3.	To the extent reasonably required by Tenant during the construction of Tenant’s Work, Tenant shall be permitted to undertake the following provided same: (i) are in accordance with all laws, (ii) are in a location determined by Landlord at its sole discretion, which designated location may be changed by Landlord at any time, and (iii) are only in place for a reasonable period of time as necessary to facilitate the Tenant’s Work:
(A)park a portable construction building or trailer in the location designated by Landlord; and

(B) park a storage container or semi trailer in the location designated by Landlord for purposes of temporarily storing building materials or FF&E which will be incorporated into the Leased Premises.
Notwithstanding the foregoing, Tenant agrees that (i) at no time shall there be more than two (2) semi trailers on the designated location, (ii) all trailers shall be maintained in a neat and orderly manner, (iii) the trailers shall not affect other tenants in the Project, and (iv) if the trailers are powered, Tenant shall be solely responsible for all costs of utilities and connections associated therewith.
II.	MINIMUM INFORMATION REQUIRED FOR THE SPACE PLAN

The space plan for Tenant’s Work shall include drawings, plans and specifications prepared by Tenant’s architect showing the intended design, character and finishes of the Leased Premises, including partitions and door locations, all in sufficient detail to enable the Working Drawings to be prepared.

III.	MINIMUM INFORMATION REQUIRED OF INITIAL WORKING DRAWINGS

Floor Plans Indicating (to the extent relevant to scope of Tenant’s Work):
1.	Location and type of all partitions.

2.	Location and types of all doors — indicate hardware and provide keying schedule.

3.	Location and type of glass partitions, windows and doors — indicate framing if not part of Base Building Shell Condition.

4.	Location of telephone equipment room accompanied by an approval of the telephone company if required.

5.	Indicate critical dimensions necessary for construction, such as millwork, special partitions, etc.

6.	Location of all electrical items — outlets, switches, telephone outlets.

7.	Location and type of all non-building electrical items, including lighting.

Exhibit E - Page 2

8.	Location and type of equipment that will require special electrical requirements. Provide manufacturers’ specifications for use and operation.

9.	Location, weight per square foot and description of any exceptionally heavy equipment or filing system exceeding 50 psf live load except in areas designed specifically for special Tenant loads.

10.	Requirement for special air conditioning or ventilation.

11.	Type and locations of all finishes.

12.	Location and type of plumbing equipment and services.

13.	Location and type of kitchen equipment and services.

14.	Location of all HVAC controls, fire alarm, security and life safety equipment.

15.	Location and type of all graphics and signage.

16.	Location of all Tenant fixtures, furniture and equipment (“FF&E”).

17.	Location and size of any floor openings required. Also include structural loading data for vaults, vault walls, slab depressions, special stairs, elevators, file rooms, libraries, etc.
     Details Showing:
1.	All millwork with dimensions and dimensions of all equipment to be built-in.

2.	Corridor entrance.

3.	Bracing or support of special walls, glass partitions, etc., if desired. If not included with the Initial space plan, the Building architect will design, at Tenant’s expense, all support or bracing required.

Exhibit E - Page 3

EXHIBIT F
OPERATING EXPENSES EXCLUSIONS
     Notwithstanding anything to the contrary contained in the Lease, Operating Expenses shall not include any of the following:
A.	repairs or other work occasioned by fire, windstorm or other casualty, the costs of which are reimbursed to Landlord by insurers or by governmental authorities in eminent domain or by others;

B.	leasing commissions, broker fees, legal fees, space planning fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants of the Buildings;

C.	costs incurred in renovating or otherwise improving or decorating or redecorating space for tenants or other occupants in the Buildings or vacant tenant space in the Buildings (including without limitation any allowances or inducements made to any tenants or other occupants);

D.	costs of correcting defects in the construction of the Buildings (including latent defects in the Buildings) or in the Buildings equipment except that for the purposes of this subparagraph, maintenance and repair (including painting of common areas, replacement of carpet in elevator lobbies and the like, even though capital for accounting purposes) and ordinary wear and tear and use shall not be deemed defects;

E.	Landlord’s costs of electricity and other utilities and services furnished to tenants for which Landlord is entitled to be reimbursed by tenants (whether or not actually collected by Landlord) as a separate additional charge;

F.	costs incurred by Landlord for alterations and replacements which are considered capital expenditures under generally accepted cash basis accounting principles, consistently applied, except as otherwise expressly provided in Section 2.4(b) of the Lease;

G.	amortization (except as set forth in Section 2.4(b) of the Lease) and depreciation;

H.	expenses in connection with services or other benefits of a type which are not building standard but which are provided to another tenant or occupant;

I.	costs incurred due to the violation by Landlord or any tenant of any applicable legal requirement, building code, regulation or law existing as of the Commencement Date or costs incurred due to the Project being in violation of any such legal requirement, building code, regulation or law existing as of the Commencement Date or costs incurred due to acts of any tenant causing an increase in the rate of insurance on the Project or its contents as a result of any use other than office use;

J.	overhead and profit increment paid to subsidiaries or affiliates of Landlord or its partners for services on or to the Project, to the extent that the costs of such services exceed competitive costs for such services rendered by persons or entities of similar skill, competence and experience;

K.	principal and interest on any debt or rental under any ground or underlying leases or lease affecting the Project or any part thereof (other than payments which would have been incurred if Landlord were the fee owner, such as taxes and insurance);

L.	any compensation paid to clerks, attendants, maintenance workers or other persons in commercial concessions operated by Landlord;

Exhibit F - Page 1

M.	costs incurred in installing, operating and maintaining any specialty facility such as an observatory, broadcasting facility (other than the Buildings’ music system and life support and security system), luncheon club, athletic or recreational club, except for the express benefit of the tenants;

N.	any costs and expenses relating to any off site parking facility;

O.	any expenses relating to replacements of the foundation, exterior or interior structural walls, or roof of the Building;

P.	Financing and refinancing costs;

Q.	Advertising and promotional expenditures for marketing space in the Project;

R.	Remediation and other costs required by breach of environmental laws that exist on the Commencement Date;

S.	Landlord’s general corporate overhead and general administrative expenses;

T.	Tax penalties incurred as a result of Landlord’s failure to make payments and/or to file any tax or informational returns when due;

U.	Costs arising from the negligence or fault of other tenants or Landlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents including without limitation, the selection of Building materials;

V.	Costs arising from Landlord’s charitable or political contributions;

W.	Costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Buildings.

X.	Any “above-standard” cleaning, including, but not limited to construction cleanup or special cleanings associated with parties/events and specific tenant requirements in excess of service provided to Tenant, including related trash collection, removal, hauling and dumping;

Y.	Reserves for bad debts or for future improvements, repairs, additions, etc.; and

Z.	Any other costs that would not be considered as operating costs in accordance with industry standards, except as otherwise specifically provided in Section 2.4(b).
It is understood that Operating Expenses shall be reduced by all cash discounts, trade discounts, quantity discounts, rebates or other amounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Buildings and Project.
In the event any facilities, services or utilities used in connection with the Buildings are provided from another building owned or operated by Landlord or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Operating Expenses by Landlord on a reasonably equitable basis.

Exhibit F - Page 2

EXHIBIT G
BUILDING RULES AND REGULATIONS

PURPOSE:	The purpose of these Rules and Regulations is to provide each business within the Project with a quality of environment and visual appeal consistent with the high standards of a “Class A” office building in the Airport/West Dade submarket of Miami.
A.	PARKING:
Parking of automotive trucks and other vehicles shall be restricted to areas designated for such purpose by Landlord.
Landlord reserves the right to remove by towing any vehicle which may be obstructing any door or driveway, is improperly parked, obstructing other parked vehicles or is parked in a restricted area. All towing expenses shall be paid by the vehicle owner.
Each vehicle owner shall be responsible for any damage caused by the operation or parking of such vehicle which causes damages to Landlord’s property.
Parking after normal business hours shall conform and comply with all laws, ordinances and regulations of any agency or any regulatory authority.
Tenant shall not make any repairs to nor maintain its vehicles, including, without limitation, washing and waxing, within the Project.
The foregoing rules regarding parking shall be subject to the terms and conditions set forth in Section I, paragraph 3 of Exhibit E attached hereto.
B.	OUTDOOR STORAGE:
Tenant shall not store any materials, supplies, equipment, etc., outside the Leased Premises.
Storage in trailers, whether attached to or detached from a driving unit is prohibited (except as is usual and customary for loading and unloading such trailers). Parking of any vehicle within the Project for more than five continuous days is prohibited.
C.	WASTE REMOVAL:
With respect to waste other than customary office waste generated by Tenant, Tenant shall furnish its own sealable waste and refuse containers which must be located at all times within the area designated by Landlord. No other containers are permitted on site. Enclosures provided by Landlord and container lids shall remain closed at all times when not actively in use. Tenant is responsible for maintaining the assigned waste and refuse areas free and clean of all litter, obnoxious odors, insects, rodents, etc. Any medical waste produced by Tenant or its employees, licensees, invitees, etc. shall be disposed of in accordance with all applicable guidelines. Any activity or expense incurred by Landlord in cleaning, maintaining, or otherwise preserving the concept of a clean environment shall be reimbursed to Landlord by Tenant plus fifteen percent (15%) for Landlord’s overhead and expenses and shall constitute Rental.
Tenant shall comply with Landlord’s recycling program for the Building, or in the absence thereof, Tenant shall institute and maintain a recycling program for its waste in compliance with all applicable laws and requirements of any governmental agency or department having jurisdiction over the Leased Premises.
D.	SIGN CONTROLS:
Painting or affixing signs on any part of the outside of the Leased Premises, the Building, the Parking Areas, windows or doors is prohibited. Free standing signs are not permitted outside of the Leased Premises. No sign,

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advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on the inside of the Leased Premises if the same can be seen from outside of the Leased Premises without the prior written consent of Landlord (which consent may be withheld by Landlord in its sole discretion), and then only of such color, size, character, style and material and in such places as shall be approved and designated by Landlord. In the event of a violation of the foregoing by Tenant, Landlord may remove same without any liability and may charge the expense incurred by such removal to Tenant. Signs at entrances to the Leased Premises shall be placed thereon by a contractor designated by Landlord and shall be paid for by Tenant.
E.	TRADE FIXTURES AND SECURITY SYSTEMS:
The installation of any trade fixtures or security systems shall be subject to the prior written approval of Landlord. which shall not be unreasonably withheld. Tenant shall remain liable for the cost of removing all such fixtures and systems upon the expiration or earlier termination of the Lease, as well as the cost of curing any and all damages to the Leased Premises caused by the installation of such fixtures and systems.
F.	ON-SITE IMPROVEMENTS:
Tenant shall not be permitted to alter, move, maintain or disturb any part of the landscaping or other improvements located on or adjacent to the Building, the common areas or the Project.
G.	MISCELLANEOUS:
In addition to the Rules and Regulations hereinabove set forth, Tenant shall comply with the following:
     1. Tenant, its officers, agents, servants and employees shall not block or obstruct any of the entries, passages, doors, hallways or stairways of the Building or the Parking Areas, or place, empty or throw any rubbish, litter, trash or material of any nature into such areas, or permit such areas to be used at any time except for the ingress or egress of Tenant, its officers, agents, servants, employees, patrons, licensees, customers, visitors or invitees.
     2. The movement of furniture, equipment, machines, merchandise or materials within, into or out of the Leased Premises, the Building or the Parking Areas shall be restricted to time, method and routing of movement as determined by Landlord upon request from Tenant and Tenant shall assume all liability and risk to property, the Leased Premises, the Building and the Project in such movement. Tenant shall not move furniture, machines, equipment, merchandise or materials within, into or out of the Building, the Leased Premises or the Parking Areas without having first obtained a written permit from Landlord at least twenty-four (24) hours in advance. Safes, large files, electronic data processing equipment and other heavy equipment or machines shall be moved into the Leased Premises, the Building, or the Parking Areas only with Landlord’s prior written consent and shall be placed where directed by Landlord.
     3. Landlord will not be responsible for lost or stolen personal property, equipment, money or any article taken from the Leased Premises, the Building or the Parking Areas regardless of how or when such loss occurs.
     4. Tenant, its officers, agents, servants and employees shall not install or operate any refrigerating, heating or air conditioning apparatus without Landlord’s prior written approval not to be unreasonably withheld, or bring into the Leased Premises, the Building or the Parking Areas any inflammable fluids or explosives without written permission of Landlord.
     5. Tenant, its officers, agents, servants or employees shall not use the Leased Premises, the Building or the Parking Areas for housing, lodging or sleeping purposes or, except for the cafeteria on the ground floor of Building 10, for the cooking or preparation of food without the prior written consent of Landlord except for the heating of food in microwaves and toaster ovens in the kitchen areas within the Leased Premises.
     6. Tenant, its officers, agents, servants, employees, patrons, licensees, customers, visitors or invitees shall not bring into the Parking Areas, the Building or the Leased Premises, or keep on the Leased Premises any fish,

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fowl, reptile, insect or animal, or any bicycle or other vehicle without the prior written consent of Landlord, wheelchairs and baby carriages excepted.
     7. No additional locks shall be placed on any door in the Building without the prior written consent of Landlord. Landlord will furnish two (2) keys to each lock on doors in the Leased Premises. Landlord may at all times keep a pass key to the Leased Premises. All keys shall be returned to Landlord promptly upon the expiration or earlier termination of the Lease.
     8. Except for permitted Alterations and as provided in the Lease, Tenant, its officers, agents, servants, employees, patrons, licensees, customers, visitors or invitees shall do no painting or decorating in the Leased Premises, or mark, paint or cut into, drive nails or screw into, nor in any way deface any part of the Leased Premises or the Building without the prior written consent of Landlord. If Tenant desires signal, communication, alarm or other utility or service connections installed or changed, such work shall be done at the expense of Tenant, with the prior written approval and under the direction of Landlord.
     9. Landlord reserves the right to close the Building at 6:00 p.m. on weekdays (except for holidays generally recognized by state and federal governments), and at 1:00 p.m. on Saturdays, subject, however to Tenant’s right to admittance under regulations prescribed by Landlord, and to require that all persons entering the Building identify themselves and establish their right to enter or to leave the Building.
     10. Tenant, its officers, agents, servants, employees, patrons, licensees, customers, visitors or invitees shall not permit the operation of any musical or sound-producing instruments or device which may be heard outside the Leased Premises, the Building or the Parking Areas, or which emanate electrical waves which will impair radio or television broadcasting, or reception from or in the Building.
     11. Tenant, its officers, agents, servants, employees, patrons, licensees, customers, visitors or invitees shall, before leaving the Leased Premises unattended, close and lock all doors and shut off all utilities; damage resulting from failure to do so shall be paid for by Tenant. Tenant, before the closing of the day and leaving the Leased Premises, and shall see that all doors are locked.
     12. Tenant shall give Landlord prompt notice of all accidents to, or defects in air conditioning equipment, plumbing, electric facilities, or any part or appurtenance of the Leased Premises or the Building.
     13. The plumbing facilities shall not be used for any purpose other than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from a violation of this provision shall be borne by Tenant.
     14. All contractors and/or technicians performing work for Tenant within the Leased Premises, the Building or Parking Areas shall be referred to Landlord for approval (which shall not unreasonably be withheld) before performing such work. This shall apply to all work including, without limitation, installation of telephones, telegraph equipment, electrical devices and attachments, and all installations affecting floors, walls, windows, doors, ceilings, equipment, or any other physical feature of the Building, the Leased Premises or Parking Areas. None of this work shall be done or caused to be done by Tenant without Landlord’s prior written approval.
     15. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the common areas, halls, corridors or vestibules without the prior written consent of Landlord.
     16. No space in the Building or the Parking Areas shall, without the prior written consent of Landlord, be used for manufacturing, public sales, or for the storage of merchandise, or for the sale of merchandise, goods or property of any kind, or auction.
     17. Canvassing, soliciting and peddling in the Building or the Parking Areas is prohibited and Tenant shall cooperate to prevent the same.

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     18. There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or the receipt of merchandise, any hand trucks except for those which are equipped with rubber tires.
     19. Neither Tenant nor any officer, agent, employee, servant, patron, customer, visitor, licensee or invitee of Tenant shall go upon the roof of the Building without the prior written consent of Landlord or Landlord’s designated representative.
     20. In the event Tenant must dispose of crates, boxes, etc., which will not fit into office wastepaper baskets, it will be the responsibility of Tenant to dispose of same in a manner consistent with the Lease and these Rules and Regulations. In no event shall Tenant set such items in the public hallways or other areas of the Building, Parking Areas or the Project, excepting Tenant’s own Premises for disposal.
     21. Tenant is cautioned in purchasing furniture and equipment in that the size of same should be limited to such as will pass through the doors of the Leased Premises. Large pieces should be made in parts and set up in the Leased Premises. Landlord reserves the right to refuse to allow any furniture or equipment of any description not complying with the above conditions to be placed in the Building.
     22. Tenant will be responsible for any damage to the Leased Premises, including, without limitation, carpeting and flooring, as a result of rust or corrosion of file cabinets, roller chairs, metal objects, or spills of any type of liquid.
     23. Tenants employing laborers or others outside of the Building shall not have their employees paid in the Building or in the Project, but shall arrange to pay their payrolls elsewhere.
     24. If the Leased Premises should become infested with vermin as a result of Tenant’s operation of the cafeteria or other activities other than general office use, Landlord, at Tenant’s sole cost and expense, shall cause the Leased Premises to be exterminated at such time and from time to time, to the satisfaction of Landlord.
     25. Tenant shall not install any antenna, aerial wires, satellite dishes, radio or television equipment, inside or outside of the Building without Landlord’s prior written approval and upon such terms and conditions as may be specified by Landlord in each and every instance.
     26. Tenant shall not make or permit any use of the Leased Premises, the Building or the Parking Areas which, directly or indirectly, is forbidden by law, ordinance or governmental or municipal regulation, code or order, or which may be disreputable or dangerous to life, limb or property.
     27. Tenant shall not advertise the business, profession or activities of Tenant in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining thereto, nor shall Tenant use the name of the Building or the Project for any purpose other than that of the business address of Tenant, or use any picture or likeness of the Building or the Project, or the name of the Building or the Project on any circular, notice, advertisement, container or wrapping material other than Tenant’s business address, without Landlord’s prior written consent thereto.
     28. Tenant, its officers, agents, employees, servants, patrons, customers, licensees, invitees and visitors shall not solicit business in the Building (outside of the Leased Premises), the Parking Areas, or the Project, nor shall Tenant distribute any handbills or other advertising matter in automobiles parked in the Parking Areas.
     29. Tenant shall not conduct its business and/or control its officers, agents, employees, servants, patrons, customers, licensees and visitors (but with respect to patrons, customers, licensees, invitees and visitors only during such time as they are in the Leased Premises) in such a manner as to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building, or commit waste, or suffer or permit waste to be committed in the Leased Premises, the Building, or the Project.
     30. Tenant, without the prior written consent of Landlord, shall not install any linoleum or similar floor covering.

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     31. Access to the Building, or to the halls, corridors, elevators or stairways to the Leased Premises may be refused from 1:00 p.m. Saturday until 7:30 a.m. Monday, on holidays generally recognized by state and federal governments, and during the rest of the week between the hours of 6:00 p.m. and 7:30 a.m., unless the person seeking access has a pass or is properly identified. Landlord shall in no event be liable for damages for the admission to, or exclusion from, the Building of any person whom Landlord has the right to exclude hereunder. Tenant’s employees, agents and visitors shall be permitted to enter and leave the Building whenever appropriate arrangements have been previously made between Landlord and Tenant with respect thereto. Tenant shall be responsible for all persons for whom Tenant requests such permission, and Tenant shall be liable to Landlord for all acts of such persons. Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safety, character, reputation and interest of the Building, or its tenants, may be denied access to the Building, or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building during the continuance of same, by closing the doors or otherwise, for the safety of the tenants of the Building, and for the protection of property in the Building. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from Tenant.
     32. Tenant acknowledges that Landlord has designated the Building as a “non-smoking” building, and Tenant, its officers, agents, employees, servants, patrons, customers, licensees and visitors shall at all times refrain from smoking in the Building except for those areas of the Building, if any, specifically designated by Landlord as “smoking” areas.
     33. Tenant shall comply with all indoor air quality standards and requirements pertaining to the Building and the Leased Premises, including those regulations promulgated by OSHA, as same may be amended from time to time.
     34. As to the cafeteria, the utilities should be separately metered.
H.	SPECIAL RULES AND REGULATIONS FOR FOOD SERVICES AREAS (INCLUDING CAFETERIA).
     1. Tenant will at its expense: (i) keep the inside and outside of all glass in the doors and windows of the food services areas (the “Premises”) clean; (ii) keep all exterior store surfaces of the Premises clean; (iii) replace promptly any cracked or broken glass of the Premises with glass of like grade and quality; (iv) maintain the Premises in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests, including cleaning, repairing or replacing as needed all floor covering within the public areas of the Premises; (v) keep any garbage, trash, rubbish or other refuse in rat-proof containers within the interior of the Premises until removed; (vi) have such garbage, trash, rubbish and refuse removed on a daily basis; (vii) keep all mechanical apparatus free of vibration and noise which may be transmitted beyond the Premises; (viii) comply with all laws, ordinances, rules and regulations of governmental authorities and all recommendations of Landlord’s fire insurance rating organization now or hereafter in effect; (ix) comply with and observe all rules and regulations established by Landlord from time to time; and (x) conduct its business in all respects in a dignified manner consistent with other food service areas in Comparable Buildings.
     2. Tenant shall perform or cause to be performed, at its own cost and expense, all janitorial services in the Premises necessary to keep the Premises in good, sanitary and clean order and condition. Such janitorial services shall be performed by Tenant’s employees in a manner equivalent to the janitorial services performed in all other Class A buildings. Landlord reserves the right to monitor the performance of such janitorial service and if Landlord, in its reasonable judgment, determines that such service is being inadequately performed, then Landlord shall give Tenant written notice thereof, stating with reasonable specificity the instances or examples of such inadequate performance.
     3. Tenant shall handle exhaust in a manner approved by Landlord to prevent odors and to prevent any disturbance to other tenants in the Project.
     4. Tenant shall furnish (at its sole expense) its own trash compactor to dispose of trash which must be located at all times within the area designated by Landlord. Tenant shall remove all trash, garbage and debris in the Buildings prior to the end of the Business Operating Hours.

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     5. Tenant shall promptly “bus” any tables and/or other furnishings in the Premises, thereby removing any plates, glasses, food, trash and other debris and litter remaining on any tables and wiping clean any spills or other litter from the Premises or on or under any of the furniture promptly following the departure of any customer or patron of Tenant or other person using any of the facilities.
     6. Tenant will not place or suffer to be placed or maintained on the exterior of the Premises or in any part of the Building any sign, advertising matter or any other thing of any kind, and will not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises or interior sign visible from outside the Premises without first obtaining Landlord’s prior written approval, which approval shall not be unreasonably withheld. Tenant will, at is sole cost and expense, maintain such sign, decoration, lettering, advertising matter or other thing as may be permitted hereunder in good condition and repair at all times. Accordingly, Tenant, subject to strikes, acts of Gods, and other events beyond its control, covenants and agrees with Landlord as follows:
          (i) Tenant shall apply for and maintain all licenses and permits required in the operation of its facilities in the Premises and do all other things necessary to comply with all laws and ordinances relating to its operation.
          (ii) No auction, fire, distress, or bankruptcy sale may be conducted within the Premises without the express written consent of the Landlord.
          (iii) Tenant shall receive and deliver goods and merchandise only in the manner at such times, and in such areas, as may be designated by Landlord, in its reasonable discretion, and in this connection Tenant specifically agrees, (A) to use Tenant’s best efforts to complete or cause to be completed, all deliveries, loading, unloading and services to the Premises prior to ten o’clock a.m. (10:00 a.m.) each day and (B) to abide by such further reasonable regulations as Landlord shall implement to regulate the activities of tenants of the Building with respect to deliveries to and servicing of premises occupied by such tenants.
          (iv) Tenant shall not display or sell merchandise or allow carts, devices, or any other objects to be stored or to remain outside the defined exterior walls and permanent doorways or store front of the Premises.
          (v) Tenant acknowledges and agrees that the sale of alcoholic beverages is strictly prohibited.

Exhibit G - Page 6

EXHIBIT H
LETTER OF CREDIT FORM
[BANK LETTERHEAD]
[Date]
Hines REIT Airport Corporate Center LLC
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056
          Re: Irrevocable Clean Letter of Credit
Gentlemen:
By order of our client,                                          (“                    ”), we hereby open our clean irrevocable Letter of Credit No.                      in your favor for an amount not to exceed in the aggregate $                     U.S. Dollars effective immediately.
          Funds under this credit are available to you against your sight draft drawn on us mentioning thereon our Credit No.                     .
          This Letter of Credit shall expire twelve (12) months from the date hereof; provided, however, that it is a condition of this Letter of Credit that it shall be deemed automatically extended, from time to time, without amendment, except with respect to the maximum amount of this Letter of Credit as expressly provided herein, for one (1) year from the expiry date hereof and from each and every future expiry date, unless at least sixty (60) days prior to any expiry date we shall notify you (and a copy of any such notice shall also be sent to Hines Interests Limited Partnership, Five Ravinia Drive, Atlanta, Georgia 30346, Attention: Michael Harrison, Project Officer and Hines Interests Limited Partnership, 7300 Corporate Center Drive, Suite 100, Miami, Florida 33126, Attention: Gonzalo Cortabarria, Asset Manager) by registered mail, that we elect not to consider this Letter of Credit renewed for any such additional period, in which event, unless a substitute Letter of Credit in conformity with the provisions hereof is delivered to you within fifteen (15) days following your receipt of our notice of non-renewal, you may, at any time thereafter, upon presentation of a sight draft accompanied by a certificate purportedly signed by an officer of your company stating “a replacement letter of credit has not been delivered” draw on the entire amount of this Letter of Credit. The final expiry date hereof shall be no earlier than                     , 20___ [thirty (30) days following the last day of the Term]. The maximum amount of this Letter of Credit shall be as provided on Schedule A attached to and made a part of this Letter of Credit.
          This Letter of Credit is transferable and may be transferred one or more times. However, no transfer shall be effective unless advice of such transfer is received by us in the form attached, signed by you, with signature guaranteed by a commercial bank or member firm of a national stock exchange.
          We hereby agree with you that all drafts drawn or negotiated in compliance with the terms of this Letter of Credit will be duly and promptly honored upon presentment and delivery of your draft to our office at                                                              accompanied by a certificate purportedly signed by an officer of your company confirming that you are entitled to draw the amount represented by the sight draft pursuant to the Lease between you and                                         , if negotiated on or prior to the expiry date as the same may from time to time be extended.

Exhibit H - Page 1

          Except as otherwise specified herein, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993) Revision, International Chamber of Commerce Publication No. 500.
Very truly yours,
[Name of Bank]
By:

Exhibit H - Page 2

Schedule A to Exhibit H
Maximum Amount of Letter of Credit

(Date of Issuance – January 31, 2010)	[**] [Confidential Treatment]

(February 1, 2010 – January 31, 2011)	[**] [Confidential Treatment]

(February 1, 2011 – January 31, 2012)	[**] [Confidential Treatment]

(February 1, 2012 – January 31, 2013)	[**] [Confidential Treatment]

(February 1, 2013 – January 31, 2014)	[**] [Confidential Treatment]

(February 1, 2014 – February 28, 2019)	[**] [Confidential Treatment]
Schedule A to Exhibit H

EXHIBIT I
BASE RENTAL

	Base Rent	Rentable
Year	(Per Annum Rate per RSF)	Square Feet
1	[**] [Confidential Treatment]	208,737
2	[**] [Confidential Treatment]	208,737
3	[**] [Confidential Treatment]	208,737
4	[**] [Confidential Treatment]	208,737
5	[**] [Confidential Treatment]	208,737
6	[**] [Confidential Treatment]	208,737
7	[**] [Confidential Treatment]	208,737
8	[**] [Confidential Treatment]	208,737
9	[**] [Confidential Treatment]	208,737
10	[**] [Confidential Treatment]	208,737
11	[**] [Confidential Treatment]	208,737
12	[**] [Confidential Treatment]	208,737
13*	[**] [Confidential Treatment]	208,737

Notes:	(a)	Each “Year” is a calendar year of 365/6 days. The first year commences upon December 1, 2006 and ends on November 30, 2007.

	(b)	In addition to Base Rent, Tenant shall also be obligated to pay Additional Rent, including, without limitation, Tenant’s pro rata share of Operating Expenses.

	(c)	Tenant shall be entitled to an abatement of rent pursuant to Section 2.1 of this Lease.

	*	This lease year is only a two-month period.

EXHIBIT J
MARKET TERMS
Market Rent shall be defined as the then fair market rental value of the premises determined in accordance with the provisions set forth below. The fair market rental value of the premises shall mean the base rental rate that would be agreed to by a landlord and a comparable tenant for comparable space, each of whom is willing, but neither of whom is compelled, to enter into a lease transaction. The fair market rental value shall be projected to the commencement date of the applicable term, and shall not take into account any existing tenant improvements, but shall take into account the following factors:
1.	Rental for comparable premises in comparable office buildings in the Airport West/Doral market (taking into consideration, but not limited to, annual escalations; definition of net rentable area; quality; age and location of the applicable buildings; and location and/or floor level within the applicable building);

2.	The rentable area of the premises being leased;

3.	The length of the pertinent rental term;

4.	The extent to which the work letter, rent credit, moving allowance or similar inducement given to Tenant is less than that which would have been given to a comparable new tenant in a comparable building; and

5.	The quality and creditworthiness of Tenant.

6.	The rights and obligations of Tenant under the Lease.

If Landlord and Tenant are unable to agree upon the fair market rental value, Landlord shall select a commercial real estate broker with at least ten (10) years experience as a landlord and tenant representative in major leasing transactions in the Miami-Dade County area, who shall prepare a written determination of the Market Rent using the assumptions described in this exhibit. Such broker’s determination of Market Rent shall be determinative unless Tenant disputes it as provided in the next sentence. If Tenant disputes such determination, Tenant shall deliver to Landlord written notice (a) that Tenant disputes such determination, and (b) of the identity of a commercial real estate broker selected by Tenant meeting the same qualifications as required for Landlord’s broker. The broker selected by Tenant shall submit his determination of the Market Rent using the assumptions described in this paragraph. If the two determinations are within five percent (5%) of each other (based on the higher number), the Market Rent shall be the average of the two. If not, then the two brokers shall appoint a third commercial real estate broker meeting the same qualifications as applicable to the other brokers as set forth in this exhibit. The third broker shall be limited in authority to selecting, in his opinion, which of the two earlier determinations best reflects the Market Rent under the assumptions set forth herein. The third broker must choose one of the two earlier determinations and, upon doing so, the third broker’s determination shall be the controlling determination of the Market Rent. Each party shall pay the costs and fees of the broker it selected; if a third broker is selected, each party shall pay fifty percent (50%) of said third broker’s costs and fees.

EXHIBIT K
FORM OF SNDA
     THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of the 27th day November, 2006, by and between LEHMAN BROTHERS BANK, FSB, having an address at 399 Park Avenue, New York, New York 10022 (“Lender”) and NCL (BAHAMAS) LTD., a Bermuda company having an address at 7665 Corporate Center Drive, Miami, Florida 33126 (“Tenant”).
RECITALS:
     A. Tenant is the holder of a leasehold estate in a portion of the property known as Airport Corporate Center, located in Miami, Florida, as more particularly described on Schedule A (the “Property”) under and pursuant to the provisions of a certain lease dated December 1, 2006 between HINES REIT AIRPORT CORPORATE CENTER LLC, a limited liability company organized under the laws of the State of Delaware, as landlord (“Landlord”) and Tenant or its predecessor in interest, as tenant (as amended through the date hereof, the “Lease”);
     B. The Property is or is to be encumbered by one or more mortgages, deeds of trust, deeds to secure debt or similar security agreements (collectively, the “Security Instrument”) from Landlord, or its successor in interest, in favor of Lender; and
     C. Tenant has agreed to subordinate the Lease to the Security Instrument and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.
AGREEMENT:
     NOW, THEREFORE, the parties hereto mutually agree as follows:
     1. Subordination. The Lease shall be subject and subordinate in all respects to the lien and terms of the Security Instrument, to any and all advances to be made thereunder and to all renewals, modifications, consolidations, replacements and extensions thereof.
     2. Non-Disturbance. So long as Tenant pays all rents and other charges as specified in the Lease and is not otherwise in default (beyond applicable notice and cure periods) of any of its obligations and covenants pursuant to the Lease, Lender agrees for itself and its successors in interest and for any other person acquiring title to the Property through a foreclosure (an “Acquiring Party”), that Tenant’s possession of the premises as described in the Lease will not be disturbed during the term of the Lease, as said term may be extended pursuant to the terms of the Lease or as said premises may be expanded as specified in the Lease, by reason of a foreclosure. For purposes of this agreement, a “foreclosure” shall include (but not be limited to) a sheriff’s or trustee’s sale under the power of sale contained in the Security Instrument, the termination of any superior lease of the Property and any other transfer of the Landlord’s interest in the Property under peril of foreclosure, including, without limitation to the generality of the foregoing, an assignment or sale in lieu of foreclosure.
     3. Attornment. Tenant agrees to attorn to, accept and recognize any Acquiring Party as the landlord under the Lease pursuant to the provisions expressly set forth therein for the then remaining balance of the term of the Lease, and any extensions thereof as made pursuant to the Lease. The foregoing provision shall be self-operative and shall not require the execution of any further instrument or agreement by Tenant as a condition to its effectiveness. Tenant agrees, however, to execute and deliver, at any time and from time to time, upon the request of the Lender or any Acquiring Party any reasonable instrument which may be necessary or appropriate to evidence such attornment.
     4. No Liability. Notwithstanding anything to the contrary contained herein or in the Lease, it is specifically understood and agreed that neither the Lender, any receiver nor any Acquiring Party shall be:

Exhibit K - Page 1

          (a) liable for any act, omission, negligence or default of any prior landlord (other than to cure defaults of a continuing nature with respect to the maintenance or repair of the demised premises or the Property); provided, however, that any Acquiring Party shall be liable and responsible for the performance of all covenants and obligations of landlord under the Lease accruing from and after the date that it takes title to the Property; or
          (b) except as set forth in (a), above, liable for any failure of any prior landlord to construct any improvements;
          (c) subject to any offsets, credits, claims or defenses which Tenant might have against any prior landlord;
          (d) bound by any rent or additional rent which is payable on a monthly basis and which Tenant might have paid for more than one (1) month in advance to any prior landlord; or
          (e) be liable to Tenant hereunder or under the terms of the Lease beyond its interest in the Property.
     Notwithstanding the foregoing, Tenant reserves its rights to any and all claims or causes of action against such prior landlord for prior losses or damages and against the successor landlord for all losses or damages arising from and after the date that such successor landlord takes title to the Property.
     5. Rent. Tenant has notice that the Lease and the rents and all other sums due thereunder have been assigned to Lender as security for the loan secured by the Security Instrument. In the event Lender notifies Tenant of the occurrence of a default under the Security Instrument and demands that Tenant pay its rents and all other sums due or to become due under the Lease directly to Lender, Tenant shall honor such demand and pay its rent and all other sums due under the Lease directly to Lender or as otherwise authorized in writing by Lender. Landlord hereby irrevocably authorizes Tenant to make the foregoing payments to Lender upon such notice and demand.
     6. Lender to Receive Notices. Tenant shall notify Lender of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof shall be effective unless Lender shall have received notice of default giving rise to such cancellation and shall have failed within sixty (60) days after receipt of such notice to cure such default, or if such default cannot be cured within sixty (60) days, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default.
     7. NOTICES. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the receiving party at its address set forth above, and:

If to Tenant, to the attention of:

and

If to Lender, to the attention of:

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Paragraph 7, the term “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are required or authorized to close in New York, New York.

Exhibit K - Page 2

     Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.
     8. Successors. The obligations and rights of the parties pursuant to this Agreement shall bind and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties. In addition, Tenant acknowledges that all references herein to Landlord shall mean the owner of the landlord’s interest in the Lease, even if said owner shall be different than the Landlord named in the Recitals.
     9. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
[Signature pages follow]

Exhibit K - Page 3

     IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.

LENDER:

LEHMAN BROTHERS BANK, FSB,
a federal stock savings bank

By:

Print Name	Name:

Title:

Print Name

STATE OF	)
) SS:
COUNTY OF	)
     The foregoing instrument was acknowledged before me this ___ day of                     , 2006, by                                         , the                      of Lehman Brothers Bank, FSB, a federal stock savings bank, on behalf of the bank, who is personally known to me or has produced a                      driver’s license as identification.

Notary Public

Type, Print or Stamp Name

My Commission Expires:

Exhibit K - Page 4

TENANT:

NCL (BAHAMAS) LTD. D/B/A NORWEGIAN
CRUISE LINE,
A Bermuda Company

/s/ James Travers		By:	/s/ Colin Veitch

Print Name	James Travers	Name:	Colin Veitch

		Title:	President & CEO

/s/ George Chesney

Print Name	George Chesney

STATE OF	)
) SS:
COUNTY OF	)
     The foregoing instrument was acknowledged before me this 27th day of November, 2005, by Colin Vetch, the President & CEO of NCL (Bahamas) Ltd, a Bermuda Company, on behalf of the Company, who is personally known to me.

/s/ Sandra Dominguez

Notary Public

Sandra Dominguez

Type, Print or Stamp Name

My Commission Expires:	Feb. 16, 2010 Commission #DD 519729

Exhibit K - Page 5

The undersigned accepts and agrees to the provisions of Paragraph 5 hereof.

LANDLORD:

HINES REIT AIRPORT CORPORATE CENTER LLC,
a Delaware limited partnership, its sole member

		By:	Hines Real Estate Investment Trust,
Inc., a Maryland corporation,
its general partner

/s/ David Steinback			By:	/s/ Charles N. Hazen

Print Name	David Steinback		Name:	Charles N. Hazen

			Title:	President

/s/ Todd R. Haines

Print Name	Todd R. Haines

STATE OF	)
) SS:
COUNTY OF	)
     The foregoing instrument was acknowledged before me this 21 day of Nov., 2006, by Charles N. Hazen, the President of Hines Real Estate Investment Trust, Inc., a Maryland corporation, the general partner of Hines Reit Airport Corporate Center LLC, a Delaware limited partnership, the sole member, on behalf of the corporation and the limited partnership, who is personally known to me or has produced a                      driver’s license as identification.

/s/ Melanie Greeley
Notary Public

Melanie Greeley
Type, Print or Stamp Name

My Commission Expires: 7/19/08

Exhibit K - Page 6

SCHEDULE A
PROPERTY DESCRIPTION
     PARCEL 1:
     Lots 1, 2 and 3, in Block 1, and Lot 3, in Block 2, AIRPORT CORPORATE CENTER, according to the Plat thereof, recorded in Plat Book 130, at Page 51, of the Public Records of Miami-Dade County, Florida.
     PARCEL 2:
     Lot 1, Block 2, AIRPORT CORPORATE CENTER, according to the Plat thereof, recorded in Plat Book 130, at Page 51, of the Public Records of Miami-Dade County, Florida.
     PARCEL 2-A:
     Together with a non-exclusive easement for vehicular and pedestrian ingress and egress over and across the West 12 feet of Lot 2, Block 2, AIRPORT CORPORATE CENTER, Plat Book 130, Page 51, created pursuant to that certain Declaration of Restrictive Covenants in Lieu of Unity of Title, Easement and Operating Agreement dated December 31, 1986, filed January 2, 1987, in Official Records Book 13134, page 1105, of the Public Records of Miami-Dade County, Florida.
     PARCEL 3:
     Lot 2, Block 2, AIRPORT CORPORATE CENTER, according to the Plat thereof, recorded in Plat Book 130, at Page 51, of the Public Records of Miami-Dade County, Florida.
     PARCEL 3-A:
     The non-exclusive easement reserved in instrument filed January 2, 1987, in Official Records Book 13134, page 1105, for ingress and egress over the East 12 feet of Lot 1, Block 2, AIRPORT CORPORATE CENTER, according to the Plat thereof, recorded in Plat Book 130, at Page 51, of the Public Records of Miami-Dade County, Florida, for the benefit of Lot 2, Block 2, AIRPORT CORPORATE CENTER, according to the Plat thereof, recorded in Plat Book 130, at Page 51, of the Public Records of Miami-Dade County, Florida.
     PARCEL 4:
     Tract “B-2”, of ACC-WEST REPLAT, according to the Plat thereof, recorded in Plat Book 146, at Page 29, of the Public Records of Miami-Dade County, Florida.
     PARCEL 4-A:
     TOGETHER WITH that certain Driveway Easement created pursuant to Driveway Easement Agreement dated September 5, 1996, filed September 11, 1996, in Official Records Book 17348, at Page 3797.
     PARCEL 4-B:
     TOGETHER WITH Reciprocal Easement for Ingress and Egress created pursuant to Road Easement and Drainage Easement dated January 30, 1992, filed February 11, 1992, in Official Records Book 15382, page 2352.
     PARCEL 4-C:
     Together with a non-exclusive right, privilege and easement for access over and across the driveway only, legally described and depicted as set forth in Exhibit “C” of that certain Access Easement Agreement filed
Schedule A to Exhibit K — Page 1

February 11, 1992, in Official Records Book 15382, page 2371, as amended by Amendment to Access Easement Agreement filed June 19, 1996, in Official Records Book 17245, page 1450.
     PARCEL 5:
     Tract “A”, of ACC-WEST, according to the Plat thereof, recorded in Plat Book 144, at Page 29, Public Records of Miami-Dade County, Florida.
     PARCEL 5-A:
     Together with that certain Driveway Easement created pursuant to Driveway Easement Agreement dated September 5, 1996, filed September 11, 1996, in Official Records Book 17348, page 3797.
     PARCEL 5-B:
     TOGETHER WITH that certain Road Easement and Drainage Easement created pursuant to Road Easement and Drainage Easement Agreement dated January 30, 1992, filed February 11, 1992, in Official Records Book 15382, at Page 2352.
     PARCEL 6:
     Tract B-1, of ACC-WEST REPLAT, according to the Plat thereof, recorded in Plat Book 146, at Page 29, Public Records of Miami-Dade County, Florida.
     PARCEL 6-A:
     Together with a non-exclusive right, privilege and easement for access over and across the driveway only, legally described and depicted as set forth in Exhibit “C” of that certain Access Easement Agreement filed February 11, 1992, in Official Records Book 15382, page 2371, as amended by Amendment to Access Easement Agreement filed June 19, 1996, in Official Records Book 17245, page 1450.
Schedule A to Exhibit K — Page 2

EXHIBIT L
SATELLITE DISH AGREEMENT
     THIS SATELLITE DISH AGREEMENT made and entered into this                      day of                                         , 2006 (the “Effective Date”) by and between HINES REIT AIRPORT CORPORATE CENTER LLC (hereinafter referred to as the “Landlord”) and NCL (BAHAMAS) LTD. D/B/A NORWEGIAN CRUISE LINE (hereinafter referred to as “Tenant”)
WITNESSETH:
     WHEREAS, Landlord and Tenant are parties, in such respective capacities, under that certain Office Lease Agreement dated December 1, 2006 (the “Lease”) for office space on the                                          floor the (“Leased Premises”) of the office building located at                      Corporate Center Drive, Miami, Florida (hereinafter referred to as the “Building”).
     WHEREAS, Tenant has requested that Landlord allow the installation of certain satellite dishes on or about the Building and the Landlord is agreeable to entering into this instrument, whereby a license relative thereto would be granted but only on the terms and conditions hereinafter set forth.
     NOW THEREFORE, for and in consideration of the sum of TEN AND NO/100 ($10.00) DOLLARS and other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged by Landlord and Tenant, Landlord and Tenant hereby agree as follows:
     1. License for Satellite Dishes.
          (a) Subject to the terms hereof, the Landlord hereby grants to the Tenant (and Tenant hereby accepts) a revocable license (the “License”) to install four Satellite Dishes (as defined below) and Facilities (also defined below) as such installation is described herein, and to maintain, operate and repair same and, at the conclusion of the License, to remove same from the Building, all to be at the Tenant’s sole cost and expense. Tenant agrees to pay, relative to the License, a monthly license fee of $ NONE plus sales tax due thereon, which shall be due and payable at the same time and in the same manner as the Base Rental is due and payable under the Lease, and which shall not be subject to any counterclaim, set off or deduction by Tenant. The monthly license fee shall constitute Additional Rental under the Lease and shall be subject to increase on an annual basis in Landlord’s reasonable discretion.
          (b) The term of the License shall be coterminous with the term of the Lease, so that unless earlier terminated as provided hereunder, the License will terminate automatically and without need of any further writing, upon the expiration or earlier termination of the Lease.
          (c) The “Satellite Dishes” consists of satellite receiving and transmitting dish antennae, as specified in Schedule 1 attached to and made a part hereof. The Landlord shall determine the location of the Satellite Dishes, and the location of the Facilities, all in its sole discretion. The plans and specifications for installation of the Satellite Dishes and the Facilities, including, among other things, the proposed mounting method, the location and point of entry to the Building, and the cable route, conduits and type information, shall in every instance be subject to the Landlord’s prior written approval, in its reasonable discretion. The Satellite Dishes shall include a non-penetrating building mount. The point of entry of the cable that is part of the Satellite Dishes shall be at such point as the Landlord shall determine in its reasonable judgment.
     The Tenant hereby acknowledges and agrees that the Satellite Dishes (including all components thereof) and the Facilities are the property of the Tenant. Provided however that at the expiration or earlier termination of the Lease or the License, of the Satellite Dishes or any portion thereof of any of the Facilities are not removed from the Property by or at the direction of the Tenant within ten (10) days following said expiration or termination, same shall be deemed abandoned by the Tenant and, at the Landlord’s option, may be claimed as the property of the
Exhibit L — Page 1

Landlord, free of all claims of the Tenant. Tenant acknowledges and agrees that the Satellite Dishes and all components thereof, and all of the Facilities are owned free and clear by the Tenant and that no liens or encumbrances shall be permitted relative to the Satellite Dishes or any portion thereof or the Facilities, at any time during the term of the Lease.
          (d) The Satellite Dishes and the Facilities shall be installed by the employees, agents or contractors of the Tenant, only in accordance with plans and specifications that shall have been previously approved by Landlord. Landlord agrees that it will reasonably cooperate with Tenant in connection with the installation of the Satellite Dishes and Facilities and the performance of any work required in connection therewith and the submission of any materials to governmental entities as may be required for any permits or other approvals necessary with respects thereto; provided, however, that Tenant shall promptly reimburse Landlord for all costs and expenses incurred by Landlord in connection with any of the said activities. The Tenant agrees to immediately remove or cause to be removed, and all mechanic’s lien(s) which are in any way related to the installation, maintenance, operation, and/or removal of the Satellite Dishes and/or the Facilities, all at Tenant’s sole cost and expense, within thirty (30) days after any such liens(s) encumber the Building or any portion thereof.
          (e) Upon reasonable prior notice to the Landlord, Landlord will permit Tenant reasonable access to the approved location of the Satellite Dishes and the Facilities, as needed, to install, maintain, operate and/or remove the Satellite Dishes and the Facilities.
          (f) Landlord may request that Tenant relocate the Satellite Dishes and/or the Facilities. Tenant will cooperate with Landlord to identify an alternate location on, or about, the Building which will comply with Landlord’s requirements and applicable governmental requirements and will provide to the extent reasonably possible, adequate reception for the Satellite Dishes, it being hereby understood that Landlord makes no warranties or representations as to the adequacy of such reception or otherwise, hereunder. If Landlord were to make a discretionary request to relocate the Satellite Dishes or the Facilities, then all expenses incurred in relocating the Satellite Dishes or the Facilities pursuant to this Paragraph shall be borne by Landlord. If a relocation request from the Landlord is made as a result of governmental requirements, then Tenant shall bear all costs of such relocation. Landlord will endeavor to provide Tenant with reasonable access to such alternate location.
          (g) Tenant agrees (and will insure) that the Satellite Dishes, and all related facilities, equipment, conduits and materials (all, collectively “Facilities”) will be installed in accordance with all applicable local and building rules of construction and codes. Tenant shall at all times maintain the Satellite Dishes and the Facilities in good order and repair and Tenant shall be responsible for any and all costs and expenses incurred in connection with such repairs to the Satellite Dishes and/or the Facilities, including without limitation, the installed conduits running from the Satellite Dishes to the Premises, Tenant’s installation, repair, maintenance and operation of the Satellite Dishes and The Facilities shall be subject to and performed in accordance with all terms and conditions of the Lease, as well as applicable governmental codes, laws, rules, regulations and/or ordinances in effect from time to time. Tenant shall be entitled, in connection with the installation and use of the Satellite Dishes, to run conduits (of a type approved in writing by the Landlord) from the Satellite Dishes to the Leased Premises, in order to connect Tenant’s related equipment in the Leased Premises to the Satellite Dishes. Tenant shall be required to pay the actual cost of any and all electricity, maintenance and operation costs (and any and all other costs and expenses) required or incurred in connection with the Satellite Dishes and/or any related Facilities.
          (h) If access to the Satellite Dishes or Facilities is impeded or in the event existing communications equipment within the Building interferes with the Satellite Dishes or Facilities, Landlord and Tenant agree to identify a new location for the Satellite Dishes and Facilities satisfactory to Landlord and the Satellite Dishes and Facilities will be relocated thereto. Such relocation will be at Tenant’s sole cost and expense.
          (i) Tenant hereby agrees that it will (and hereby does) indemnify, protect, defend and hold Landlord harmless from and against any claims, liabilities, judgments, costs or expenses (including, without limitation, all costs of litigation and attorney’s fees and expenses) arising out of, or related to property damage or personal injury caused by the Satellite Dishes, the Facilities and/or any and all activities of Tenant, its employees, agents and/or contractors in installing, maintaining, operating, servicing and/or removing the Satellite Dishes and/or Facilities. This subsection (i) shall survive any termination of the License and/or the Lease as amended hereby.
Exhibit L — Page 2

          (j) Tenant agrees not to interfere with the operation of other existing tenant’s business or with the communications equipment of other existing tenants within the Building. The Satellite Dishes and Facilities may not be used in any fashion which would cause any inference in the [Building’s Master Televising Distribution/Receiving System and Electronic Date Processing Operation] or any other antennae, radio systems or microwave dishes on, adjacent to, at the Building currently installed.
          (k) Should the Tenant ever remove or relocate the Satellite Dishes and/or Facilities, the Tenant will restore the Building to its condition prior to the placement of the Satellite Dishes and Facilities on the Building, reasonable wear and tear, however, Tenant shall not be obligated to remove the Initial Cabling (as such term is define in the Lease). Upon its vacation of the Leased Premises, or upon termination or expiration of the Lease, Tenant agrees that this paragraph (k) shall survive. Tenant shall, at its sole cost and expense, remove the Satellite Dishes and Facilities and restore the Building in accordance with the terms of this paragraph.
          (l) Tenant shall be responsible for obtaining all necessary permits and approvals from the FCC and from all other governmental agencies and/or political subdivisions having jurisdiction over installation, maintenance, operation, repair, and/or removal of the Satellite Dishes and Facilities. Copies of all permits and approvals shall be submitted to the Landlord once they are obtained.
          (m) This License shall inure to the benefit of, and be binding upon the parties hereto and their respective successors and approved assigns. Nothing in this Agreement shall prohibit or restrict Landlord from assigning its interests under the Lease.
          (n) The Landlord makes no representations whatsoever regarding the suitability or adequacy of the Building or any portion thereof relative to the installation, maintenance, operation repair and/or removal of the Satellite Dishes or Facilities, Landlord specifically disclaims any and all warranties, expressed or implied, relative thereto. The Tenant acknowledges and agrees that the portions of the Building that may be subject to the License, are accepted by the Tenant in an “AS IS WHERE IS “condition.
          (o) This Agreement sets forth the entire agreement between the parties with respect to the License. There have been no additional oral or written representations or agreements relative thereto.
     2. In case of any inconsistency between the provisions of the Lease and this Agreement, the terms of the Lease shall govern and control. Under no circumstances shall this Agreement be deemed to grant any rights to Tenant not specifically provided herein.
     3. The parties hereto represent and warrant that each has the authority to enter into this Agreement and that the signatories hereto are authorized representatives of the Landlord and Tenant respectively.
Exhibit L — Page 3

     IN WITNESS WHEREOF, the parties hereto have executed and sealed this Lease as of the date aforesaid.

LANDLORD:

HINES REIT AIRPORT CORPORATE CENTER LLC, a Delaware limited liability company or its affiliate

	By:	HINES REIT PROPERTIES, L.P., a Delaware limited partnership Its Sole Member

		By:	HINES REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation Its General Partner
Witnesses:
By:

Print Name				Frank Apollo Its Chief Accounting Officer

Print Name

TENANT: NCL (BAHAMAS) LTD. D/B/A NORWEGIAN CRUISE LINE, a Bermuda company
Witnesses:
By:

Print Name	Name:

Title:

Print Name

Exhibit L — Page 4

SCHEDULE 1
SATELLITE RECEIVING AND TRANSMITTING DISH ANTENNAE
Schedule 1 to Exhibit L

EXHIBIT M
GUARANTY
     This Guaranty (“Guaranty”) is entered into as of the 27th day of November, 2006, by and between NCL CORPORATION LTD., a Bermuda corporation (the “Guarantor”), for the benefit of HINES REIT AIRPORT CORPORATE CENTER LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without being defined herein shall have the meaning ascribed to such terms in the Lease (as hereinafter defined).
W I T N E S S E T H:
RECITALS
     Landlord has entered into that certain Office Lease Agreement (together with all renewals and extensions thereof and any amendments and modifications thereto, the “Lease”), of even date herewith, with NCL (BAHAMAS) LTD., a Bermuda company, d/b/a NORWEGIAN CRUISE LINE (“Tenant”).
     NOW, THEREFORE, in consideration of the premises and of other valuable consideration and to induce the Landlord to execute the Lease, Guarantor hereby agrees with the Landlord as follows:
AGREEMENTS
     1. Guarantor unconditionally guarantees to Landlord: (a) the full and punctual payment when due (whether by acceleration or otherwise) of all Rental and court costs, reasonable attorneys’ fees and other costs incurred by Landlord in enforcing the Lease (to the extent permitted by the Lease) and (b) all other obligations and liabilities of Tenant under the Lease. The obligations discussed in (a) and (b) above are herein referred to as the “Lease Obligations.” The liability of the Guarantor hereunder shall be primary and direct. The failure to insist upon strict or timely performance by Landlord pursuant to the Lease shall not release the Guarantor from Guarantor’s obligations hereunder. Until all of the Lease Obligations have been fully satisfied and until all of the terms, covenants, and conditions of this Guaranty are fully performed, the Guarantor shall not be released by any act or thing which might, but for this provision of this Guaranty, be deemed a legal or equitable discharge of a surety or by reason of any waiver, extension, modification, forbearance or delay by any party, or the failure to proceed promptly or otherwise by reason of any further obligation or agreement between the Landlord and any other party. Following payment of all sums payable and performance of all obligations by Tenant under the Lease, Guarantor shall be released from liability hereunder. Although such release shall be automatic and self-operative, upon Guarantor’s request, Landlord shall execute a termination agreement in form and substance reasonably acceptable to Guarantor.
     2. Guarantor absolutely and unconditionally covenants and agrees that if Tenant does not or is unable to perform the Lease Obligations for any reason, including, without limitation, liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of or other similar proceedings affecting the status, composition, identity, existence, assets or obligations of the Tenant, Guarantor shall, following written demand therefor by Landlord, cause prompt performance of the Lease Obligations pursuant to the Lease and no such occurrence shall in any way affect Guarantor’s obligations hereunder.
     3. Tenant and Landlord may, without the consent of Guarantor and without affecting this Guaranty, at any time and from time to time: (a) amend any provision of the Lease, including any change in the provisions affecting the Lease Obligations, (whether increasing or decreasing Tenant’s responsibility or liability) including change orders or (b) make any agreement with the Tenant for the extension, payment, compromise, discharge or release of any obligation under the Lease, or for any modification of the terms of the Lease, without notice to or the consent of the Guarantor, and the guaranties herein made by the Guarantor shall not be impaired or affected by any of the foregoing.
Exhibit M — Page 1

     4. If Guarantor shall make any payments under this Guaranty, or perform any of the Lease Obligations pursuant to this Guaranty, Guarantor shall, to the extent of such payments, be subrogated to the rights and remedies of the Landlord against the Tenant under the Lease; provided, however, that any such rights of subrogation shall at all times be subordinate to Landlord’s rights against Tenant under the Lease and Guarantor shall not be entitled to enforce or receive payment thereof until all sums owing to the Landlord pursuant to the Lease have been paid.
     5. Guarantor expressly agrees that the validity of this Guaranty and its obligations hereunder shall in no way be terminated, affected, or impaired by reason of the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord by the Lease or otherwise at law or in equity as a result of Tenant’s breach of any of its obligations under the Lease. Guarantor further covenants and agrees that this Guaranty and the full liability of Guarantor hereunder shall remain and continue in full force and effect notwithstanding the occurrence of any one (1) or more of the following events (whether or not Guarantor shall have received any notice or consented to such transaction): (i) any event described in Section 3 of this Guaranty; (ii) any assignment or transfer by Landlord permitted under the Lease; (iii) any assignment or transfer by Tenant permitted under the Lease; (iv) any dissolution or liquidation of Landlord or Landlord; or (v) any failure or delay by Landlord to exercise any remedy or right as to Landlord or Guarantor; (vi) any defect or deficiency in the Lease; or (vii) the fact that Tenant may be a party to any merger, consolidation or reorganization; if Tenant is a disappearing party in any such merger, consolidation or reorganization, then Guarantor shall nevertheless remain primarily liable for the performance of the Lease Obligations under the Lease.
     6. Guarantor further agrees that as to any right of action which shall accrue to Landlord under the Lease, Landlord may, at its option (without the need for any notice to Guarantor), proceed against Tenant alone (without having made any prior demand upon Guarantor or having commenced any action against Guarantor or having obtained or having attempted to satisfy any judgment against Guarantor) or proceed against Guarantor and Tenant jointly and severally or may proceed against Guarantor alone (without having made any prior demand upon Tenant or having commenced any action against Tenant or having obtained or having attempted to satisfy any judgment against Tenant). With the exception only of the defense of prior performance by Tenant of all of the Lease Obligations, all defenses of the law, guaranty, indemnification, suretyship, including without limitation, substantive defenses and procedural defenses are hereby waived and released by Guarantor.
     7. Without limiting any of the provisions of this Guaranty, Guarantor waives all defenses of a surety at law or in equity, including, without limitation, any rights of a surety to insist upon a creditor first exhausting all remedies against the primary obligor of a debt or other collateral securing the debt.
     8. Guarantor hereby represents and warrants the following to Landlord as of the date hereof:
          (a) Guarantor and Tenant are companies affiliated by common ownership and this Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor.
          (b) Guarantor is familiar with, and has independently reviewed the books and records regarding the financial condition of Tenant; provided, however, Guarantor is not relying on such financial condition or collateral as an inducement to enter into this Guaranty.
          (c) Guarantor has adequate means to obtain from Tenant on a continuing basis information concerning the financial condition of Tenant and Guarantor is not relying on Landlord to provide such information to Guarantor either now or in the future.
          (d) Guarantor has the power and authority to execute, deliver and perform this Guaranty and any other agreements executed by Guarantor contemporaneously herewith, and the execution, delivery and performance of this Guaranty and any other agreements executed by Guarantor contemporaneously herewith do not and will not violate (i) any agreement or instrument to which Guarantor is a party, or (ii) any law, rule, regulation or order of any governmental authority to which Guarantor is subject.
          (e) Neither Landlord nor any other party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.
Exhibit M — Page 2

          (f) The financial statements and other financial information regarding Guarantor heretofore and hereafter delivered to Landlord are and shall be true and correct in all material respects and fairly present the financial position of Guarantor as of the dates thereof, and no material adverse change has occurred in the financial condition of Guarantor reflected in the financial statements and other financial information regarding Guarantor heretofore delivered to Landlord since the date of the last statement thereof.
          (g) As of the date hereof, and after giving effect to this Guaranty and the obligations evidenced hereby, (i) Guarantor is and will be solvent, (ii) the fair saleable value of Guarantor’s assets exceeds and will continue to exceed its liabilities (both fixed and contingent), and (iii) Guarantor is and will continue to be able to pay its debts as they mature.
     9. If Landlord or Guarantor initiate any action to enforce its rights under this Guaranty or the terms hereof, the prevailing party shall be entitled to collect from the other party all reasonable or customary costs and expenses, including, without limitation, all reasonable attorneys’ fees at trial and all levels of appeal incurred by the prevailing party in connection with the administration, enforcement and/or collection of this Guaranty. This covenant shall survive the termination of the Lease.
     10. If any payment by Tenant to Landlord is held to constitute a preference under the bankruptcy laws and Landlord is required to refund such payment and actually refunds such payment, such payment by Tenant to Landlord shall not constitute a release of Guarantor from any liability hereunder, but Guarantor agrees to pay such amount to Landlord upon demand and this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.
     11. If any or all of the Lease Obligations are now or hereafter secured in whole or in part, Landlord may, from time to time, at its discretion and with or without valuable consideration, allow substitution or withdrawal of collateral or release all or any part of such security, without notice or consent by Guarantor, and without in any way impairing, diminishing, or releasing the liability of Guarantor hereunder.
     12. The rights of Landlord are cumulative and shall not be exhausted by its exercise of any of its rights hereunder or otherwise against Guarantor or by any number of successive actions until and unless all Lease Obligations have been satisfied.
     13. Failure by Landlord to insist upon strict performance or observance of any of the terms, provisions, or covenants of the Lease or to exercise any right therein contained shall not be construed as a waiver or relinquishment of any such term, provision, covenant, or right, but the same shall continue and remain in full force and effect, unless expressly waived, in writing, by Landlord.
     14. The remedies of Landlord hereunder are limited to those remedies available to Landlord under the Lease, including those remedies available at law or in equity, together with the costs and expenses of enforcement hereof as described in Paragraph 9 above, if applicable.
BINDING EFFECT; NOTICE; MISCELLANEOUS
     1. This Guaranty is and shall be deemed to be entered into and pursuant to the internal, local laws of the State of Florida (excluding any conflicts of law provisions) and shall in all respects be governed, construed, applied and enforced in accordance with the laws of such state.
     2. All documents to be delivered and all notices which shall or may be given hereunder shall be in writing, sent by (a) personal delivery, (b) overnight courier or delivery service with proof of delivery, (c) United States mail, postage prepaid, return receipt requested, or (d) telecopy (provided that such telecopy is confirmed by mail in the manner previously described), addressed to the parties as follows:

Exhibit M - Page 3

If to Guarantor:
NCL Corporation
7665 Airport Corporate Center Drive
Miami, Florida 33126
Attn:   George Chesney
Tel:     (305) 436-4701
Fax:
With a copy to:
NCL Corporation
7665 Airport Corporate Center Drive
Miami, Florida 33126
Attn:   General Counsel
Tel:     (305) 436-4397
Fax:     (305) 436-4117
If to Landlord:
Hines REIT Airport Corporate Center LLC or its affiliate
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056
Attn:   Mr. Charles Hazen
Tel:     (713) 966-2608
Fax:     (713)—966-2636
Hines Interests Limited Partnership
Five Ravinia Drive
Atlanta, Georgia 30346
Attn:   Mr. Michael T. Harrison
Tel:     (770) 206-5300
Fax:     (770) 206-5325
Hines Interests Limited Partnership
7300 Corporate Center Drive, Suite 100
Miami, Florida 33126
Attn:   Property Manager
Tel:     (305) 468-8200
Fax:     (305) 468-8201
Hines Interests Limited Partnership
70 West Madison, Suite 440
Chicago, Illinois 60602
Attn:   Mr. C. Kevin Shannahan
Tel:     (312) 419-4900
Fax:     (312) 346-4180
With a copy to:
Tew Cardenas LLP
Four Seasons Tower, 15th Floor
1441 Brickell Avenue
Miami, Florida 33131
Attn:   Brian P. Tague, Esq.
Tel:     (305) 536-8480

Exhibit M - Page 4

Fax:     (305) 536-1116
provided, however, that any party may change its address by written notice thereof to the other party sent in accordance with the provisions hereunder, which change of address shall be effective ten (10) business days following receipt of such written notice. All such notices shall be deemed to have been given upon receipt (or refusal of service). All payments shall be given or made upon such other party by wire transfer or hand delivery at the addresses set forth above or such other address as hereafter provided by either party to the other party in the manner described above.
     3. This Guaranty shall inure to the benefit of the Landlord and its respective successors and assigns under the Lease and shall be binding upon the successors and assigns of the Guarantor.
     4. If any provision of this Guaranty is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, shall not impair or invalidate the remainder of this Guaranty and the effect thereof shall be confined to the provision held to be illegal, invalid or unenforceable.
     5. No modification or amendment of any provision of this Guaranty, nor consent to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing and signed by an officer of Landlord, and then shall be effective only in the specific instance and for the purpose for which given.
     6. The execution and delivery of this Guaranty by Guarantor to Landlord has served as a material inducement to Landlord to itself execute and deliver the Lease; but for the execution and delivery of this Guaranty by Guarantor, Landlord would not have executed and delivered the Lease.
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Exhibit M - Page 5

     EXECUTED as of the date first set forth above.

GUARANTOR:

NCL CORPORATION LTD., a Bermuda corporation

By:	/s/ Colin Veitch
Name:	Colin Veitch
Title:	President & CEO

Exhibit M - Page 6

EXHIBIT N
JANITORIAL / CLEANING
SCOPE OF SERVICES
OFFICE AREAS & RETAIL SUITES
     Services performed nightly:
-	Empty and clean (when necessary) all waste receptacles. Transport waste to the loading dock via the freight elevator. Replace all liners nightly. Adhere to recycling program as specified by the Property Manager

-	Hand dust or wipe clean with damp or treated cloth all horizontal surfaces, desks, chairs, files etc. Do not rearrange materials on desks.

-	Clean and sanitize drinking fountains, follow with stainless steel cleaner as needed taking care not to leave any oily residue.

-	Spot clean all windows and partition glass.

-	Vacuum all carpet areas. Broom sweep all area rugs. (Do not pull vacuum cords around corners.) Edges should be either swept or vacuumed with appropriate edge cleaning tool, as required.

-	Remove all finger marks and smudges from all vertical surfaces taking care not to mar material finishes.

-	Dust mop and spot clean all tiled areas.

-	Damp wash and wipe dry all plastic or formica desk tops.

-	Sweep internal stairways and vacuum, if carpeted. Dust handrails and vertical surfaces.
     Services performed as necessary or in the frequency as stated:
-	Damp mop floors where spillage occurred or dirt tracked in.

-	Spot clean carpet areas.

-	Dust light fixtures — no less than annually.

-	Vacuum/dust all perimeter slot diffusers on an annual basis.

-	Clean all air vent grills.

-	Wash windowsills.

-	Dust fire extinguishers/fire extinguisher cabinets.

-	Dust all doors.

-	Spot clean door frames.

Exhibit N - Page 1

RESTROOMS
     Services performed nightly:
-	Empty and clean (when necessary) all waste receptacles transport waste paper and rubbish to the loading dock. Replace all liners nightly.

-	Wash and disinfect all basins, urinals and bowls using nonabrasive cleaners to remove stains and clean undersides of rim on urinals and bowls. Wash both sides of toilet seats.

-	Clean all mirrors, bright work and enameled surfaces.

-	Damp wipe all partitions, tile walls, doors and outside surfaces of all dispensers and receptacles. Damp wipe all lavatory tops and remove water spots from wall surfaces next to dispensers/receptacles. Spot clean around light fixtures.

-	Clean flushometers, piping and other metal. Do not leave an oily finish.

-	Fill toilet tissue, soap, towel and sanitary napkin dispensers. Do not place any extra supplies on top of dispenser or counter top. Do not install adjacent rolls of toilet paper in opposite direction.

-	Sweep, wet mop and thoroughly rinse floor. Clean all corners and edges to prevent dirt buildup. Do not leave standing water on the floor. Dump at least one gallon of water down restroom floor drain and wipe clean drain grill.

-	Spot clean door frames as necessary.

-	Clean and sanitize mouths of all trashcans and sanitary dispensers.
     Services performed as necessary or in the frequency stated:
-	Scrub all floors at least monthly...intent is to prevent buildup of dirt in grout.

-	Thoroughly wash all partitions at least monthly.

-	Dust all walls at least quarterly.

-	Wash all walls at least annually.

-	Clean light fixtures at least annually.

-	Clean air vent grills and louvers at least quarterly.

-	Clean soap dispensers.
It is the intention to keep the restrooms thoroughly clean and not to use a disinfectant or deodorant to kill odor. Disinfectants must be odorless. Use of abrasive cleaners or products that may damage any surface are not permitted.
ELEVATORS
     Services performed nightly:
-	Spot clean walls taking care not to damage any special surfaces.

-	Dust or damp wipe metal finishes and return panels.

-	Clean and polish all thresholds.

-	Clean edges and vacuum carpet floors.

-	Tiles surfaces: sweep & damp mop. Do not use excessive water.

-	Spot clean hall side of doors, frame and hall call stations.

-	Service elevators — sweep and damp mop floors.
     Services performed, as necessary:
-	Dust ceiling.

-	Wash hall side of doors and frame.

-	Dust woodwork.

-	Clean/wash/shampoo mats.
LOBBY

Exhibit N - Page 2

     Services performed nightly:
-	Damp mop tile surfaces. Do not use excessive water.

-	Clean all edges and corners.

-	Clean glass doors.

-	Clean and polish all transoms, metal doors, door frames, etc.

-	Dust fixtures, furnishings and other horizontal surfaces.

-	Clean pay phones.

-	Spot clean fingerprints off directory board. Dust interior panels.

-	Clean surfaces of security console.

-	Spot clean all walls.
     Services performed as necessary or in the frequency stated:
-	Dust or wash wall surfaces as appropriate.

-	Dust woodwork.

-	Clean all air diffusers/grills.
COMMON AREAS (including back retail hallway, smoking lounge and mailroom)
     Services performed nightly:
-	Sweep/vacuum/damp mop as indicated by type of flooring. — Spot clean carpet

-	Spot clean walls

-	Remove any clearly marked trash and debris

-	Clean and sanitize drinking fountains, follow with stainless steel cleaner, as needed, taking care not to leave any oily residue.

-	Spray wipe exterior finish of elevator call fixtures. — Mailroom

-	Remove fingerprints and smudges from mailboxes, overnight delivery drop boxes, countertops, signs etc.
     Services performed as necessary or in the frequency stated:
-	Dust all suite entrance doors, apply oil to wood doors no less than annually.
BUILDING STAIRWAYS AND LANDINGS
     Services performed as necessary or in the frequency as stated:
-	Police for trash. — Sweep/spot mop no less than weekly.

-	Spray clean handrails.

-	Dust light fixtures — not less than quarterly.

-	Remove fingerprints and smudges from doors and door frames.

-	Clean/wash transoms high and low.

Exhibit N - Page 3

FREIGHT ELEVATOR VESTIBULES
     Services performed nightly:
-	Sweep and damp mop nightly.

-	Clean/wash transoms high and low.

-	Clean prints and marks from doors.

-	Spray wipe exterior finish of elevator call fixtures.

-	Spot clean walls.

-	Clean elevator entrance frames.
JANITORIAL STAGING AREAS
     Services performed as necessary or in the frequency stated:
-	Maintain all janitorial areas in a clean, neat and orderly condition at all times.

-	Maintain office and staging area in same fashion as tenant office areas

-	Keep all paper supplies on pallets.

-	Utilize shelving for chemicals.

-	Re-stage brooms, mops and other equipment on a wall hanger at the end of a shift.
LOADING DOCK
     Services performed nightly:
-	Place all trash and debris in compactor.

-	Sweep dock area. Spot clean spills. Damp mop dock area weekly.

-	Clean and polish ash urn — replace sand as necessary.
SIDEWALKS
     Service performed nightly:
-	Police for trash — all areas including planting beds and along curb.

-	Straighten furniture.

-	Remove gum
ALLAREAS
Upon completion of nightly duties, the floor supervisors will insure that all areas have been cleaned and left in a neat and orderly condition, all lights have been turned off, and all areas properly secured. Supervisors will be responsible for completing a Nightly Supervisor Checklist which details any problems encountered during the course of cleaning either the tenant space of public areas.
Landlord shall contract for pest extermination services as provided to Comparable Buildings but if such services are required as a result of Tenant’s failure to comply with the Building Rules and Regulations, as these may be modified from time to time, or result from Tenant’s food service operations, Tenant shall be responsible for all costs incurred in connection therewith.

Exhibit N - Page 4

DAY STAFF RESPONSIBILITIES WILL INCLUDE BUT ARE NOT LIMITED TO:
-	Re-stock men’s and women’s restrooms twice daily. Wipe down and clean all lavatory tops and fixtures. Patrol restrooms, removing paper/trash on floor. Report problems to Property Management Office.

-	Remove all smudges and fingerprints from metal surfaces of interior cab.

-	Constantly survey the lobby, common areas and sidewalk to insure cleanliness. Clean up spills. Spot mop as required. Remove fingerprints from door glass and metal surfaces at least three (3) times daily. Clean trash from tree grates and planters.

-	Clean exterior entrance glass and entrance doors at least three (3) times daily.

-	Patrol loading dock hallway, loading dock area, mailroom, and other backstage areas for trash at least two (2) times daily.

-	Perform all special cleaning needs of individual tenants as authorized by the Property Manager.

-	Perform all specific duties as detailed in the job description and any others as requested from time to time by the property management staff.

-	Maintain paper supply inventory for submittal to Property Manager. - Patrol smoking areas for trash. Empty ash urns. Vacuum as necessary throughout the day.

-	Keep parking signage, monument signage and exterior lights through the office park wiped down as needed.

-	Keep compactor(s) clean and free of standing trash. Call for trash and compactor pick-up as necessary.

Note:	Janitorial specifications are subject to change from time to time but any changes will not result in services below that of Comparable Buildings.

Exhibit N - Page 5

FIRST AMENDMENT
TO AIRPORT CORPORATE CENTER OFFICE LEASE
     THIS FIRST AMENDMENT TO AIRPORT CORPORATE CENTER LEASE AGREEMENT (“First Amendment”) in made on the 27th day of November, 2006, by and between HINES REIT AIRPORT CORPORATE CENTER LLC, a Delaware limited Liability company (“Landlord”), and NCL (BAHAMAS) LTD., a Bermuda company D/B/A NORWEGIAN CRUISE LINE (”Tenant”).
     A. Landlord and Tenant entered into that certain Airport Corporate Center Office Lease Agreement dated December 1, 2006 (the “Lease”), under which Tenant lease 208,737 Rentable Square Feet (the “Existing Premises” consisting of (A) 125, 806 Rentable Square Feet in the building known as 7665 Corporate Center Drive (N.W. 19th Street), Miami, Florida (“Building 11”), and (B) 82,931 Rentable Square Feet in the building known as 7650 Corporate Center Drive (N.W. 19th Street, Miami, Florida (“Building 10”).
     B. Landlord and Tenant desire to enter into this First Amendment for the purposes of modifying the terms of the Lease and for the other purposes set forth herein.
TERMS
     NOW THEREFORW, for Ten Dollars ($10.00) and for covenants and conditions of this First Amendment, the receipt and sufficiency of which are acknowledged, Landlord and Tenant agree as follows:
     1. Recitals. The foregoing recitals are correct and are incorporated herein by this reference.
     2. Terms. All capitalized terms herein but not defined shall have the meaning ascribed to them in the Lease.
     3. Building 10 Third Floor Premises. The Existing Premises include the space designated as Suite 301 containing 2,321 rentable square feet, and located on the third (3rd) floor of Building 10 (the “Building 10 Third Floor Premises”). The Building 10 Third Floor Premises are currently leased by another tenant (the “Existing Tenant”) under a lease that expires on March 31, 2007 (the “Existing Lease Expiration Date”). Tenant is currently subleasing and occupying the Building 10 Third Floor Premises. Landlord is engaged in negotiations with the Existing Tenant to terminate such lease with respect to Building 10 Third Floor Premises simultaneously with Tenant’s termination of the sublease. If, however, the Existing Tenant does not terminate the Building 10 Third Floor Premises on or before December 1, 2006, then the Commencement Date under the lease shall be delayed only with respect to Building 10 Third Floor Premises until such time as the termination or expiration of the Lease and sublease has occurred.

     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first written above.

TENANT:
NCL (BAHAMAS) LTD., a Bermuda company D/B/A NORWEGIAN CRUISE LINE
Witness: /s/ James Travers Print Name: James Travers	By: /s/ Mark E. Warren Name: Mark E. Warren
/s/ George Chesney Print Name: George Chesney	Title: Executive Vice President & General Counsel
LANDLORD:
HINES REIT AIRPORT CORPORATE CENTER LLC, a Delaware limited liability company or its affiliate
By: HINES REIT PROPERTIES, L.P.,
INVESTMENT TRUST, INC., a Maryland corporation Its Sole Member
By: HINES REAL ESTATE
INVESTMENT TRUST, INC., Its General Partner
Witness: /s/ David Steinback Print Name: David Steinback	By: /s/ Frank Apollo Name: Frank Apollo Its: Chief Accounting Officer

/s/ Todd Haines Print Name: Todd Haines